As filed with the Securities and Exchange Commission on December 31, 1998.
                                                      Registration No. 333-47801

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                            ------------------------

                                 AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        ADVANTAGE MARKETING SYSTEMS, INC.
                 (Name of small business issuer in its charter)


            OKLAHOMA                         7319                  73-1323256
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


2601 NORTHWEST EXPRESSWAY, SUITE 1210W     JOHN W. HAIL, CHIEF EXECUTIVE OFFICER
  OKLAHOMA CITY, OKLAHOMA 73112-7293        ADVANTAGE MARKETING SYSTEMS, INC.
          (405) 842-0131                  2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                                             OKLAHOMA CITY, OKLAHOMA 73112-7293
(Address and telephone number,                        (405) 842-0131
including area code, of registrant's        (Name, address and telephone number,
    principal executive offices)                    of agent for service)
                            ------------------------
                                   Copies To:

                             MICHAEL E. DUNN, ESQ.
                             DUNN SWAN & CUNNINGHAM
                              2800 OKLAHOMA TOWER
                                210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604
                           TELEPHONE: (405) 235-8318
                           FACSIMILE: (405) 235-9605
                            ------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION, DATED DECEMBER 31, 1998                       PROSPECTUS


                        ADVANTAGE MARKETING SYSTEMS, INC.

                        5,000,000 PARTICIPATION INTERESTS

                     ADVANTAGE MARKETING SYSTEMS, INC. 1998
                         DISTRIBUTOR STOCK PURCHASE PLAN


         Advantage Marketing Systems, Inc. (the "Company") hereby offers 5,000,000 interests ("Participation Interests") in the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan (the "Plan") to the distributors of the Company's products and services ("Eligible Persons"). An Eligible Person electing to participate in the Plan (a "Participant") will be entitled through purchase of the Participation Interests to purchase in the open market through the Plan shares of Common Stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferrable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests will become the Participants' contributions to the Plan which will be used to purchase the Common Stock and will not be placed into escrow pending purchase of the Common Stock. Other than an annual service fee of $5.00 per Participant and a transaction fee of $1.25 per month, the Company will not receive any proceeds from the purchase of the Common Stock by the Plan. See "Description of Plan." The offering price of each Participation Interest is $1.00, and each Eligible Person is required initially to purchase a minimum of 25 Participation Interests upon electing to participate in the Plan. There is no minimum amount of sales of Participation Interests required.



         The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "AMSO" and is listed on the Boston Stock Exchange and traded under the symbol "AMM." On December 31, 1998, the closing sale price of the Common Stock on the Nasdaq SmallCap Market was $2.00. The public offering price of the Participation Interests has been determined by the Company. See "Plan of Distribution."

                            ------------------------
           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS," BEGINNING AT PAGE 8.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================
                                                                      UNDERWRITING
                                               PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                PUBLIC                 COMMISSIONS                COMPANY(1)
--------------------------------------------------------------------------------------------------------------------
Per Participation Interest..............         $1.00                     $--                      $1.00
--------------------------------------------------------------------------------------------------------------------
Total...................................      $5,000,000                   $--                    $5,000,000
====================================================================================================================

(1) Before deducting offering expenses payable by the Company estimated to be $90,000. The Proceeds to Company will be contributed to the Plan for the account of the Participants to be used to pay the Company certain fees and for the purchase of Common Stock in the open market. See "Use of Proceeds."

                     THE DATE OF THIS PROSPECTUS IS             , 1998.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; the ability of the Company to implement its business and acquisition strategies; changes in the network marketing industry and changes in consumer preferences; competition; availability of key personnel; increasing operating costs; unsuccessful advertising and promotional efforts; changes in brand awareness; acceptance of new product offerings; and changes in, or the failure to comply with, government regulations (especially food and drug laws and regulations); the ability of the Company to obtain financing for future acquisitions; and other factors. See "Risk Factors."

         Chambre-Registered Trademark-, Spark of Life-Registered Trademark-, Young at Heart-Registered Trademark-, Co-Clenz-Registered Trademark-, Stay 'N Shape-Registered Trademark-, Sine-eze-Registered Trademark- and
ToppFast-Registered Trademark- are registered trademarks of the Company, and Choc-Quilizer-TM- is a trademark of Tinos, L.L.C.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS." ALL REFERENCES IN THIS PROSPECTUS TO FISCAL YEARS ARE TO THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31 OF EACH YEAR. EFFECTIVE DECEMBER 11, 1995, ADVANTAGE MARKETING SYSTEMS, INC. (FORMERLY PACIFIC COAST INTERNATIONAL, INC.), A DELAWARE CORPORATION AND THE FORMER PARENT OF THE COMPANY, MERGED WITH THE COMPANY. THE COMPANY, AN OKLAHOMA CORPORATION WHICH SUBSEQUENTLY CHANGED ITS NAME FROM "AMS, INC." TO "ADVANTAGE MARKETING SYSTEMS, INC.," WAS THE SURVIVING CORPORATION. THE COMPANY EXPANDED ITS NETWORK MARKETING ORGANIZATION WITH THE ACQUISITION OF MIRACLE MOUNTAIN INTERNATIONAL, INC. ON MAY 31, 1996 (THE "MMI ACQUISITION"), CHAMBRE INTERNATIONAL, INC. ON JANUARY 31, 1997 (THE "CII ACQUISITION"), AND THE ACQUISITION OF THE ASSETS OF STAY 'N SHAPE INTERNATIONAL, INC., SOLUTION PRODUCTS INTERNATIONAL, INC., NATION OF WINNERS, INC., AND NOW INTERNATIONAL, INC. ON APRIL 16, 1997 (THE "SNSI ASSET PURCHASE"). SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--GENERAL." UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY INCLUDE ITS FORMER PARENT, ADVANTAGE MARKETING SYSTEMS, INC. AND ITS CURRENT SUBSIDIARIES. FURTHERMORE, EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS REFLECTS A ONE-FOR-EIGHT REVERSE SPLIT OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK ON OCTOBER 29, 1996, AND ASSUMES THAT (I) THE OUTSTANDING STOCK OPTIONS AND WARRANTS OF THE COMPANY EXERCISABLE FOR THE PURCHASE OF COMMON STOCK ARE NOT EXERCISED AND
(II) NO ADDITIONAL SHARES OF COMMON STOCK WILL BE ISSUED IN CONNECTION WITH THE SNSI ASSET PURCHASE.

                                   THE COMPANY

         Advantage Marketing Systems, Inc. (the "Company") markets a product line consisting of approximately 103 products in three categories; weight management, dietary supplement and personal care products through a network marketing organization in which independent distributors purchase products for resale to retail customers as well as for their own personal use. The number of the Company's active distributors has increased from approximately 10,600 at December 31, 1996, and 20,400 at December 31, 1997 to approximately 32,700 at September 30, 1998. An "active" distributor is one who purchased $50 or more of the Company's products within the preceding 12 months.

         The distributors in the Company's network are encouraged to recruit interested people to become new distributors of the Company's products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to by the Company as being in that distributor's "downline" organization. The Company's marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors generate income by purchasing the Company's products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization. See "Business--Network Marketing".

         The Company's growth strategy is to expand its product line and network of independent distributors to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attract new distributors. Since 1995, the Company has introduced eight new products to its product line in the weight management and dietary supplement categories. Through the Chambre' International, Inc. ("CII") Acquisition, in 1997, the Company added 68 products to its product line in the personal care category and six products to its product line in the dietary supplement category. Through the Stay 'N Shape International, Inc. ("SNSI") Asset Purchase which was consummated on April 16, 1997, the Company added 38 products to its product line in the weight management and dietary supplement categories and one product to its product line in the personal care category. During 1998, the Company introduced ToppFast and Dial A Doc. In connection with the 1996 Miracle Mountain, Inc. ("MMI") Acquisition, the CII Acquisition and the SNSI Asset Purchase, the Company acquired approximately 1,690, 2,100 and 3,000 additional distributors, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business- -Growth Strategy".

         On an ongoing basis management reviews the Company's product line for duplication and sales movement and makes adjustments accordingly. As of September 30, 1998, the Company's product line consists of (i) seven weight management products, (ii) 29 dietary supplement products, (iii) 67 personal care products consisting primarily of cosmetic and skin care products and
(iv) Dial A Doc. The Company's products are manufactured by various manufacturers pursuant to formulations developed for the Company and are sold to the Company's independent distributors located in all 50 states and the District of Columbia. The Company also sells its personal care products to distributors in Greece who do not use the Company's network marketing system. See "Business-- Products".

         The Company markets products that it believes will fulfill the needs of its distributors and their customers, and assist its distributors in building their own distributor organization. The Company offers individuals the opportunity to start a home-based business without the significant start-up costs and other difficulties usually associated with new business ventures. The Company provides new product development, marketing tools, support services, product warehousing, distribution and essential record-keeping functions for its distributors. The Company also provides other support programs to its distributors, including regular teleconferences, regional seminars, and product and sales training.

         The Company's principal executive offices are located at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293 and its telephone number is (405) 842-0131. The Company's site on the World Wide Web on the Internet is located at http:www.amsonline.com.

                                      THE OFFERING

Securities Offered........... 5,000,000 interests ("Participation Interests") in the Advantage Marketing Systems, Inc. 1998
                              Distributor Stock Purchase Plan (the "Plan") offered to the distributors of the Company's products and services ("Eligible Persons"). An Eligible Person electing to participate in the Plan (a "Participant") will be entitled through purchase of the Participation Interests to purchase in the open market through the Plan shares of Common Stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferrable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests will become the Participants' contributions to the Plan which will be used to purchase the Common Stock and will not be placed into escrow pending such purchase. The is no minimum amount of sales of Participation Interests required. See "Description of Plan."


Common Stock outstanding..... 4,145,533 shares as of the date of this
                              Prospectus, assuming no exercise of the Company's 1,495,000 Redeemable Common Stock Purchase Warrants, 130,000 warrants (each exercisable for the purchase of one share of Common Stock and one Redeemable Common Stock Purchase Warrant which is also exercisable for the purchase of one share of Common Stock) sold to certain underwriters of the Company's recent stock offerings (the "Underwriters' Warrants"), 337,211 outstanding 1997-A Warrants, 1,132,983 outstanding stock options and other warrants (see "Description of Securities--Redeemable Common Stock Purchase Warrants," "--1997-A Warrants" and "--Other Options and Warrants"), and does not include 1,125,000 shares of Common Stock reserved for issuance pursuant to the Advantage Marketing Systems, Inc. 1995 Stock Option Plan (the "Stock Option Plan") under which options granted for the purchase of

                              464,089 shares are outstanding (see
                              "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase"). As of the date of this Prospectus, the aggregate number of shares of Common Stock that may be issued upon exercise of outstanding stock options and warrants is 3,720,533. See "Risk Factors--Outstanding Stock Options and Warrants."


Estimated net proceeds....... $5,000,000 assuming sale of the Participation
                              Interests in full. Estimated offering expenses of $90,000 will be paid by the Company and will not reduce the Participants' contributions to the Plan. However, the Company will receive from the estimated net proceeds annual service fees of $5.00 per Participant (the "Annual Service Fees") and monthly transaction fees of $1.25 per Participant (the "Transaction Fees") from which the Company may recoup the estimated offering expenses at least in part. See "Use of Proceeds" and "Description of Plan."

Use of proceeds.............. The proceeds received by the Company from this offering will be contributed to the Plan for the accounts of the Participants to be used to pay the Company the Annual Service Fees and Transaction Fees of $5.00 and $1.25 per Participant, respectively, and for the purchase of the Company's issued and outstanding Common Stock in the open market. The Annual Service Fees and monthly Transaction Fees to be received by the Company will be used to reimburse the Company for the offering expenses of this offering and cost of administering the Plan. See "Use of Proceeds."

Nasdaq SmallCap symbol....... Common Stock....................  AMSO
Boston Exchange symbol....... Common Stock....................  AMM

SUMMARY FINANCIAL AND OPERATING INFORMATION

         The following table sets forth summary historical financial and operating information of the Company for the nine months ended September 30, 1998 and 1997 and the fiscal years ended December 31, 1997 and 1996. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial and operating information for the nine months ended September 30, 1998 and 1997, is derived from the unaudited condensed consolidated financial statements of the Company appearing elsewhere in this Prospectus which, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The financial and operating information for the fiscal years ended December 31, 1997 and 1996 is derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The following information should be read in conjunction with the consolidated financial statements and the related notes thereto of the Company, and other information relating to the Company presented elsewhere in this Prospectus. The statements of operations data for any particular period are not necessarily indicative of the results of operations for any future period. The Company expanded its network marketing organization with the acquisition of Miracle Mountain International, Inc. on May 31, 1996, Chambre International, Inc. on January 31, 1997, and the acquisition of the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. on April 16, 1997. As a result of such acquisitions, the statements of operations data for the nine months ended September 30, 1998 and the year ended December 31, 1998, may not be comparable to the same period in the preceding year or the preceding year. For the pro forma effect of such acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Note 9. Acquisitions of the audited consolidated financial statements of the Company as of and for each of the three years ended December 31, 1997, appearing elsewhere in this Prospectus.



                                                           FOR THE NINE MONTHS            FOR THE YEARS ENDED
                                                            ENDED SEPTEMBER 30,                DECEMBER 31,
                                                        ----------------------------    ----------------------------
                                                            1998           1997            1997            1996
                                                        ------------    ------------    -----------     ------------

STATEMENTS OF OPERATIONS DATA:
Net sales............................................    $9,500,936      $7,635,321     $10,192,227      $6,155,073
Gross profit.........................................     3,237,161       2,162,502       2,920,567       1,889,168
Income from operations...............................       565,829         204,747         127,688         327,415
Income before income taxes...........................       397,197         213,860         189,722         325,544
Tax (expense) benefit................................      (150,776)        (81,377)        (59,696)        499,613
Net income...........................................    $  246,421      $  132,483     $   130,026      $  825,157

Weighted average common
   shares outstanding(1).............................     4,201,954       2,489,450       2,751,771       2,135,097
Net income per common share - Basic..................    $     0.06      $     0.05     $      0.05      $     0.39
Weighted average common shares outstanding -
  assuming dilution..................................     4,538,783       3,443,266       3,762,642       3,203,485
Net income per common share - assuming dilution......    $     0.05      $     0.04     $      0.04      $     0.26

OPERATING DATA:
Number of active distributors........................        32,700          19,000          20,400          10,600
Sales per active distributor(2)......................           $32             $45             $41             $53
Total number of products offered(3)..................           103             131             101              28

CASH FLOW DATA:
Net cash provided (used) by operating activities.....    $1,229,836     $  (217,277)   $   (118,587)     $  426,421
Net cash provided (used) by investing  activities....      (880,055)     (1,553,469)     (1,692,055)       (136,937)
Net cash provided (used) by financing activities.....      (544,635)      1,958,229       7,416,349        (232,002)



                                                                        SEPTEMBER 30,            DECEMBER 31,
                                                                      --------------    ----------------------------
                                                                          1998              1997            1996
                                                                      ---------------   -----------       ----------
BALANCE SHEET DATA:
Current assets.....................................................      $7,178,815     $ 6,999,364       $ 655,243
Working capital ...................................................       5,750,711       6,143,041          16,353
Total assets.......................................................      10,758,623      10,336,306       1,790,341
Short-term debt....................................................         113,355         145,105          76,204
Long-term debt.....................................................         214,696         303,588         230,022
Stockholders' equity ..............................................       9,115,823       9,176,395         921,429
------------------------


(1) Without giving effect to and assuming no exercise of the 1,495,000 outstanding Redeemable Common Stock Purchase Warrants, 130,000 Underwriters' Warrants, the 337,211 outstanding 1997-A Warrants, 1,215,733 outstanding stock options and other warrants (see "Description of Securities--Redeemable Common Stock Purchase Warrants," "--1997-A Warrants" and "--Other Options and Warrants"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan under which options granted for the purchase of 220,044 shares are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").

(2) Monthly sales per active distributor for the period presented is computed using a simple average.

(3) Exclusive of variations in product size, colors or similar variations of the Company's basic product line.

                                  RISK FACTORS

         PURCHASE OF PARTICIPATION INTERESTS OFFERED HEREBY AND PURCHASE OF THE COMMON STOCK THROUGH PARTICIPATION IN THE PLAN INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED WHEN EVALUATING THE PURCHASE OF THE PARTICIPATION INTERESTS OFFERED HEREBY AND INVESTMENT IN THE COMMON STOCK THROUGH THE PLAN.

RISKS RELATED TO THE COMPANY


         DEPENDENCE ON DISTRIBUTORS. The Company's success and growth depend upon its ability to attract, retain and motivate its network of independent distributors who market the Company's products. Distributors are independent contractors who purchase products directly from the Company for resale and their own use. Distributors typically offer and sell the Company's products on a part-time basis and may engage in other business activities, including the sale of products offered by competitors of the Company. Typically, the Company has non-exclusive arrangements with its distributors which may be canceled at will and contain no minimum purchase requirements on the part of each distributor. While the Company encourages distributors to focus on the purchase and sale of the Company's products, distributors may give higher priority to other products, reducing their efforts devoted to marketing the Company's products. Furthermore, the Company's ability to attract and retain distributors could be negatively affected by adverse publicity relating to the Company, its products or its operations. In addition, as a result of the Company's network marketing system, the distributor downline organizations headed by a relatively small number of key distributors are responsible for a significant percentage of total sales. The loss of a significant number of distributors, including any key distributors, for any reason, could adversely affect the Company's sales and operating results, and could impair the Company's ability to attract new distributors. There can be no assurance that the Company's network marketing program will continue to be successful or that the Company will be able to retain or expand its current network of independent distributors. See "Business--Network Marketing."

     GOVERNMENT REGULATION. The Company and its operations are subject to and affected by laws, regulations, administrative determinations, court decisions and similar constraints at the federal, state and local levels and the laws and regulations of foreign countries in which the Company's products are or may be sold. See "Business--Regulation."

         PRODUCTS. The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by a number of governmental agencies, the most active of which is the Food and Drug Administration (the "FDA"), which regulates the Company's products under the Federal Food, Drug, and Cosmetic Act (the "FDCA") and regulations promulgated thereunder. The Company's products are also subject to regulation by the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA"), and the Environmental Protection Agency (the "EPA"). The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 (the "NLEA") and the Dietary Supplement Health and Education Act of 1994 (the "DSHEA"). The Company's products are generally classified and regulated as dietary supplements under the FDCA, as amended, and therefore are not subject to pre-market approval by the FDA. However, these products are subject to extensive labeling regulation by the FDA. Moreover, if the FDA determines, on the basis of labeling or advertising claims by the Company, that the "intended use" of any of the Company's products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the FDA can regulate those products as drugs and require pre-market clearance for safety and effectiveness.


         On April 10, 1996, the FDA issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements. On June 4, 1997, the FDA proposed a regulation that will, if it becomes effective as proposed, significantly limit the ability of the Company to sell dietary supplements that contain ephedrine, including the Company's AM-300. For the nine months ended September 30, 1998 and the year ended December 31, 1997, AM-300 represented 45.3 percent and 29.5 percent of the Company's net sales, respectively. The proposed regulation was subject to comment until December 2, 1997. The proposed regulation will become effective 180 days following issuance of the final regulation by publication in the Federal Register. Several trade organizations in the dietary supplement industry have commented on the proposed regulation, requesting substantial modifications. As of the date of this Prospectus, the Company cannot predict whether the FDA will make any material changes to the proposed regulation.



         The labeling requirements for dietary supplements have been set forth, in a final rule issued by the FDA on September 23, 1997, and effective with respect to labels affixed to containers beginning after March 23, 1999. These final regulations include how to declare nutrient content information, and the proper detail and format required for the "Supplemental Facts" box. The new labeling regulations will require the Company to revise a substantial number of its labels at an undetermined, but likely immaterial, expense to the Company. Some of the Company's product labels are being revised now to be in compliance with the new regulations in advance of March 23, 1999.


         In addition, on April 29, 1998 the FDA published a proposed rule offering guidance and providing limitations on permissible structure/function statements (claims as to the benefit or effect of a product or an ingredient on the body's structure or function) to be placed on labels and in brochures. Comments on this proposed rule were due by August 27, 1998. The Company anticipates that at least 80 percent of the rule as proposed will become final, but this new regulation will not significantly change the way that the FDA currently interprets structure/function statements. Thus, the Company does not expect to make any substantial label revisions based on any new regulation as to structure/function statements.


         Many states have also recently become active in the regulation of dietary supplement products and may require the Company to modify the labeling or formulation of certain products sold in those states. Furthermore; several states either regulate or are considering regulating ephedrine-containing products as controlled substances or are prohibiting the sale of such products by persons other than licensed pharmacists.

         Consequently, there is a risk that AM-300 may become subject to further federal, state, local or foreign laws or regulations. These laws or regulations could require the Company to (i) withdraw or reformulate its AM-300 product with reduced ephedrine levels or with a substitute for ephedrine, (ii) relabel its product with different warnings or revised directions for use, or (iii) not make certain statements, possibly including weight loss claims, with respect to any product containing ephedrine. While the Company believes that AM-300 could be reformulated and relabeled, there can be no assurance in that regard or that reformulation and relabeling would not have an adverse effect on sales of such product or related products within the Company's product line even though such products do not contain ephedra or ephedrine.

         The Ephedra Research Foundation (the "Foundation") has contracted with a consulting firm to carry out a clinical study concerning the safety of ephedrine when ingested in combination with caffeine as a dietary supplement. This study is currently being conducted at two sites, Beth Israel-Deaconess Medical Center in Boston, affiliated with Harvard Medical School, and St. Luke's-Roosevelt Hospital in New York City, affiliated with Columbia University. Final results of the study are expected no later than March 1, 1999. See "--Dependence on AM-300" and "Business--Regulation--Products."

         PRODUCT CLAIMS AND ADVERTISING. The FTC and certain states regulate advertising, product claims, and other consumer matters, including advertising of the Company's products. In the past several years the FTC has instituted enforcement actions against several dietary supplement companies for false or deceptive advertising of certain products. In addition, the FTC has increased its scrutiny of the use of testimonials, such as those utilized by the Company. There can be no assurance that the FTC will not question the Company's past or future advertising or other operations. Moreover, there can be no assurance that a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations. Furthermore, the Company's distributors and their customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from distributors, consumers or others, including actions resulting in entries of consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in the Company's method of doing business. A complaint because of a practice of one distributor, whether or not that practice was authorized by the Company, could result in an order affecting some or all distributors in a particular state, and an order in one state could influence courts or government agencies in other states. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on the Company. See "Business--Regulation--Product Claims and Advertising."

         NETWORK MARKETING SYSTEM. The Company's network marketing system is subject to a number of federal and state laws and regulations administered by the FTC and various state agencies, including without limitation securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within the network marketing system is based on sales of the Company's products, rather than investment in the Company or other non-retail sales related criteria. The compensation structure of a network marketing organization is very complex, and compliance with all of the applicable regulations and laws is uncertain in light of evolving interpretations of existing laws and regulations as well as the enactment of new laws and regulations pertaining in general to network marketing organizations and product distribution.

         The Company has not obtained any no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of the Company's operations, and the Company is not relying on an opinion of counsel to such effect. The Company accordingly is subject to the risk that its network marketing system could be found to be in noncompliance with applicable laws and regulations, which could have a material adverse effect on the Company. See "Business--Network Marketing." Such a decision could require the Company to modify its network marketing system, result in negative publicity, or have a negative effect on distributor morale and loyalty. In addition, the Company's network marketing system will be subject to regulations in foreign markets administered by foreign agencies should the Company expand its network marketing organization into such markets.

         CIVIL LITIGATION BY DISTRIBUTORS. The Company is subject to the risk of challenges to the legality of its network marketing organization by the Company's distributors, both individually and as a class, based on claims that the Company's network marketing program is operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Generally, an illegal pyramid scheme is a marketing scheme that promotes "inventory loading" (I.E., distributors' purchases of large quantities of non-returnable inventory to obtain the full amount of compensation available under the network marketing program) and does not encourage retail sales of the products and services to ultimate consumers. In the event of challenges to the legality of its network marketing organization by the Company's distributors, there is no assurance that the Company would be able to demonstrate that its network marketing policies were enforced and that the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers. Proceedings resulting from these claims could result in significant defense costs, settlement payments or judgments, and could have a material adverse effect on the Company. A competitor of the Company, Nutrition for Life International, Inc. ("NFLI"), a multi-level seller of personal care and nutritional supplements, recently announced that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. NFLI agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors and certain purchasers of its stock.

         The Company believes that its marketing program is significantly different from the program allegedly promoted by NFLI and that the Company's marketing program is not in violation of anti-pyramid laws or regulations. However, there can be no assurance that claims similar to the claims brought against NFLI and other multi-level marketing organizations will not be made against the Company, or that the Company would prevail in the event any such claims were made. Furthermore, even if the Company were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect the Company's operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect the Company's sales and ability to attract and retain distributors. See "Business--Regulation--Network Marketing System."


         DEPENDENCE ON AM-300. A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product, which contains an ephedra herb concentrate containing naturally occurring ephedrine. The Company's net sales of AM-300 represented approximately 45.3 percent, 29.5 percent, and 39.1 percent of net sales for the nine months ended September 30, 1998 and for fiscal years 1997 and 1996, respectively. In the event the recently proposed FDA regulation related to products containing ephedrine is issued as a final rule, or such products become subject to further federal, state or local laws and regulations, the Company could be required to (i) withdraw or reformulate its AM-300 product, (ii) relabel such product, or (iii) not make certain statements, possibly including weight management claims, with respect to such product. Any such event could have a material adverse effect upon sales and results of operations of the Company.
See "--Government Regulation--Products," "Management's Discussion and
Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Products" and "--Regulation--Products."


         COMPETITION. The Company is subject to significant competition in recruiting distributors from other network marketing organizations, including those that market weight management, dietary supplement and personal care products, as well as other types of products. Most of the Company's competitors are substantially larger, offer a greater variety of products and have considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive bonus plan and other incentives. There can be no assurance that the Company's programs for recruitment and retention of distributors will be successful.

         In addition, the business of distributing and marketing weight management, dietary supplements, and personal care products is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete for the business of consumers. The Company competes with other providers of such products, especially retail outlets, based upon convenience of purchase, price and immediate availability of the purchased product. For the most part, the Company's competitors offering comparable products are substantially larger and have available considerably greater financial resources than the Company. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products at competitive prices. See "Business--Competition."

         PRODUCT INTRODUCTION, OBSOLESCENCE AND MARKETING. The introduction by the Company or its competitors of new weight management, nutritional supplement and personal care products offering increased functionality or enhanced results may render existing products obsolete and unmarketable. Therefore, the Company's ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in the Company's ability to grow and remain competitive and profitable. In addition, the nature and mix of the products offered by the Company are important factors in attracting and maintaining the Company's network of independent distributors, which consequently affects demand for the Company's products. Although the Company seeks to introduce additional products each year, the success of new products is subject to a number of conditions, including customer acceptance. There can be no assurance that the Company's efforts to develop innovative new products will be successful, that customers will accept new products or that the Company will obtain required regulatory approvals of such new products. In addition, no assurance can be given that new products currently experiencing strong popularity and rapid growth will maintain their sales over time. In the event the Company is unable to successfully increase the product mix and maintain competitive product replacements or enhancements in a timely manner in response to the introduction of new products, competitive or otherwise, the Company's sales and earnings will be materially and adversely affected. See "Business--Products" and "--Network Marketing."


         PRODUCT LIABILITY. The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits on this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the

Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company. See "Business--Products--Product Procurement and Distribution."


         DEPENDENCE ON KEY PERSONNEL. The Company's growth and future success depends in part on the continued availability of certain key management personnel, including John W. Hail, founder, Chief Executive Officer and Chairman of the Board of the Company, and Roger P. Baresel, President, Chief Financial Officer and a director of the Company. The Company does not maintain life insurance covering the executive officers of the Company. The Company's continued growth and profitability also depends in part on its ability to attract and retain other management personnel. Although historically the Company has not had any difficulty in attracting and retaining management personnel, there can be no assurance that it will continue to be able to do so in the future. See "Business--Network Marketing" and "Management--Directors and Executive Officers."

         MANAGEMENT OF GROWTH. The Company has experienced substantial growth in sales, operations, personnel and the number of distributors, which has challenged and will continue to challenge the Company's management and operating resources. Continued growth will require the Company to increase its sales and marketing, support, and administrative personnel, to increase distributor training and support capabilities and to expand information management systems. There can be no assurance that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfactorily support its distributors. If the Company's management were to be unable to manage growth effectively, the Company's sales and earnings could be materially adversely affected. See "Business--Growth Strategy."

         DEPENDENCE ON THIRD-PARTY MANUFACTURERS. Substantially all of the products offered and distributed by the Company are manufactured by third-party manufacturers pursuant to product formulations developed for the Company. The Company does not have any written contracts with any of its suppliers or manufacturers or commitments from any of its suppliers or manufacturers to continue to sell products to the Company. A substantial portion of the products purchased by the Company have been supplied by Chemins Company, Inc. ("Chemins") , which is a privately held corporation with no affiliation with the Company. The Company believes that its relationship with Chemins is satisfactory; however, there can be no assurance that Chemins will continue to be a reliable supplier to the Company. The Company does not have long-term supply agreements with Chemins or any other vendor; however, the Company customarily enters into contracts with such third-party manufacturers to establish the terms and conditions of product purchases. Accordingly, there is a risk that any of the Company's suppliers or manufacturers could discontinue selling their products to the Company for any reason. In the event any of the third-party manufacturers were to become unable or unwilling to continue to provide the products in required volumes, the Company would be required to identify and obtain acceptable replacement manufacturing sources, and no assurance can be given that any alternative manufacturing sources would become available to the Company on a timely basis. See "Business--Products--Product Procurement and Distribution."

         EFFECT OF UNFAVORABLE PUBLICITY. The Company believes the weight management and dietary supplement products market is affected by national media attention regarding the consumption of such products. There can be no assurance that future scientific research or publicity will not be unfavorable to the weight management and dietary supplement markets or any particular product, or be inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on the operations of the Company. Because of the Company's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of the Company's products, or any similar products distributed by other companies, could have a material adverse effect on the Company. Such adverse publicity could arise even if the adverse effects associated with such products result from failure to consume such products as directed. In addition, the Company may not be able to counter the effects of negative publicity concerning the efficacy of its products.

         ABSENCE OF CLINICAL STUDIES. Although many of the ingredients in the Company's products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of the Company's products contain ingredients, such as chromium picolinate, shark cartilage, proanthocyanidins, citrin and colloidal minerals, as to which there is little history of human consumption. Accordingly, no assurance can be given that the Company's products, even when used as directed, will have the effects intended. Although the Company takes steps to ensure that the formulation and production of its products are safe when consumed as directed, generally the Company has not sponsored clinical studies on the long-term effect of human consumption. See "--Effect of Unfavorable Publicity," and "--Product Liability, and "Business--Regulation--Products."

         NON-SPECIFIC ACQUISITION STRATEGY. The Company's business plan includes expansion and diversification of the Company's network marketing organization and products through the acquisition of companies engaged in network marketing. In addition to financial demands, the Company's acquisitions may have adverse consequences, including the diversion of management's attention to the assimilation of the acquired companies or assets; adverse effects on the Company's results of operations, such as the amortization of acquired intangible assets; and the possibility that the acquired company or assets will not contribute to the Company's business, cash flows and profitability as expected. See "Business--Growth Strategy."

RISKS OF THE OFFERING

         DOLLAR COST AVERAGING. Through regularly contributing to the Plan by purchase of the Participation Interests, even in small increments, a Participant may minimize or maximize the adverse effects of volatile changes in the price of the Company's Common Stock. As a fixed amount of money is regularly invested over a long period of time, purchases are made at varying prices as the market price for the Common Stock fluctuates. Over time, if a uniform number of shares of stock were purchased each period, the average cost paid per share will usually be less during lengthy periods of market price appreciation, thus minimizing the effect of market price fluctuations. Alternatively, during lengthy periods of market price depreciation, the average cost paid per share will be usually higher, thus maximizing the effect of market price fluctuations. There can be no assurance that the average cost paid per share of Common Stock acquired by a Participant through the Plan will be less than the market price of the Common Stock at any particular time or that a Participant's investment in the Common Stock through participation in the Plan will in whole or in part not be lost due to a number of factors including declining market price of the Common Stock and general market conditions. Accordingly, there is no assurance that a Participant's investment in the Common Stock through the Plan will result in any profit or that a loss will not occur.

         STOCK PRICE, SALES AND EARNINGS VOLATILITY. The Participation Interests are nontransferable and accordingly a market will not develop for the Participation Interests. However, the Common Stock to be purchased by the Plan on behalf of purchasers of the Participation Interests is currently included on the Nasdaq SmallCap Market and listed on the Boston Stock Exchange. Historically the market for the Common Stock has been limited and subject to low trading volume. There can be no assurance that an active trading market will be maintained for the Common Stock at all times. See "Price Range of Common Stock and Dividends." The Company's sales and earnings and, consequently, the market price of the Common Stock may be subject to significant potential volatility based upon, among other things, the adverse effect of non-compliance with applicable governmental regulations; the negative effect of changes in or interpretations of regulations that may limit or restrict the sale of certain of the Company's products; the operation of its network marketing organization; the expansion of its operations into new markets; the recruitment and retention of distributors; the inability of the Company to introduce new products or the introduction of new products by the Company's competitors; general conditions in the weight management, dietary supplement, and personal care products industries; and consumer perceptions of the Company's products and operations. In particular, because the Company's products are ingested by consumers or applied to their bodies, the Company is highly dependent upon consumers' perception of the safety and quality of the products marketed by the Company. As a result, substantial negative publicity concerning one or more of the Company's products, especially the weight management and dietary supplement products, could adversely affect the Company's sales and earnings as well as the market price of the Common Stock.

         Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. Volatility in the market price of a company's securities sometimes results in the filing of class action lawsuits seeking compensation for alleged securities law violations. There can be no assurance that such litigation will not occur in the future against the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business and results of operations. Any adverse determination in such litigation also could subject the Company to significant liabilities.

         ACCUMULATED DEFICIT. At September 30, 1998, the Company had an accumulated deficit of $683,718 representing accumulated losses from operations prior to 1994. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There is no assurance that future operating results will eliminate such deficit or that additional losses from operations will not be sustained by the Company, resulting in further increase of such accumulated deficit.

         DELISTING OF COMMON STOCK; PENNY STOCK TRADING RULES. The Common Stock is included on the Nasdaq SmallCap Market and is listed on the Boston Stock Exchange. The continued inclusion and listing of the Common Stock on the Nasdaq SmallCap Market and the Boston Stock Exchange is subject to certain conditions, generally including the Common Stock having a certain minimum sale price per share, the Company having certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares of Common Stock. In the event such minimum requirements for inclusion and listing are not met, the Common Stock will be delisted and will no longer be included on the Nasdaq SmallCap Market or the Boston Stock Exchange. In such event, the Common Stock would then be traded in the over-the-counter market and may become subject to the "penny stock" trading rules. See "Price Range of Common Stock and Dividend Policy--Penny Stock Trading Rules." The over-the-counter market is characterized as volatile in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times price (bid and asked) information for such securities may not be available. In addition, when there are only one or two market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces and the bid and asked quotations of securities traded in the over-the-counter market may not be reliable.

         PENNY STOCK TRADING RULES. In the event the Common Stock is delisted and no longer included on the Nasdaq SmallCap Market or on the Boston Stock Exchange, the Common Stock may become subject to the "penny stock" trading rules. The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including determination of the purchaser's investment suitability, delivery of certain information and disclosures to the purchaser, and receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction. In addition, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event the Common Stock becomes subject to the penny stock trading rules, such rules may materially limit or restrict the ability of a holder to resell such equity securities, and the liquidity typically associated with other publicly traded equity securities may not exist. See "Price Range of Common Stock and Dividend Policy--Penny Stock Trading Rules."

         POTENTIAL LIABILITY ARISING FROM POSSIBLE RESCISSION RIGHTS OF CERTAIN SHAREHOLDERS. In 1990, the Company established the AMS Distributor Stock Pool (the "Pool") under which the Company's independent distributors were permitted to participate on a voluntary basis and make contributions to the Pool and, from such contributions, the administrator of the Pool purchased on a monthly basis the Company's Common Stock in the over-the-counter market. All purchase transactions were executed and effected through a registered broker-dealer. In September 1995, the Oklahoma Department of Securities initiated an investigation of the Company and the activities of the Pool. During October 1997, the Company ceased accepting additional contributions to the Pool and effecting purchase transactions in Common Stock. As of December 31, 1997, the Pool held approximately 245,000 shares of Common Stock. On November 4, 1997, without admitting or denying violations of the Oklahoma Securities Act, the Company and certain of its officers and directors entered into an agreement with the Administrator of the Oklahoma Department of Securities in settlement of the investigation without any action being taken against the Company and its officers and directors. See "Business--Litigation."

         The agreement with the Administrator of the Oklahoma Department of Securities does not preclude the rights of Pool participants from asserting claims seeking and possibly obtaining recovery of their contributions to the

Pool, plus statutory interest; however, such claims are subject to applicable state and federal statutes of limitation which may effectively eliminate a portion of such claims. It is the position of the Company that its administration of the Pool did not constitute the offer and sale of a security under federal and state securities law; however, there can be no assurance that a court would find that the Company's administration of the Pool did not constitute the offer and sale of a security under either or both federal and state securities laws. Even if the Company were successful in defending any securities law claims, the assertion of such claims against the Company could result in costly litigation and diversion of effort by the Company's management. In addition, the Securities and Exchange Commission and state securities regulators pursue enforcement action against the Company and its officers and directors with respect to any violations of the federal securities laws that may have occurred. There can be no assurance that claims asserting violations of federal and state securities laws will not be asserted by any of the participants in the Pool or that such participants will not prevail against the Company in the assertion of such claims, compelling the Company to repurchase from such participants their shares of Common Stock and pay statutory interest, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         OUTSTANDING STOCK OPTIONS AND WARRANTS. As of the date of this Prospectus, there are (i) 1,495,000 outstanding Redeemable Common Stock Purchase Warrants, each exercisable to purchase one share of Common Stock at an exercise price of $3.40 on or before November 6, 2002, (ii) 337,211 outstanding 1997-A Warrants, each exercisable to purchase one share of Common Stock at an exercise price of $3.40 on or before November 6, 2002, (iii) 130,000 outstanding Underwriters' Warrants, each exercisable to purchase one share of Common Stock and one Redeemable Common Stock Purchase Warrant (which is also exercisable for the purchase of one share of Common Stock) at an aggregate exercise price of $5.40 after November 6, 1998, and on or before November 6, 2002, (iv) 464,089 outstanding stock options granted under the Advantage Marketing Systems, Inc. 1995 Stock Option Plan, each exercisable to purchase one share of Common Stock at an exercise price of $2.00 to $2.70 per share, and (v) 1,132,983 outstanding stock options and other warrants, each exercisable to purchase one share of Common Stock at an exercise price of $1.60 to $3.60 per share during periods that expire in December 1998 through May 2007. Assuming and giving effect to the exercise of the outstanding 1,597,072 stock options and warrants (other than the Redeemable Common Stock Purchase Warrants, the 1997-A Warrants and Underwriters' Warrants) issued and outstanding as of the date of this Prospectus, the current shareholders would experience immediate increase, on a net tangible book value basis, of $0.13 per share of Common Stock. During the term of the outstanding warrants and stock options, the holders are given the opportunity to profit from a rise in the market price of the Common Stock. Exercise of such warrants and stock options may dilute the net book value per share of outstanding Common Stock at the time of exercise and may be dilutive on an earnings per share basis, which may adversely affect the trading price of the Common Stock. The existence of the warrants and stock options may adversely affect the terms on which the Company may obtain additional equity financing. Furthermore, the holders are likely to exercise the warrants and stock options at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such stock options and warrants. See "Description of Securities-- Redeemable Common Stock Purchase Warrants," "--1997-A Warrants" and "--Other Stock Options and Warrants," "Management--Stock Option Plan" and "Shares Eligible for Future Sale--Lock-Up Agreements" and "--State Imposed Escrow and Lock-In Arrangements."


         COMMON STOCK ELIGIBLE FOR FUTURE SALE. Sales or availability for sale of substantial amounts of shares of the Company's Common Stock in the public market at any time could adversely affect the market price of the Common Stock and, consequently, the Company's ability to raise additional capital. As of the date of this Prospectus, the Company has 4,145,533 shares of Common Stock outstanding, of which 3,665,328 shares are eligible for sale without regard to volume or other limitations pursuant to Rule 144 ("Rule 144") promulgated by the Commission under the 1933 Act, except to the extent held by an "affiliate" of the Company as that term is defined under Rule 144. Furthermore, there are 26,281 shares of the Company's outstanding Common Stock which are "restricted securities" that may in the future be sold in compliance with Rule 144 and that are not subject to the lock-up, escrow and lock-in agreements discussed below.


         The Company's executive officers and directors, pursuant to certain agreements covering in the aggregate 580,533 shares of Common Stock and options and warrants for the purchase of 675,000 shares of Common Stock, have agreed not to sell or otherwise dispose of such shares for the period ended November 6, 1998, or such options, warrants or shares of Common Stock and all other securities issuable upon exercise of such options or warrants for a period ending November 6, 1999. In addition 381,544 of such shares of Common Stock and 660,000 of such options and warrants, as well as those held by certain shareholders of the Company, are subject to certain escrow and lock-in arrangements required by the Oklahoma Department of Securities for a period ending November 6, 2000. Under such arrangements, the executive officers, directors and such shareholders are not permitted to sell or otherwise dispose of such shares of Common Stock, stock options, warrants and all other securities issuable upon exercise of such option or warrants during such period. See "Security Ownership of Certain Beneficial Owners and Management" and "Shares Eligible for Future Sale--Lock-Up Agreements" and "--State Imposed Escrow and Lock-In Arrangements."

         ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and Bylaws and the provisions of the Oklahoma General Corporation Act may make it difficult to effect a change in control of the Company and replace incumbent management. The Certificate of Incorporation authorizes the issuance of Preferred Stock in classes or series having voting, redemption and conversion rights and other rights as determined by the Board of Directors. The issuance of such Preferred Stock may have the effect of preventing a merger, tender offer or other takeover attempt that the Company's Board of Directors opposes. The Company's directors are elected for staggered three-year terms, with approximately one-third of the Board standing for election each year, which may make it difficult to effect a change of incumbent management and control. The Company is subject to the anti-takeover provisions of the Oklahoma General Corporation Act, which in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval. See "Description of Securities--Anti-Takeover Provisions."

                                 USE OF PROCEEDS

         All proceeds of sale of the Participation Interests pursuant to this offering received by the Company will be contributed to the Plan from which the Annual Service Fees and monthly Transaction Fees of $5.00 and $1.25 per Participant, respectively, will be paid to the Company and the remaining proceeds will be utilized for the purchase of the Common Stock in the open market. In the event the Participation Interests are sold in full, the proceeds will be $5,000,000. All offering expenses of this offering, which are estimated to be $90,000, will be paid by the Company without entitlement to reimbursement from the Plan or the Participants, other than through the Participants' payments of the Annual Service Fees and Transaction Fees. The Annual Service Fees and Transaction Fees in excess of the offering expenses of this offering will be utilized by the Company for payment of the administrative costs of the Plan.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock was traded only in the over-the-counter market and was quoted by the National Quotation Bureau, Incorporated under the symbol "AMSO" until September 10, 1997, when the Common Stock became listed on the Boston Stock Exchange under the symbol "AMG," which was subsequently changed to "AMM." On November 6, 1997, the Common Stock was first included on the Nasdaq SmallCap Market under the symbol "AMSO." The following table sets forth, for the periods presented, the high and low closing bid quotations in the over-the-counter market as quoted by the National Quotation Bureau, Incorporated, adjusted to give effect to the one- for-eight reverse split of the outstanding Common Stock on October 29, 1996. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.



                                                                                                    COMMON STOCK
                                                                                                  CLOSING BID PRICES
                                                                                                  ------------------
                                                                                                    HIGH       LOW
                                                                                                  --------   -------
1998:
    First Quarter Ended March 31...............................................................   $  3.38     $2.13
    Second Quarter Ended June 30...............................................................      4.00      3.00
    Third Quarter Ended September 30...........................................................      4.00      1.88
    Fourth Quarter Ended December 31...........................................................      2.41      1.50

1997:
    First Quarter Ended March 31...............................................................   $  6.25     $5.50
    Second Quarter Ended June 30...............................................................      8.38      5.69
    Third Quarter Ended September 30...........................................................      9.00      5.00
    Fourth Quarter Ended December 31...........................................................      6.88      2.56

1996:
    First Quarter Ended March 31...............................................................   $  6.48     $5.04
    Second Quarter Ended June 30...............................................................      8.00      5.04
    Third Quarter Ended September 30...........................................................      7.84      5.52
    Fourth Quarter Ended December 31...........................................................      6.50      5.00


1995:
    First Quarter Ended March 31...............................................................   $  2.00     $1.76
    Second Quarter Ended June 30...............................................................      3.76      2.00
    Third Quarter Ended September 30...........................................................     10.00      3.60
    Fourth Quarter Ended December 31...........................................................      7.52      4.48




         On December 31, 1998, the closing sale price on the Nasdaq SmallCap Market of the Common Stock was $2.00. As of December 31, 1998, there were approximately 1,874 holders of the Common Stock.


DIVIDEND POLICY

         The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

PENNY STOCK TRADING RULES

         The Common Stock is included on the Nasdaq SmallCap Market, and is listed on the Boston Stock Exchange. The continued inclusion or listing of the Common Stock on the Nasdaq SmallCap Market and the Boston Stock Exchange is subject to certain conditions, generally including the Common Stock having a certain minimum sale price per share, the Company having certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares of Common Stock. In the event requirements for continued inclusion or listing are not met, the Common Stock will be delisted and no longer included on the Nasdaq

SmallCap Market and the Boston Stock Exchange, will then be traded in the over-the-counter market and may become subject to the "penny stock" trading rules.

         The penny stock trading rules impose additional duties and responsibilities upon broker-dealers recommending the purchase of a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated under the Securities Act of 1933, as amended) or the sale of a penny stock. Among such duties and responsibilities, with respect to a purchaser who has not previously had an established account with the broker-dealer, the broker-dealer is required to (i) obtain information concerning the purchaser's financial situation, investment experience, and investment objectives, (ii) make a reasonable determination that transactions in the penny stock are suitable for the purchaser and the purchaser (or his independent adviser in such transactions) has sufficient knowledge and experience in financial matters and may be reasonably capable of evaluating the risks of such transactions, followed by receipt of a manually signed written statement which sets forth the basis for such determination and which informs the purchaser that it is unlawful to effectuate a transaction in the penny stock without first obtaining a written agreement to the transaction. Furthermore, until the purchaser becomes an established customer (I.E., having had an account with the dealer for at least one year or the dealer having effected for the purchaser three sales of penny stocks on three different days involving three different issuers), the broker-dealer must obtain from the purchaser a written agreement to purchase the penny stock which sets forth the identity and number of shares or units of the security to be purchased prior to confirmation of the purchase. A dealer is obligated to provide certain information disclosures to the purchaser of a penny stock, including (i) a generic risk disclosure document which is required to be delivered to the purchaser before the initial transaction in a penny stock, (ii) a transaction-related disclosure prior to effecting a transaction in the penny stock (I.E., confirmation of the transaction) containing bid and asked information related to the penny stock and the dealer's and salesperson's compensation (I.E., commissions, commission equivalents, markups and markdowns) in connection with the transaction, and (iii) the purchaser-customer must be furnished account statements, generally on a monthly basis, which include prescribed information relating to market and price information concerning the penny stocks held in the account. The penny stock trading rules do not apply to those transactions in which a broker-dealer or salesperson does not make any purchase or sale recommendation to the purchaser or seller of the penny stock.

         Compliance with the penny stock trading rules may affect the ability to resell the Common Stock by a holder principally because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in such securities. In addition, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. The penny stock trading rules consequently may materially limit or restrict the liquidity typically associated with other publicly traded equity securities. Therefore, the holder of penny stocks may be unable to obtain on resale the quoted bid price because a dealer or group of dealers may control the market in such securities and may set prices that are not based totally on competitive forces. Furthermore, at times there may be a lack of bid quotes which may mean that the market among dealers is not active, in which case a holder of penny stocks may be unable to sell such securities. In addition, because market quotations in the over-the-counter market are often subject to negotiation among dealers and often differ from the price at which transactions in securities are effected, the bid and asked quotations of securities traded in the over-the-counter market may not be reliable.

                                 CAPITALIZATION



         The following table sets forth as of September 30, 1998, the actual capitalization of the Company without giving effect to the agreement of the Company to issue any additional shares of Common Stock or to make additional payments in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase"). This table should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company appearing elsewhere in this Prospectus. See Audited Consolidated Financial Statements of Advantage Marketing Systems, Inc.





                                                                                                             AS OF
                                                                                                      SEPTEMBER 30, 1998
Current portion of long-term debt.......................................................              $     113,355
Long-term debt, net of current portion..................................................                    214,696
Stockholders' equity:
  Common Stock, $.0001 par value, authorized 495,000,000  shares;
      issued 4,259,908 shares ..........................................................                        426
   Paid-in capital in excess of par, common stock(1)....................................                 10,180,108
   Notes receivable for exercise of options.............................................                   (74,000)
   Retained earnings (deficit)..........................................................                  (683,718)
   Cost of treasury stock, 102,000 shares, common.......................................                  (306,993)
                                                                                                       -----------
     Total stockholders' equity.........................................................                  9,115,823
                                                                                                        -----------
         Total capitalization...........................................................                 $9,443,874
                                                                                                         ==========




------------------------

(1) Without giving effect to and assuming no exercise of the 1,495,000 outstanding Redeemable Common Stock Purchase Warrants, the 130,000 Underwriters' Warrants, the 337,211 outstanding 1997-A Warrants, 1,215,733 outstanding stock options and other warrants (see "Description of Securities--Redeemable Common Stock Purchase Warrants," "--1997-A Warrants" and "--Other Options and Warrants"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan under which options granted for the purchase of 220,044 shares are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").

                         SELECTED FINANCIAL INFORMATION



     The following selected financial information is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of Advantage Marketing Systems, Inc. and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The selected financial information presented below is not necessarily indicative of the future results of operations or financial performance of the Company. See "Risk Factors--Stock Price, Sales and Earnings Volatility." The selected financial information presented as of and for the nine months ended September 30, 1998 and 1997, is derived from the unaudited condensed consolidated financial statements of the Company, which financial statements are contained elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The selected financial information as of and for the years ended December 31, 1997 and 1996, is derived from the audited consolidated financial statements of Advantage Marketing Systems, Inc. contained elsewhere in this Prospectus. The Company expanded its network marketing organization with the acquisition of Miracle Mountain International, Inc. on May 31, 1996, Chambre International, Inc. on January 31, 1997, and the acquisition of the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. on April 16, 1997. As a result of such acquisitions, the statements of operations data for the nine months ended September 30, 1998 and the year ended December 31, 1998, may not be comparable to the same period in the preceding year or the preceding year. For the pro forma effect of the acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Note 9. Acquisitions of the audited consolidated financial statements of the Company as of and for each of the three years ended December 31, 1997, appearing elsewhere in this Prospectus.






                                                           FOR THE NINE MONTHS              FOR THE YEARS ENDED
                                                             ENDED SEPTEMBER 30,                DECEMBER 31,
                                                        ---------------------------     ----------------------------
                                                            1998           1997             1997             1996
                                                        -----------      ----------     -----------      -----------
STATEMENTS OF OPERATIONS DATA:
Net sales..........................................      $9,500,936     $7,635,321      $10,192,227       $6,155,073
Cost of sales......................................       6,263,775      5,472,819        7,271,660        4,265,905
                                                         ----------     ----------      -----------       ----------
       Gross profit................................       3,237,161      2,162,502        2,920,567        1,889,168
Marketing, distribution and
   administrative expenses.........................       2,671,332      1,957,755        2,792,879        1,561,753
                                                         ----------     ----------      -----------       ----------
       Income from operations......................         565,829        204,747          127,688          327,415

Other income (expense):
Interest, net......................................         213,509          1,810           34,017          (10,538)
Other income.......................................          39,482          7,303           28,017            8,667
Settlement of additional tax liability.............        (421,623)        --               --               --
                                                         ----------     ----------      -----------       ----------
      Total other income (expense).................        (168,632)         9,113           62,034           (1,871)
                                                         ----------     ----------      -----------       ----------
Income before taxes................................         397,197        213,860          189,722          325,544
Tax (expense) benefit..............................         150,776        (81,374)         (59,696)         499,613
                                                         ----------     ----------      -----------       ----------
Net income...........................                    $  246,421    $   132,483      $   130,026       $  825,157
                                                         ==========    ===========      ===========       ==========
Weighted average common shares
 outstanding(1)....................................       4,201,594      2,489,450        2,751,771        2,135,097
                                                         ==========    ===========      ===========       ==========
Net income per common share - basic................      $     0.06    $      0.05      $      0.05       $     0.39
                                                         ==========     ==========       ==========       ==========
Weighted average common shares outstanding -
  assuming dilution................................       4,538,783      3,443,266        3,762,642        3,203,485
                                                         ==========     ==========       ==========       ==========
Net income per common share - assuming dilution....      $     0.05     $     0.04       $     0.04       $     0.26
                                                         ==========     ==========       ==========       ==========

OPERATING DATA:
Number of active distributors......................          32,700         19,000           20,400           10,600
Sales per active distributor(2)...                       $       32     $       45       $       41       $       53
Total number of products offered(3)............                 103            131              101               28



                                                           FOR THE NINE MONTHS                FOR THE YEARS ENDED
                                                            ENDED SEPTEMBER 30,                    DECEMBER 31,
                                                        ---------------------------     ---------------------------
                                                           1998            1997            1997             1996
                                                        ----------     ------------     -----------       ---------
CASH FLOW DATA:
Net cash provided (used) by operating activities...     $1,229,836     $  (217,277)      $ (118,587)       $ 426,421
Net cash provided (used) in investing activities...       (880,055)     (1,553,469)       1,692,055         (136,937)
Net cash provided (used) in financing activities...       (544,635)      1,958,229        7,416,349         (232,002)







                                                                  SEPTEMBER 30,                 DECEMBER 31,
                                                                      1998                 1997             1996
                                                                 ---------------      ------------     ------------
BALANCE SHEET DATA:
Current assets..............................................      $ 7,178,815          $ 6,999,364      $   655,243
Working capital ............................................        5,750,711            6,143,041           16,353
Total assets................................................       10,758,623           10,336,306        1,790,341
Short-term debt.............................................          113,355              145,105           76,204
Long-term debt..............................................          214,696              303,588          230,022
Stockholders' equity .......................................        9,115,823            9,176,395          921,429




------------------------

(1) Without giving effect to and assuming no exercise of the 1,495,000 outstanding Redeemable Common Stock Purchase Warrants, 130,000 Underwriters' Warrants, the 337,211 outstanding 1997-A Warrants, 1,215,733 outstanding stock options and other warrants (see "Description of Securities--Redeemable Common Stock Purchase Warrants," "--1997-A Warrants" and "--Other Options and Warrants"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan under which options granted for the purchase of 220,044 are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").
(2) Monthly sales per active distributor for the period presented is computed using a simple average.
(3) Exclusive of variations in product size, colors or similar variations of the Company's basic product line.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY AND "SELECTED FINANCIAL INFORMATION".

GENERAL

         The Company's business over the last three years has been significantly affected by the recently completed MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase. As a result of these acquisitions, the Company acquired 6,790 distributors and added 114 products to its product line.

         MMI ACQUISITION. Effective May 31, 1996, the Company acquired all of the outstanding capital stock of MMI, and MMI became a wholly-owned subsidiary of the Company. MMI was a network marketer of various third-party manufactured nutritional supplement products. In connection with the MMI Acquisition, the Company issued to the shareholders of MMI 20,000 shares of Common Stock. The Company added one product to its line and 1,690 additional distributors as a result of the MMI Acquisition.

         CII ACQUISITION. Effective January 31, 1997, the Company acquired all of the issued and outstanding capital stock of CII, and CII became a wholly-owned subsidiary of the Company. CII was a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the CII Acquisition, the Company issued 6,482 shares of Common Stock to the shareholders of CII at closing and issued an additional 7,518 shares of Common Stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities. The Company added 74 products to its line, 68 in the personal care category and six in the dietary supplement category, and 2,100 additional distributors as a result of the CII Acquisition.

         SNSI ASSET PURCHASE. The Company purchased all of the assets, including the network marketing organizations, of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. pursuant to an Asset Purchase Agreement dated April 16, 1997. In connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of Common Stock at closing and agreed to either issue additional shares of the Company's Common Stock having an aggregate market value equal to, or make a cash payment of, or combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively, subject to reduction for variance from specified sales targets. As of June 29, 1998 the specified sales requirement had not been met, therefore the $750,000 installment payment was reduced to zero and no payment was required. Based upon current sales levels the Company believes that the $1,050,000 installment payment will be reduced to zero and no payment will be required. As a result of the SNSI Asset Purchase, the Company added 39 products to its line, 38 in the weight management and dietary supplement categories and one in the personal care category, and 3,000 additional distributors.



         TOPPMED ASSET PURCHASE. On July 31, 1998, the Company acquired all rights, including formulations and trademarks, for the ToppFast, ToppStamina and ToppFitt products from ToppMed, Inc. ("TI") of Los Angeles, California for a total purchase price of $192,000 which was paid at closing.





         REPURCHASE OF COMMON STOCK BY THE COMPANY. On March 4, 1998, the Company announced that it intends to repurchase up to $1 million of the Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of September 30, 1998, the Company had repurchased 102,000 shares of the Common Stock. The additional number of shares of the Common Stock that may be purchased by the Company is not determinable as of September 30, 1998 and will depend upon a number of factors, including the market price of the Common Stock and the amount of funds utilized for repurchase on each date of repurchase.





         UNITS OFFERING. On November 12, 1997, the Company completed the offering of 1,495,000 units, each consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (the "Units"), and the Company received proceeds of $6,050,000 (the "Units Offering"). As of January 6, 1998, the exercise price of the redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's Common Stock for the preceding 20 day period as prescribed in the prospectus of the Units Offering. The Redeemable Common Stock Purchase Warrants are exercisable to purchase one share of common stock for $3.40 on or before November 6, 2002. In connection with the Units Offering, the Company sold to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., the representatives of underwriters of the Units Offering, warrants exercisable for the purchase of 130,000 Units for $5.40 per Unit (the "Underwriters' Warrants") after November 6, 1998, and on or before November 6, 2002.



         WARRANT MODIFICATION OFFERING AND RIGHTS OFFERING. On January 31, 1997, the Company distributed, at no cost, non-transferable rights ("Rights") to the holders of record of shares of its common stock, par value $.0001 per share. The Rights entitled the holders (the "Rights Holders") to subscribe for and purchase up to 2,148,191 units (each unit consisting of one share of common stock and one 1997-A warrant) for the price of $6.80 per unit (the "Rights Offering"). The record date holders of the Company's common stock received one Right for each share of common stock held by them as of the record date. The Rights expired on March 17, 1997. Pursuant to the Rights, Rights Holders could purchase one unit for each Right held.

         Concurrent with the Rights Offering, the Company elected to redeem all of its outstanding Class A and Class B common stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") on March 17, 1997. However, in connection with the Warrant Redemption, the Company, pursuant to modification of the terms of the Public Warrants, offered to the Public Warrant holders (the "Warrant Holders") the right to exercise the Public Warrants to purchase units, each comprised of one share of common stock and one 1997-A warrant, at an exercise price of $6.00 per unit (the "Warrant Modification Offering").



         The share of common stock and 1997-A warrant comprising each unit were separately transferable immediately after the sale of the units to the Rights Holders and Warrant Holders. Each 1997-A warrant was exercisable at any time 90 days after January 16, 1997, and on or before January 31, 1999, to purchase one share of common stock for $12.00, subject to adjustment in certain events, and may be redeemed by the Company at any time upon 30 days' notice, at a price of $.0001 per 1997-A warrant. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to make the terms of the 1997-A Warrants correspond more closely to the terms of the Redeemable Common Stock Purchase Warrants.



         The units in the offering described above were offered on a best efforts basis by the Company and its officers and directors, without commissions, selling fees or direct or indirect remuneration. The Rights Holders and Warrant Holders were not required to pay any brokerage commissions or fees with respect to the exercise of their Rights or Public Warrants. The Company paid all charges and expenses of the subscription and warrant agents.

         Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering costs of $323,076 were charged against the net proceeds from these offerings. Pursuant to the Offering the Company issued 337,211 shares of common stock and a corresponding number of 1997-A warrants.



         The following discussion and analysis presents the consolidated results of operations of the Company and MMI since completion of the MMI Acquisition on May 31, 1996, and of the Company and CII since completion of the CII Acquisition on January 31, 1997, and gives effect to the SNSI Asset Purchase and the ToppMed Asset Purchase, since their consummation on April 16, 1997 and July 31, 1998, respectively.



RESULTS OF OPERATIONS



         The following table sets forth, as a percentage of net sales, selected results of operations for (i) the nine months ended September 30, 1998 and 1997, which are derived from the unaudited condensed consolidated financial statements of the Company, which include, in the opinion of management of the Company, all normal recurring adjustments considered necessary for a fair statement of results for such periods and (ii) the fiscal years ended December 31, 1997 and 1996, which are derived from the audited consolidated financial statements of the Company. The results of operations for the periods presented are not necessarily indicative of the Company's future operations.

                               FOR THE NINE MONTHS ENDED SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                              ----------------------------------------   ------------------------------------------
                                      1998                  1997                 1997                   1996
                              -------------------   ------------------   -------------------    -------------------
                                AMOUNT    PERCENT     AMOUNT   PERCENT     AMOUNT    PERCENT      AMOUNT    PERCENT
                              ----------  -------   ---------- -------   ----------- -------    ----------  -------
Net sales...................  $9,500,936    100.0%  $7,635,321   100.0%  $10,192,227   100.0%   $6,155,073    100.0%
Cost of sales...............   6,263,775     65.9    5,472,819    71.7     7,271,660    71.3     4,265,905     69.3
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
    Gross profit............   3,237,161     34.1    2,162,502    28.3     2,920,567    28.7     1,889,168     30.7
Marketing, distribution and
   administrative expenses..   2,671,332     28.1    1,957,755    25.6     2,792,879    27.4     1,561,753     25.4
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
   Income from operations...     565,829      6.0      204,747     2.7       127,688     1.3       327,415      5.3
Other income (expense):
Interest, net...............     213,509      2.2        1,810     0.0        34,017      .3       (10,538)     (.2)
Other income (expense)......      39,482      0.4        7,303     0.1        28,017      .3         8,667       .2
Settlement of additional tax
liability...................    (421,623)    (4.4)          --      --            --      --          --         --
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
Total other income
(expense)...................    (168,632)     1.8        9,113     0.1        62,034      .6       (1,871)       --
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
Income (loss) before
income taxes................     397,197     (4.2)     213,860     2.8       189,722     1.9       325,544      5.3
Tax expense ( benefit) .....     150,776     (1.6)      81,377     1.1       (59,696)    (.6)      499,613      8.1
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
Net income (loss).......     $   246,421      2.6% $   132,483     1.7%  $   130,026    1.3%   $   825,157    13.4%
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------



         The following table sets forth, as a percentage of net sales, selected cost of sales detail for (i) the nine months ended September 30, 1998 and 1997, which are derived from the unaudited condensed consolidated financial statements of the Company and (ii) the fiscal years ended December 31, 1997 and 1996, which are derived from the audited consolidated financial statements of the Company.



                               FOR THE NINE MONTHS ENDED SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                              ----------------------------------------   ------------------------------------------
                                      1998                 1997                  1997                  1996
                              -------------------   ------------------   -------------------    -------------------
                                AMOUNT    PERCENT     AMOUNT   PERCENT     AMOUNT    PERCENT      AMOUNT    PERCENT
                              ----------  -------   ---------- -------   ----------- -------    ----------  -------
Commissions and bonuses.....   $3,815,454   40.2%  $3,456,360    45.3%    $4,557,355   44.7%    $2,727,240     44.3%
Cost of products............    2,151,645    22.6   1,679,843     22.0     2,260,715    22.2     1,356,367      22.0
Cost of shipping............      296,676     3.1      336,616     4.4       453,590     4.5       182,298       3.0
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------
    Cost of sales...........   $6,263,775   65.9%  $5,472,819    71.7%    $7,271,660   71.3%    $4,265,905     69.3%
                              ----------   ------   ----------  ------   -----------  ------    ----------   ------



         During the nine months ended September 30, 1998 and 1997, and the years ended 1997 and 1996, the Company experienced increases in net sales compared to the preceding year. The increases were principally the result of expansion of the Company's network of independent distributors and additions to the Company's product line within the weight management, dietary supplement and personal care categories. The Company expects to continue to expand its network of independent distributors, which may result in increased sales volume. However, there is no assurance that increased sales volume will be achieved through expansion of the Company's network of independent distributors, or that, if sales volume increases, the Company will realize increased profitability.


COMPARISON OF THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997

Net sales during the nine months ended September 30, 1998, increased by $1,865,615, or 24.4 percent, to $9,500,936 from $7,635,321 during the nine months ended September 30, 1997. The increase was principally attributable to expansion of the Company's network of independent distributors and increased sales of the Company's weight management, dietary supplement and personal care products. Through the CII Acquisition (which was consummated on January 31,
1997) and the SNSI Asset Purchase (which was consummated on April 16, 1997), the Company added 113 products to its product line and acquired 5,100 distributors. The distributors acquired in connection with the CII Acquisition and the SNSI Asset Purchase contributed $568,287 to the increase between the two periods. During the nine months ended September 30, 1998, the Company made aggregate net sales of $9,392,614 to 26,483 distributors, compared to aggregate net sales during the same period in 1997 of $7,529,749 to 17,309 distributors. Sales per distributor per month decreased from $48 to $39 for the nine months ended September 30, 1998, compared to the same period in 1997.

Cost of sales during the nine months ended September 30, 1998, increased by $790,956, or 14.5 percent, to $6,263,775 from $5,472,819 during the same period in 1997. This increase was attributable to (i) an increase of $359,094 in distributor commissions and bonuses due to the increased level of sales, (ii) an increase of $471,802 in the cost of products sold due to the increased level of sales and the increased quality of marketing tools made available and (iii) a decrease of $39,940 in shipping costs due to the increased level of sales combined with the pass through of shipping costs to the distributors beginning in February 1998. Total cost of sales, as a percentage of net sales, decreased to 65.9 percent during the nine months ended September 30, 1998, from 71.7 percent during the same period in 1997 due to a decrease in distributor commissions and bonuses as a percentage of net sales to 40.2 percent from 45.3 percent, an increase in cost of products sold to 22.6 percent of net sales from
22.0 percent and a decrease in cost of shipping to 3.1 percent of net sales from
4.4 percent. During periods of growth, the Company has and it is anticipated will continue to offer promotions to distributors to increase sales and their income from time to time, which if successful will result in increases in distributor commissions and bonuses and temporary increases in cost of sales.

The Company's gross profit increased $1,074,659 or 49.7 percent, to $3,237,161 for the nine months ended September 30, 1998 from $2,162,502 for the same period in 1997. The gross profit increased as a percentage of net sales to 34.1 percent of net sales from 28.3 percent. The increase in the Company's gross profit margin resulted from the decrease in cost of sales as a percentage of net sales.

Marketing, distribution and administrative expenses increased $713,577, or 36.4 percent, to $2,671,332 during the nine months ended September 30, 1998, from $1,957,755 during the same period in 1997. This increase was attributable to (i) increased promotional expense designed to increase sales, (ii) an increase in expenses involved in expanding investor awareness of the Company, (iii) increased payroll and employee costs related to cost of living and employee mix and (iv) an increase in lease expense from the addition of 10,340 square feet of warehouse and distribution space in October, 1997. The balance of the increase in marketing, distribution and administrative expenses resulted from the higher level of activity and corresponding increases in variable costs, such as postage, telephone, bank card service charges, and supplies.


Other income (expense) decreased by $177,745 or 1,950.5 percent to a net expense of $(168,632) during the nine months ended September 30, 1998 from $9,113. The decrease was attributable to the one time expense of the settlement of the additional tax liability of $421,623. During 1998, in an effort to facilitate the growth of its distributor network the Company voluntarily began contacting all of the state sales and use tax authorities to enter into agreements with them whereby the Company would assume the responsibility for collecting and remitting sales and use taxes on behalf of its independent distributors. Certain states had requirements which resulted in an additional tax liability for the Company as a condition of entering into the agreement. Management believes the liability is a one-time nonrecurring charge and will have no further adverse impact on the Company's future results of operations.


Income before taxes increased $183,337, or 85.7 percent, to $397,197 during the nine months ended September 30, 1998, from $213,860 during the same period in 1997. Income before taxes as a percentage of net sales increased to 4.2 percent during the nine months ended September 30, 1998, from 2.8 percent during the same period in 1997, primarily due to the increase in the Company's gross profit margin and offset by the increase of other expenses due to the one time expense of the settlement of the additional tax liability of $421,623. Income taxes during the nine months ended September 30, 1998 and 1997 were $155,744 and $81,377 respectively.

Net income increased $113,938, or 86.0 percent, to $246,421 during the nine months ended September 30, 1998, from $132,483 during the same period in 1997. This increase in net income was primarily the result of the increase in the Company's gross profit margin and offset by the increase of other expenses due to the one time expense of the settlement of the additional tax liability of $421,623. Net income as a percentage of net sales increased to 2.6 percent during the nine months ended September 30, 1998, from 1.7 percent during the same period in 1997.

COMPARISON OF 1997 AND 1996

         Net sales during the year ended December 31, 1997, increased by $4,037,154, or 65.6 percent, to $10,192,227 from $6,155,073 during the year ended December 31, 1996. The increase was principally attributable to expansion of the Company's network of independent distributors and increased sales of the Company's product line within the weight management, dietary supplement and personal care categories. Through the MMI Acquisition (which was consummated on May 31,1996), CII Acquisition (which was consummated on January 31, 1997) and the SNSI Asset Purchase (which was consummated on April 16, 1997), the Company added 114 products to its product line and acquired 6,790 distributors. The distributors acquired in connection with the MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase contributed $105,290, $435,506 and $1,089,359, respectively, to the increase in net sales between the two periods. During the year ended December 31, 1997, the Company made aggregate net sales of $10,030,327 to 20,300 distributors, compared to aggregate net sales during the same period in 1996 of $6,000,395 to 9,500 distributors. At December 31, 1997, the Company had approximately 23,400 "active" distributors compared to approximately 10,600 at December 31, 1996. A distributor is considered to be "active" if he or she has made a product purchase of $50 or more from the Company within the previous 12 months. Sales per distributor decreased from $53 to $41 for the year ended December 31, 1997, compared to the same period in 1996. This decrease was due to the increase in the number of active distributors as a result of the CII Acquisition and SNSI Asset Purchase (which were consummated on January 31, 1997 and April 16, 1997, respectively), which new distributors did not contribute sales during the full year ended December 31, 1997.

         Cost of sales during the year ended December 31, 1997, increased by $3,005,755, or 70.5 percent, to $7,271,660 from $4,265,905 during the same period in 1996, reflecting the increase in sales. The increase was attributable to an increase of (i) $1,830,115 in distributor bonuses due in part to special promotions designed to expand the Company's distributor network, (ii) $904,348 in the cost of products sold due in part to an improvement in the quality of products, and (iii) $271,292 in shipping costs due in part to an increase in shipment costs charged by the shipping companies. Total cost of sales, as a percentage of net sales, increased to 71.3 percent during the year ended December 31, 1997, from 69.3 percent during the same period in 1996 due to an increase in distributor bonuses as a percentage of net sales to 44.7 percent from 44.3 percent, an increase in cost of products sold to 22.2 percent of net sales from 22.0 percent, and an increase in cost of shipping to 4.5 percent of net sales from 3.0 percent. During periods of growth, it is anticipated that the Company will from time-to-time offer promotions to distributors to increase sales and their income, which if successful will result in increases in distributor bonuses and temporary increases in cost of sales.

         The Company's gross profit increased $1,031,399, or 54.6 percent, to $2,920,567 for the year ended December 31, 1997 from $1,889,168 for the same period in 1996. The gross profit decreased as a percentage of net sales to 28.7 percent of net sales from 30.7 percent. The decrease in the Company's gross profit margin resulted from the increase in cost of sales as a percent of net sales.

         Marketing, distribution and administrative expenses increased $1,231,126, or 78.8 percent, to $2,792,879 during the year ended December 31, 1997, from $1,561,753 during the same period in 1996. This increase was attributable to expansion of the Company's administrative infra-structure necessary to support increased levels of sales and distributors. Payroll and employee costs increased by $628,568 during the year ended December 31, 1997, as compared to the same period in 1996, due to the increase in full-time employees to 30 during the first quarter of 1997, 38 during the second quarter of 1997, 47 during the third quarter of 1997, and 43 during the fourth quarter of 1997, as compared to 16, 17, 17 and 24, respectively, during the same periods in 1996. The balance of the increase in marketing, distribution and administrative expenses resulted from the higher level of activity and corresponding increases in variable costs, such as postage, telephone and supplies.

         Income before taxes decreased $135,822, or 41.7 percent, to $189,722 during the year ended December 31, 1997, from $325,544 during the same period in 1996. Income before taxes as a percentage of net sales decreased to 1.9 percent during the year ended December 31, 1997, from 5.3 percent during the same period in 1996, primarily as a result of the increase in the Company's marketing, distribution and administrative expenses. Income taxes were $59,696 during the year ended December 31, 1997, while during the same period of 1996 an income tax benefit of $499,613 was recognized. The Company recognized a one-time tax benefit of $499,613 in 1996 primarily related to the reversal of a deferred tax valuation allowance related to the expected future tax benefits to be realized from operating loss carryforwards. As a result, during 1997 the Company began reporting income tax expense for financial reporting purposes.

         Net income decreased $695,131, or 84.2 percent, to $130,026 during the year ended December 31, 1997, from $825,157 during the same period in 1996. This decrease in net income was primarily the result of a decrease in the Company's gross profit margin combined with the increase in marketing, distribution and administrative expenses in addition to the recording of income tax expense for financial reporting purposes during the year ended December 31, 1997. Net income as a percentage of net sales decreased to 1.3 percent during the year ended December 31, 1997, from 13.4 percent during the same period in 1996.

PRO FORMA EFFECT OF STOCK-BASED COMPENSATION

         As a portion of and in lieu of payments of salaries and consulting fees, the Company has historically used options to attract, retain and compensate its officers, directors, other employees and consultants. The Company also believes that linking the compensation of its officers and directors to increases in the value of the Common Stock achieves improved performance. During 1997, the Company granted 493,100 options at exercise prices ranging from $2.70 per share to $6.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. Options granted pursuant to the Company's 1995 Stock Option Plan at December 26, 1997 have a six month vesting period. During 1997, 135,695 options were exercised of which 46,945, 42,500 and 46,250 were exercised for cash, 15,769 mature shares and notes receivable, respectively. In addition, during this period 319,250 options were voluntarily surrendered and canceled by the Company in exchange for an equal number of options at a lower price, 125,000 options were canceled without exchange for new options and 2,499 options expired. No options were granted during 1996. During the twelve months ended December 31, 1995 the Company granted 1,189,819 stock options (as restated for the one-for-eight reverse split of the Company's Common Stock in October 1996). In accordance with Accounting Principles Board Opinion No. 25 of the American Institute of Certified Public Accountants and related interpretations, the compensation cost of such stock options was not recognized in the consolidated financial statements of the Company. The weighted average exercise price and calculated fair value at the date of grant of the options granted in 1997 were $3.68 and $2.32, respectively, utilizing the methodology prescribed under Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. After giving effect to the weighted average fair value of such options, the Company would have had a pro forma loss of $337,528 ($.12 per common share) for the year ended December 31, 1997. The Company did not grant any such options during 1996 and therefore no pro forma effect on 1996. The weighted average exercise price and calculated fair value at the date of grant of the options granted in 1995 were $2.77 and $1.73, respectively. After giving effect to the weighted average fair value of such options, the Company would have had a pro forma loss of $1,830,000 ($.86 per common share) for the year ended December 31, 1995.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In February, 1997, the FASB issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. SFAS No. 129 establishes standards for disclosure of information regarding an entity's capital structure. The adoption of SFAS No. 129 in 1997 did not affect the Company's capital structure disclosures.

     In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the stockholders' equity section of the consolidated balance sheet. The Company adopted SFAS No. 130 on January 1, 1998 as required and has no items of other comprehensive income to disclose.

     Also in June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes reporting standards for public companies concerning annual and interim financial statements of their operating segments and related information. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The Standard sets criteria for reporting disclosures about a company's products and services, geographic areas and major customers.

The Company has only one segment, as that term is defined in SFAS No. 131, therefore, the adoption of SFAS No. 131 in 1998 did not affect the Company's disclosures.

SEASONALITY

     No pattern of seasonal fluctuations exists due to the growth patterns that the Company is currently experiencing. However, there can be no assurance that the Company will not become subject to seasonal fluctuations in operations.

YEAR 2000 COMPUTER SYSTEM COMPLIANCE

     The Company has two primary computer systems both of which were developed employing six digit date structures. Where date logic requires the year 2000 or beyond, such structures may produce inaccurate results. Management has substantially completed the implementation of a program to comply with year 2000 requirements on a system-by-system basis including information technology ("IT") and non-IT systems (E.G., micro controllers). Management expects the program to be complete during 1998 at which time the Company's computer systems are expected to be year 2000 compliant.



     Management has evaluated its in-house supported IT systems and found no instances of date dependent calculations or operations that are affected by this six digit date structure. The Company's vendor-supported IT system has been updated and certified year 2000 compliant by the vendor. Non-IT systems including all personal computers will be evaluated by a third party contractor, updated if necessary, and certified as compliant during 1998. The Company's risks associated with the year 2000 are mainly its ability to communicate with its distributors, take orders for and ship products and pay its employees, distributors and vendors. Although management's evaluation is complete and vendor certifications are being obtained, a failure of the Company's computer systems or other support systems to function adequately with respect to year 2000 issues could have a material adverse effect on the Company's operations. Based on progress to date, there is no need for a contingency plan and such a plan has not been developed. The Company estimates that the total cost of its program to make the Company's computer systems year 2000 compliant is less than $25,000, however, the Company has not obtained independent verification or validation to assure the reliability of its cost estimate.



     The Company is in the early process of contacting its major suppliers to determine if their systems will be year 2000 compliant on a timely basis. In the event that the Company experiences product unavailability or supply interruptions due to year 2000 non-compliance by its suppliers, management believes that it would be able to obtain alternative sources of its products. A significant delay or reduction in availability of products, however, could also have a material adverse effect on the Company's operations.

COMMITMENTS AND CONTINGENCIES



     RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 45.3 percent and
28.9 percent of net sales for the nine months ended September 30, 1998 and 1997, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the FDA's proposed regulations were to become effective, management believes that the impact on the Company's financial statements could be a material reduction in sales, cost of sales and marketing, distribution and administrative expenses and could result in material losses to the Company, but would not have a significant adverse effect on financial position.

     PRODUCT LIABILITY. The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits on this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company. See "Business--Products--Product Procurement and Distribution."



     CHOC-QUILIZER AGREEMENT - In the event that the Company fails to achieve the required contractual sales volumes provided for in the marketing agreement with Tinos, LLC, the Company will need to (i) renegotiate the marketing agreement or (ii) give up its marketing rights to Choc-Quilizer. The Company does not believe that loss of the marketing rights to Choc-Quilizer will have a material adverse effect on the Company's results of operations, financial condition or liquidity.



FUTURE ASSESSMENT OF RECOVERABILITY AND IMPAIRMENT OF GOODWILL AND COVENANTS

     In connection with its various acquisitions (see "--General"), the Company recorded goodwill, which is being amortized on a straight-line basis over periods of 7 to 20 years, and covenants not to compete which are being amortized on a straight-line basis over the life of the contractual covenants (the estimated periods that the Company will be benefitted by such goodwill and covenants). At September 30, 1998, the unamortized portions of the goodwill was $1,752,461(which represented 16.3 percent of total assets and 19.2 percent of stockholders' equity) and covenants not to compete was $530,395 (which represented 4.9 percent of total assets and 5.8 percent of stockholders' equity). Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets (such as covenants not to compete). For financial reporting purposes, goodwill and all other intangible assets be amortized over the period benefitted. The Company has determined the life for amortizing goodwill based upon several factors, the most significant of which are (i) the size of the distributor network being acquired and (ii) the length of the time the network has been in existence. Management determined that the period to be no less than seven years for the MMI Acquisition and no less than 20 years for the CII Acquisition, SNSI Asset Purchase and the TI Asset Purchase.





     The Company's carrying value and recoverability of unamortized goodwill and covenants not to compete are periodically reviewed by management of the Company. If the facts and circumstances suggest that the goodwill or covenant may be impaired, the carrying value of goodwill or covenant will be adjusted which will result in an immediate charge against income during the period of the adjustment and/or the length of the remaining amortization period may be shortened, which will result in an increase in the amount of goodwill or covenant amortization during the period of adjustment and each period thereafter until fully amortized. Once adjusted, there can be no assurance that there will not be further adjustments for impairment and recoverability in future periods. Of the various factors to be considered by management of the Company in determining goodwill or covenant, the most significant will be (i) losses from operations,
(ii) loss of distributors and customers, and (iii) industry developments, including the Company's inability to maintain its market share, development of competitive products, and imposition of additional regulatory requirements. See "Business--Network Marketing," and "--Regulation." In the event management of the Company determines that goodwill or the covenants not to compete have become impaired, the adjustment for impairment and recoverability will most likely occur during a period of operations in which the Company has sustained losses or has only marginal profitability from operations, and the impairment or increased amortization amount will either increase such losses from operations or further reduce profitability.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to completion of the offerings described below, the Company's primary source of liquidity was net cash provided by operating activities and stockholder loans. The Company does not have any significant outside debt- based liquidity sources.



     At September 30, 1998, the Company had working capital of $5,750,711, compared to $6,143,041 at December 31, 1997. Management believes that its cash and cash equivalents and cash flows from operations will be sufficient to fund its working capital needs over the next 12 months. During the nine months ended September 30, 1998, net cash provided by operating activities was $1,229,836, net cash used in investing activities was $880,055, and net cash used in financing activities was $544,635. This represented an average monthly positive cash flow from operating activities of $136,648. The Company had a net decrease in cash during this period of $194,854. The Company's working capital needs over the next 12 months consist primarily of marketing, distribution and administrative expenses and the repurchase of common stock.





     On March 4, 1998, the Company announced that it intends to repurchase up to $1 million of the Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of September 30, 1998, the Company had repurchased 102,000 shares of the Common Stock. The additional number of shares of the Common Stock that may be purchased by the Company is not determinable as of September 30, 1998 and will depend upon a number of factors, including the market price of the Common Stock and the amount of funds utilized for repurchase on each date of repurchase.





     During the first quarter of 1998, the Company agreed to loan John W. Hail, the Chief Executive Officer and a major shareholder of the Company, up to $250,000. Subsequently the Company agreed to loan up to an additional $75,000. The loan is secured, bears interest at eight percent per annum and is due on March 31, 1999. As of September 30, 1998, the balance due on this loan was $293,936 plus interest. The Company believes that the terms of the loan are comparable with those that could have been obtained from an unaffiliated lender and the loan was unanimously approved by the Company's board of directors.



     The Company made non-interest bearing advances to the John Hail Agency, Inc. ("JHA"), a company controlled by the Chief Executive Officer of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. During the years ended December 31, 1997 and 1996, JHA made repayments to the Company of $13,042 and $6,141 respectively. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company with a principal balance of $73,964, bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month. As of June 30, 1998 the note has been paid in full.



     On November 12, 1997, the Company sold 1,495,000 shares of Common Stock and 1,495,000 Redeemable Common Stock Purchase Warrants in units consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant from which the Company received proceeds of $6,050,000. Accumulated offering costs of approximately $720,000 were charged against the proceeds of the offering. As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's Common Stock for the preceding 20 day period as prescribed in the prospectus of the Units Offering. The Redeemable Common Stock Purchase Warrants are exercisable to purchase one share of common stock for $3.40 on or before November 6, 2002. In connection with the Units Offering, the Company sold to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., the representatives of underwriters of the Units Offering, warrants exercisable for the purchase of 130,000 Units for $5.40 per Unit (the "Underwriters' Warrants") after November 6, 1998, and on or before November 6, 2002.



     On January 31, 1997, the Company distributed, at no cost, 2,148,191 non-transferable rights ("Rights") to its shareholders of record on such date. Each of the Rights entitled the holder to purchase one unit (consisting of one share of Common Stock and one 1997-A Warrant) on or before March 17, 1997 for $6.80 per unit (the "Rights

Offering"). Concurrently with the Rights Offering, the Company redeemed its outstanding Class A and Class B Common Stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") effective on March 17, 1997. In connection with the Warrant Redemption, the Company modified the terms of the Public Warrants and offered to holders of the Public Warrants (the "Warrant Holders") the right to exercise each of the Public Warrants for the purchase of one unit (consisting of one share of Common Stock and one 1997-A Warrant), at an exercise price of $6.00 per unit (the "Warrant Modification Offering"). Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering costs of $323,076 were charged against the proceeds of the Offerings. Pursuant to the Offerings, the Company issued in units 337,211 shares of Common Stock and 337,211 1997-A Warrants. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to make them correspond more closely to the Redeemable Common Stock Purchase Warrants.





     In connection with the SNSI Asset Purchase, the Company agreed to make installment purchase price payments of $750,000 and $1,050,000 by June 29, 1998 and May 30, 1999, respectively, either by deliveries of additional shares of the Company's Common Stock or by cash payments or any combination thereof, which will be accounted for as purchase price adjustments under the purchase method of accounting.. The $750,000 installment payment was to be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12- month period ended April 30, 1998, from (i) sales (other than sales of Choc-Quilizer) of the purchased network marketing organization, sales to Market America, Inc. (an unrelated network marketing company) and sales to retail outlet stores, are less than $2,500,000 and (ii) the Company's sales of Choc-Quilizer are less than $4,000,000 during such 12-month period. As of June 29, 1998 the specified sales requirement had not been met, therefore the $750,000 installment payment was reduced to zero and no payment was required. Furthermore, the $1,050,000 installment payment shall also be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ended March 31, 1999, from such sales are less than $5,000,000 and less than $8,000,000, respectively, during such 12-month period. Based upon current sales levels the Company believes that the $1,050,000 installment payment will be reduced to zero and no payment will be required. The value of the Common Stock to be issued and delivered, if any, will be based upon the average of the closing prices of the Common Stock on the last three trading days of the month preceding the month in which the applicable 12-month period ends.



                             DESCRIPTION OF THE PLAN

     On February 27, 1998, the Company adopted the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan (the "Plan") to provide the distributors of the products and services offered by the Company ("Eligible Persons") a simple and convenient method of purchasing shares of the Company's Common Stock with minimum brokerage commissions or service charges. The following description of certain matters relating to the Plan is a summary and is qualified in its entirety by the provisions of the Plan as of the date of this Prospectus which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

PLAN ADMINISTRATION

     The Plan will be administered by the Board of Directors of the Company or any committee appointed by the Board of Directors to administer the Plan (the "Plan Administrator"). As of the date of this Prospectus, the Plan is administered by a committee comprised of John W. Hail, Curtis H. Wilson and Roger P. Baresel, each of whom is a Director of the Company. The Board of Directors will appoint a trust company, broker-dealer or a banking institution to serve as the Custodian of the Plan. The Custodian's duties include (i) appointment of a member firm of the National Association of Securities Dealers, Inc. to serve as the broker-dealer of the Plan (the "Broker-Dealer"), (ii) establishment of the banking account of the Plan for deposit of Participants' contributions to the Plan, (iii) directing the designated broker-dealer to make purchases of Common Stock on behalf of the Participants, (iv) establishing with the Plan Administrator and the broker-dealer the procedures for withdrawal of Common Stock and, if applicable, other Company securities from the Plan by Participants, and (v) holding of the shares of Common Stock in its name or its nominee as so directed by the Plan Administrator. The Custodian will appoint the Broker-Dealer, whose duties include (i) establishing and maintaining a brokerage account for the Plan, (ii) purchasing

Common Stock on behalf of the Participants pursuant to directions of the Custodian, (iii) furnishing to the Plan Administrator (A) confirmations of each Common Stock purchase transaction by the Pool and (B) monthly or quarterly account statements, (iv) holding of the shares of Common Stock in its name or its nominee as so directed by the Plan Administrator, (v) establishing with the Plan Administrator and the Custodian the procedures for withdrawal of Common Stock and other Company securities from the Plan by Participants. The Plan Administrator will direct the Custodian and Broker-Dealer with regard to their respective duties under the Plan by means of a written agreement or directions.

PURPOSE AND ADVANTAGES OF THE PLAN

     The Plan provides Eligible Persons electing to participate in the Plan ("Participants") an opportunity and convenient method to acquire a proprietary interest in the Company through the purchase of Common Stock utilizing monthly contributions to the Plan. The purpose of the Plan is to provide an additional incentive to Participants by enabling them to acquire stock ownership in the Company, to attract and retain persons of ability as independent distributors of the Company, and to entice such persons to exert their best efforts on behalf of the Company. The Plan offers Participants an affordable way to invest, through regularly contributing small amounts into the Plan through purchase of the Participation Interests and saving on commissions and fees that would otherwise be associated with purchase of Common Stock in the open market. Eligible Persons may become a Participant by completion and delivery of a Stock Purchase Agreement to the Company containing authorization for drafting of the monthly minimum cash investments of $25 to purchase Common Stock through the Plan and which may be accompanied by an initial cash investment in excess of $25. All Contributions by Participants will be deposited in a single bank account established at the direction of the Custodian in the name of this Plan and will not be commingled with funds of the Company.

     In addition to the savings on commissions, regularly contributing to the Plan, even in small increments, permits a Participant to benefit from dollar cost averaging, which may minimize or maximize the adverse effects of volatile changes in the price of the Company's Common Stock. As a fixed amount of money is regularly invested over a long period of time, purchases are made at varying prices as the market price for the Common Stock fluctuates. Over time, if a uniform number of shares of stock were purchased each period, the average cost paid per share will usually be less during lengthy periods of market price appreciation, thus minimizing the volatility of price fluctuations. Alternatively, during lengthy periods of market price depreciation, the average cost paid per share will be usually higher, thus maximizing the volatility of price fluctuations. There can be no assurance that the average cost paid per share of Common Stock acquired by a Participant through the Plan will be less than the market price of the Common Stock at any particular time or that a Participant's investment in the Common Stock will in whole or in part not be lost due to a number of factors including declining market price of the Common Stock and general market conditions. Accordingly, there is no assurance that a Participant's investment in the Common Stock through the Plan will result in any profit.

PARTICIPATION

     Participation in the Plan is entirely voluntary. The Company does not make any recommendation concerning participation in the Plan. Participation is not required as a requisite for becoming or continuing as a distributor of the Company's products and services. Any Eligible Person in good standing may participate in the Plan, provided the Eligible Person completes and submits the Stock Purchase Agreement and satisfies any other additional conditions that may be established by the Company following the date of this Prospectus and as provided in the Stock Purchase Agreement then in use by the Company.

PARTICIPATION IN THE PLAN

     An Eligible Person may become a Participant in the Plan by completing and delivering a Stock Purchase Agreement to the Company. Stock Purchase Agreements may be obtained at any time upon written request of the Company. Participation in the Plan by an eligible distributor will be effective upon the Company's receipt and acceptance of such Eligible Person's properly completed and executed Stock Purchase Agreement and shall continue until terminated in accordance with the provisions of the Plan.

CONTRIBUTIONS TO THE PLAN; ACCOUNTS

     Contributions to the Plan will be voluntary and may only be made by Participants through the purchase of the Participation Interests. For purposes of this offering, each Contribution to the Plan will constitute the purchase by the contributing Participant of the number of Participation Interests equal to the amount of such Contribution. The Company will not contribute to the Plan. An account ("Participant Account") will be established and maintained by the Plan Administrator for each Participant in which such Participant's contributions through purchase of the Participation Interests and from which purchases of Common Stock by the Plan on behalf of such Participant will be made and recorded and payment of the Annual Service Fees and Transaction Fees will be paid to the Company. All contributions to the Plan will be subject to the following:

     (i) Each Participant is required to make minimum monthly contributions to the Plan of $25.00 by drafting the checking, savings or other form of account maintained by such Participant at a financial institution pursuant to the Stock Purchase Agreement or such other appropriate form or authorization as may be required by the Company or the financial institution until such time that the Company receives written notification from such Participant of the revocation or amendment of the Stock Purchase Agreement or such other form of authorization. Any such revocation or amendment will be effective as of the first day of the month following the month in which the Company receives such written notification.

     (ii) Each Participant may also elect to make additional contributions to the Plan through purchase of Participation Interests by having the Company withhold all or any portion of the such Participant's regular gross commissions in lieu of otherwise receiving such amount of commissions. Such election may be made by written notification of the Company indicating the amount of such contribution. The notification will be effective with respect to the payment of such commission check or checks only if received by the Company not less than five days prior to payment of such commissions. However, the commissions payable to such Participant that may be contributed to the Plan will first be reduced by any offsets and other reductions, including without limitation payment of outstanding and unpaid product purchases and expenses. No Contribution to this Plan payable from a Participant's commission will be made on behalf of a Participant during any period that offsets and other reductions exceed the commission payable to such Participant. All Contributions to the Plan payable for a Participant's commissions shall be only in $1.00 increments. The election by a Participant to make contributions to the Plan payable from such Participant's commissions and the termination of such election must be made in writing and received by the Company, in accordance with the rules and procedures as shall be established, including any amendment thereof, by the Company or the Plan Administrator from time to time.

     (iii) A Participant may also make direct contributions to the Plan in increments of $1.00 through purchase of Participation Interests for the purchase of Common Stock, subject to the terms and conditions of the Stock Purchase Agreement and the Plan.

PURCHASES OF COMMON STOCK

     All purchases of Common Stock shall be subject to the following terms as well as the terms and conditions of the Plan, the agreement with the Broker-Dealer effecting purchases of the Common Stock and the policies and procedures that may be adopted and established by the Plan Administrator. Purchases of Common Stock, utilizing the Participant's contributions to the Plan, after payment or provision for payment of the Annual Service Fees and Transaction Fees ("Net Contributions"), received by the Plan during each month, will be made by the Plan on behalf of Participants during the last five Trading Days (as defined below) of such month. "Trading Days" means those days on which securities are traded on the New York Stock Exchange. Common Stock purchased during a month will be allocated to the each Participant Account based on the average price paid for all shares of Common Stock purchased during the month and the Participants' Net Contributions to the Plan during such month.

     The Custodian and Broker-Dealer shall have full discretion as to all matters relating to purchases of Common Stock, including without limitation, determining the number of shares of Common Stock, if any, to be purchased on any day or at any time of that day, the prices paid for such Common Stock, the markets on which such
                                      -33-
purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made. Although not specifically required by the Plan, it is anticipated that the Custodian and Broker-Dealer shall apply each Participant's Net Contribution during each month, together with all other Net Contributions of other Participants, to the purchase on behalf of each Participant the maximum number of shares of Common Stock that can be purchased with the accumulated Net Contributions. Common Stock purchased pursuant to the Plan will only be purchased on the open market. Although not anticipated, any Net Contribution remaining in the Participant Account of a Participant after the purchase of such maximum number of shares of Common Stock at the end of each month will be retained in the Participant Account and treated as a part of the accumulation of Net Contributions for the following month.

     The timing of all purchases and the price to be paid for shares of Common Stock purchased pursuant to the Plan will be determined solely by the Custodian and the Broker-Dealer. The Company, the Plan Administrator and the Participants will not have any control or influence on such purchases.

CERTAIN PROHIBITED ACTIVITIES

     Each executive officer, director and "Affiliated Person" (as defined below) of the Company is prohibited from bidding for, purchasing, attempting to bid for or purchase, or offering or selling any shares of Common Stock during the five Trading Days immediately preceding and immediately following the date on which the Plan purchases any shares of Common Stock, unless the offer or sale of Common Stock is made pursuant to a registration statement effective under the Securities Act of 1933, as amended, and pursuant to registration or exemption from registration under any applicable state securities laws in which the executive officer, director and/or Affiliated Person of the Company is named as a selling shareholder. "Affiliated Person" includes any person that exercises any direct or indirect influence on, or control over (i) the amounts of Common Stock to be purchased by the Plan, (ii) the timing of or the manner in which the Common Stock is to be purchased by the Plan, and (iii) the selection of the Custodian or the Broker-Dealer through which such purchases are or may be made by the Plan

VOTING OF SHARES; DIVIDENDS

     The Company, the Plan Administrator, Custodian or Broker-Dealer will transmit to each Participant all proxy statements, annual reports, meeting notices and other shareholder communications with respect to the Common Stock acquired pursuant to and held under the Plan for and on behalf of the Participants. Proxies will be voted with respect to full shares of Common Stock held on behalf of a Participant as reflected in the Participant Account of such Participant in accordance with each Participant's instructions duly delivered to and received by the Company or the proxy. If a Participant does not direct the exercise of such voting rights with respect to any particular occasion for the exercise thereof, such voting rights will not be exercised with respect to such occasion.

     All cash dividends paid on the Common Stock received in Plan's account with the Custodian or the Broker- Dealer or its nominee will be reinvested in additional shares of Common Stock to the extent possible. All cash dividends as well as all dividends or other distributions on Common Stock, including other securities of the Company, shall be allocated among and credited to the Participants based upon the number of shares of Common Stock held for their benefit under the Plan on the record date of the of the dividend or other distribution declaration.

BENEFICIARY DESIGNATION

     Each individual Participant may designate his or her Beneficiary on a beneficiary designation form provided by the Plan Administrator and such designation may include primary and contingent beneficiaries. The designation may be changed by a Participant at any time by completing and delivering a new beneficiary designation form to the Plan Administrator, which shall only be effective upon receipt by the Plan Administrator of such form. In the absence of such written designation, the surviving spouse of the Participant shall be deemed to be the designated beneficiary, if any, and otherwise the estate of such Participant. In all events, the date of determination of a Participant's beneficiary shall be the date of death of a Participant.

PARTICIPANT REPORTS

     The Company or Plan Administrator, as the case may be, shall provide each Participant semi-annual reports on or about January 30 and July 30 of each year of the number of shares of Common Stock acquired and held for the Participant under the Plan.

WITHDRAWAL OF COMMON STOCK AND OTHER SECURITIES

     Participants may withdraw, for resale or otherwise, at any time all or any portion of the whole shares of Common Stock and, if applicable, other securities of the Company held by the Plan for their benefit by providing written notification to the Company at its offices in Oklahoma City, Oklahoma. Such notification shall specify the number of whole shares of Common Stock and, if applicable, other Company securities to be withdrawn from the Plan and shall be accompanied by payment of the cost of issuance by the Company's transfer agent of the certificate or certificates evidencing the shares of Common Stock and other Company securities. Immediately following receipt of such notification, the Company or Plan Administrator shall notify the Custodian or Broker-Dealer or its nominee of the Participant's election to withdraw the shares of Common Stock and, if applicable, other Company Securities set forth in the notice, and immediately as soon as practicable following receipt of such notification, the Custodian or Broker-Dealer or its nominee shall take appropriate action to cause issuance and delivery of the certificate or certificates evidencing such shares of Common Stock or other securities.

     The procedures for withdrawal of Common Stock and, if applicable, other Company securities from the Plan shall be established by the Plan Administrator, the Broker-Dealer and the Custodian setting forth the additional procedures to be followed by Participants electing to withdraw the Common Stock and, if applicable, other Company securities held by the Plan for their benefit. The Plan will not sell or otherwise dispose of the Common Stock and other Company securities held for the benefit of the Participants. Any Participant desiring to sell shares of Common Stock or other Company securities held for the benefit of such Participant must comply with the withdrawal procedures prior to such sale. Each Participant shall be solely responsible for the costs and expenses, including without limitation any commissions, administrative fees, taxes or other costs incurred or payable in connection with the transfer, sale or other disposition of the shares of Common Stock and other Company securities held for the benefit of such Participant.

COSTS AND EXPENSES

     Each Participant will be obligated to pay (i) an Annual Service Fee of $5.00 initially upon electing to participate in the Plan and thereafter annually on January 31 of each year during which such Participant continues to participate in the Plan and (ii) a monthly Transaction Fee of $1.25 initially during each month that a Participant makes a contribution to the Plan. The Annual Service Fees and Transaction Fees will be paid to the Company from each Participant's contributions to the Plan. In addition, any brokerage commissions or service charges with respect to the purchase of Common Stock under the Plan will be allocated to the Participants for which Common Stock was purchased during the applicable month based upon the number of shares and fractional shares purchased on behalf of each Participant during such month. All brokerage commissions or service charges will be paid from the Participants' contributions to the Plan. It is anticipated that only discount brokers, such as Charles Schwab & Co., Inc., Waterhouse Securities Inc., Olde Discount Corporation, will be selected by the Custodian to effectuate purchases of the Common Stock on behalf of the Plan. As an example, the published or advertised minimum and maximum commission rates of Charles Schwab & Co., Inc. for transactions in stocks is the greater of $39 per trade or $55 for the first 100 shares, plus $.55 per share thereafter. The commission rates of discount brokers varies from broker to broker and size of the purchase or sale transaction, and are subject to further variation by changes in previously published commission rates. The Company will pay all other expenses and costs of administering the Plan. Participants will be solely responsible for payment of any commissions, fees, administrative costs, taxes or other expenses with respect to the sale, transfer or other disposition of shares of Common Stock and, if applicable, other securities of the Company following their withdrawal by Participants from the Plan.

NON-TRANSFERABILITY OF PARTICIPATION INTERESTS

     No rights of a Participant under this Plan, including without limitation the rights in and to the Participation Interests and the Participant Account of such Participant, are assignable by the Participant other than by will or operation of law. Any attempt by a Participant or other person to assign, alienate, or create a security interest in or otherwise encumber, any of the Participant's interest under this Plan, or to subject the same to attachment, execution, garnishment or other legal or equitable process will be void.

TERMINATION OF PARTICIPATION UNDER THE PLAN.

     A Participant's participation in this Plan shall immediately terminate if and when (i) the Participant voluntarily elects to cancel its participation in this Plan (such cancellation to be effective as of the date of receipt by the Company of a properly executed termination form evidencing such termination); or
(ii) the Participant ceases to be eligible to participate in the Plan by reason of the termination of the Participant as an Eligible Person, the Participant's death (if an individual), dissolution or liquidation, or otherwise.

     Upon any termination of participation (other than by reason of a Participant's death), any funds contributed by the Participant that remain in the Participant Account of such Participant will be paid to the Participant, without payment of interest thereon, and any whole shares of Common Stock and, if applicable, other securities of the Company held by the Plan for the benefit of the Participant shall be delivered to the Participant as a withdrawal of such Common Stock and other securities from the Plan. Upon termination of participation by reason of a Participant's death, any funds contributed by the Participant that remain in the Participant Account of such Participant shall be paid, without payment of interest thereon, and any shares of Common Stock and, if applicable, other securities of the Company held by the Plan for the benefit of the Participant will be disbursed and distributed to the designated beneficiary or beneficiaries of the Participant or the estate of the Participant. See "--Beneficiary Designation." Any fractional shares of Common Stock and, if applicable, other securities of the Company to be delivered to a Participant upon termination of participation shall be rounded to the next whole share if such fraction is greater than .5 or, if .5 or less, shall be retained by the Plan.

     A Participant whose participation in the Plan is terminated may, after a period of one month from the date participation is terminated, elect to again participate in this Plan so long as the Participant continues to be an Eligible Person and completes and delivers to the Company a written request to resume participation in the Plan.

TERM, MODIFICATION AND TERMINATION OF PLAN

     The Plan became effective on February 27, 1998, and will continue in effect until February 27, 2008, unless earlier terminated by the Company. The Board of Directors of the Company may at any time and from time to time amend, extend, modify, suspend or terminate the Plan. No shares of Common Stock may be purchased pursuant to the Plan subsequent to its termination.

INDEMNIFICATION; LIABILITY LIMITATION

     The Company has agreed to indemnify the Plan Administrator and each member of any committee serving as Plan Administrator and the Custodian against certain liabilities and expenses by reason of the fact that any one of them served as Plan Administrator or member of any committee serving as Plan Administrator or Custodian of the Plan. Each of the Company, the Plan Administrator and each member serving or having served on a committee acting as Plan Administrator, the Broker-Dealer and Custodian will not be responsible or liable for any act done in good faith or for any good faith act or omission to act, including, without limitation, the failure to terminate a Participant's participation in the Plan upon such Participant's death prior to receipt of notice in writing of such death, or any act or omission to act with respect to the prices at which the Common Stock was purchased or the times at which such purchases were made.

                                    BUSINESS



     The Company markets a product line consisting of approximately 103 products in three categories; weight management, dietary supplement and personal care products through a network marketing organization in which independent distributors purchase products for resale to retail customers as well as for their own personal use. The number of the Company's active distributors has increased from approximately 10,600 at December 31, 1996, and 20,400 at December 31, 1997 to approximately 32,700 at September 30, 1998. An "active" distributor is one who purchased $50 or more of the Company's products within the preceding 12 months.



     The distributors in the Company's network are encouraged to recruit interested people to become new distributors of the Company's products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to by the Company as being in that distributor's "downline" organization. The Company's marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors generate income by purchasing the Company's products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization. See "--Network Marketing."



     On an ongoing basis management reviews the Company's product line for duplication and sales movement and makes adjustments accordingly. As of September 30, 1998, the Company's product line consists of (i) seven weight management products, (ii) 29 dietary supplement products, (iii) 67 personal care products consisting primarily of cosmetic and skin care products and (iv) Dial A Doc. The Company's products are manufactured by various manufacturers pursuant to formulations developed for the Company and are sold to the Company's independent distributors located in all 50 states and the District of Columbia. The Company also sells its personal care products to distributors in Greece who do not use the Company's network marketing system. See "--Products."



     The Company believes that its network marketing system is ideally suited to marketing weight management, dietary supplement and personal care products because sales of such products are strengthened by ongoing personal contact between distributors and their customers. The Company's network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. Distributors are given the opportunity through Company-sponsored events and training sessions to network with other distributors, develop selling skills and establish personal goals. The Company supplements monetary incentives with other forms of recognition in order to motivate distributors further and to foster an atmosphere of excitement throughout its distributor network.

KEY OPERATING STRENGTHS

     The Company believes the source of its success is its support of and compensation program for its distributors. The Company provides its distributors with high-quality products and a highly attractive bonus program along with extensive Company-sponsored training and motivational events and services. The Company believes that it has established a strong operating platform to support distributors and facilitate future growth. The key components of this platform include the following:

         - quality products, many of which emphasize herbs and other natural ingredients to appeal to consumer demand for products that contribute to a healthy lifestyle;

         - a compensation program that permits distributors to earn income from profits on the resale of products and residual income from reorder bonuses on product purchases within a distributor's downline organization, as well as to participate in various non-cash awards, such as vacations offered through promotional programs;

         - a superior communications program that seeks to effectively and efficiently communicate with distributors by utilizing new technologies and marketing techniques, as well as motivational events and training seminars;

         - a continual expansion and improvement of the Company's product line and marketing plan; and

         - employment of computer technology to provide timely and accurate product order processing, weekly bonus payment processing, detailed distributor earnings statements and inventory management.

GROWTH STRATEGY

     The Company's growth strategy is to expand its product line and network of independent distributors to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attract new distributors. Since 1995, the Company has introduced eight new products to its product line in the weight management and dietary supplement categories. Through the Chambre' International, Inc. ("CII") Acquisition, in 1997, the Company added 68 products to its product line in the personal care category and six products to its product line in the dietary supplement category. Through the Stay 'N Shape International, Inc. ("SNSI") Asset Purchase which was consummated on April 16, 1997, the Company added 38 products to its product line in the weight management and dietary supplement categories and one product to its product line in the personal care category. During 1998, the Company introduced ToppFast and Dial A Doc, and plans to introduce several additional products. In connection with the 1996 Miracle Mountain, Inc. ("MMI") Acquisition, the CII Acquisition and the SNSI Asset Purchase, the Company acquired approximately 1,690, 2,100 and 3,000 additional distributors, respectively. See "-- Products," "Risk Factors--Dependence on AM-300," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General".

     The Company will also seek to increase sales through initiatives designed to enhance sales in its existing markets. Such initiatives will include increasing the number of Company-sponsored training and motivational events and teleconferences, hiring additional distributor support personnel and establishing more convenient Regional Success Centers in targeted geographic markets.

     In addition, the Company will seek to grow through acquisition. The network marketing industry, which has relatively low barriers to entry, is fragmented and includes a number of small marketing companies, many of which are being acquired by larger companies. The Company's strategy is to capitalize on these market characteristics to achieve additional growth, both in terms of distributors and product line enhancement, through the acquisition of additional network marketing companies or the assets of such companies.

     The principal objective of the Company's acquisition strategy is to acquire other network marketing organizations that can be combined with the Company's network marketing organization, resulting in increased sales volume with minimal additional administrative cost. The Company will not consummate an acquisition unless, at the time, it is anticipated that such acquisition will contribute to profitability and provide positive cash flows from operations. There can be no assurance, however, that the Company will in the future be able to acquire other network marketing organizations, or that such acquisitions will result in increased profitability and cash flows.

     The Company's growth strategy will require expanded distributor services and support, increased personnel, expanded operational and financial systems and implementation of additional control procedures. There can be no assurance that the Company will be able to manage expanded operations effectively. Furthermore, failure to implement financial, information management, and other systems and to add control procedures could have a material adverse effect on the Company's results of operations and financial condition. The Company's acquisitions could involve a number of risks including the diversion of management's attention to the assimilation of the acquired companies or assets, adverse short-term effects on the Company's results of operations, the amortization of acquired intangible assets, and the possibility that the acquired network marketing organization will not contribute to the Company's sales, profitability and cash flows, either in the near or long term, as anticipated.

     Although the Company's business plan includes expansion and enhancement of the Company's network marketing organization and product line through the acquisition of businesses engaged in network marketing, there are currently no specific plans, negotiations, agreements or understandings with respect to any material acquisition.

     Although the Company intends to focus principally on the expansion of sales within the United States, the Company also intends to expand its sales activities in Greece. In addition, the Company is considering expansion into markets in other countries, although the Company has not formalized any such planned expansion as of September 30, 1998. The Company believes there are numerous additional international markets in which its network marketing organization and products could prove successful.



INDUSTRY OVERVIEW

     NETWORK MARKETING. The Company believes that network marketing is one of the fastest growing channels of distribution for certain types of goods and services.

     WEIGHT MANAGEMENT AND DIETARY SUPPLEMENT PRODUCTS. The Company believes that the weight management and dietary supplement category is expanding because of heightened public awareness of reports about the positive effects of weight management and dietary supplements on health. Many individuals also use dietary supplements as a means of preventative health care. The Company believes several factors account for the steady growth of the dietary supplement category, including increased public awareness of the reported health benefits of dietary supplements and favorable demographic trends toward older Americans who are more likely to consume dietary supplements.

     Over the past several years, widely publicized reports and medical research findings have suggested a correlation between the consumption of dietary supplements and the reduced incidence of certain diseases. The United States government and universities generally have increased sponsorship of research relating to dietary supplements. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatments, which may include natural remedies. Congress also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

     In addition, the Company believes that the aging of the United States population, together with a corresponding increased focus on preventative health care measures, will continue to result in increased demand for dietary supplement products. The Company believes these trends have helped fuel the growth of the dietary supplement category. To meet the increased demand for dietary supplements, a number of successful dietary supplement products have been introduced over the past several years by the Company and others, including function specific products for weight loss, sports nutrition, menopause, energy and mental alertness. In addition, the use of a number of ingredients, such as chromium picolinate, shark cartilage, proanthocyanidins, citrin and colloidal minerals, have created opportunities for the Company and others to offer new products.

     PERSONAL CARE PRODUCTS. The Company believes that the personal care products market is a mature category that has been historically immune to swings in the economy. Manufacturers and distributors of personal care products must continually improve existing products, introduce new products and communicate product advantages to consumers. With the aging population, there appears to be a growing demand for a wide spectrum of new products in the area of skin care.

PRODUCTS

     The Company's product line consists of products in the categories of weight management, dietary supplements and personal care. The Company currently markets 103 products, exclusive of variations in product size, colors or similar variations of the Company's basic product line.



     WEIGHT MANAGEMENT CATEGORY. During the nine months ended September 30, 1998 and the year ended December 31, 1997, 51.1 and 36.7 percent, respectively, of the Company's net sales were derived from the seven products in the weight management category that the Company markets under its Advantage Marketing Systems label. The following products represent the majority of the Company's product sales in the weight management category:



          - AM-300--A specialized blend of herbs, including an ephedra herb concentrate and chromium picolinate.

          - AS-200--A specialized blend of herbs and nutrients in addition to citrin and chromium picolinate.

     As a result of the SNSI Asset Purchase, the Company added several additional products to its product line in the weight management category that are marketed under its Advantage Marketing Systems or Stay 'N Shape labels, including Choc-Quilizer. Choc-Quilizer is an appetite suppression product made from a compound which occurs naturally in chocolate. It was originally developed by Dr. George Kargas to control chocolate cravings, and is believed by Dr. Kargas to decrease the appetite for other foods as well.



     DIETARY SUPPLEMENT CATEGORY. During then nine months ended September 30, 1998 and the year ended December 31, 1997, 35.6 and 37.7 percent, respectively, of the Company's net sales were derived from the 29 products in the dietary supplement category which contain herbs, vitamins, minerals and other natural ingredients. They are sold under the Advantage Marketing Systems, Stay 'N Shape and Chambre' labels. The following products represent the majority of the Company's product sales in the dietary supplement category:



         - Shark Cartilage Complex--Manufactured from shark fin cartilage and a blend of curcumin, boswellin and vanadium.

         - Super Anti-Oxidant--A blend of enzyme-active and phyto-nutrient rich whole food and herbal antioxidant concentrates including proanthocyanidins.

         - Colloidal Plus--A natural assortment of 77 plant-derived colloidal minerals in a time release capsule.

         - Chlorella--Fresh water green algae containing amino acids of protein, nucleic acids, fibers, vitamins and minerals.

     As a result of the SNSI Asset Purchase, the Company has recently added several additional products to its line in the dietary supplement category that are being marketed under its Advantage Marketing Systems or Stay 'N Shape labels, including Formula of Life Colloidal Minerals, Stress-Eze and Spark of Life.



     PERSONAL CARE CATEGORY. In January 1997, the Company dramatically expanded and improved its product line by acquiring CII and its line of skin care, hair care, family care and cosmetic products. CII had been marketing its products for over 24 years. During the nine months ended September 30, 1998 and the year ended December 31, 1997, 2.1 and 3.1 percent of the Company's net sales were derived from 67 personal care products marketed primarily under the Chambre label in the personal care category. The following products represent the majority of the Company's product sales in the personal care category:



         - NH2 Lift System--A three-part skin-care system combining enzymatic exfoliation and isometric action to firm the skin, build muscle tone and lift the face.

         - Skin Care Collections--Include cleansing lotion, skin freshener, oatmeal scrub, night treatment, moisturizer and protein or moisture masque.

         - Hair Care Systems--Include keratin shampoo, conditioning rinse, reconstruction, hair hold, and style and set.

         - Chambre Cosmetics--Include foundations, mascara, lipliners, eyeliners, powder and cream blushes, lip colors and eyeshadows.

     DIAL A DOC. Effective May 1, 1998, the Company began offering the Dial A Doc service to members of its monthly auto-ship program. Dial A Doc is a 24 hour a day service which allows participants to speak with and ask questions of board certified, private practice physicians anytime, seven days a week. Members access the service through a toll-free telephone number and a personal identification number.

     PROMOTIONAL MATERIALS. The Company also derives revenues from the sale of various educational and promotional materials designed to aid its distributors in maintaining and building their businesses. Such materials include various sales aids, informational videotapes and cassette recordings, and product and marketing brochures.

     OTHER PRODUCTS AND SERVICES. Prior to focusing on weight management, dietary supplement and personal care products in October 1993, the Company marketed various packages of consumer benefit services provided by third-party providers. The consumer benefit services consist of a discount shopping service, a grocery coupon service, a discount travel service, pre-paid legal services, and a variety of other consumer benefits. The services under these consumer benefit programs, except for the pre-paid legal services, are provided by Consumer Benefit Services, Inc. The pre-paid legal services are provided by Pre-Paid Legal Services, Inc. The Company no longer actively markets these programs, although it continues to maintain the existing memberships. These program membership sales represented less than one percent of the Company's net sales for the nine months ended September 30, 1998 and the year ended December 31, 1997.

     NEW PRODUCT IDENTIFICATION. The Company expands its product line through the development and acquisition of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, the Company's management, consultants, distributors and other outside parties. Potential product acquisitions are identified in a similar manner. Prior to introducing new products, the Company investigates product formulation as it relates to regulatory compliance and other issues. See "--Regulation".

     The Company does not maintain its own product development staff, but relies upon Chemins and other manufacturers, independent researchers, vendor research departments, and others for such services. When a new product concept is identified or when an existing product must be reformulated, the new product concept or reformulation project is generally submitted to Chemins for technical development and implementation. The Company is continually reviewing its existing products for potential enhancements to improve their effectiveness and marketability. While the Company considers its product formulations to be proprietary trade secrets, such formulations are not patented and there can be no assurance that another company will not replicate one or more of the Company's products.

     RECENT REGULATORY DEVELOPMENTS. A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 45.3 percent, 29.5 percent, and 39.1 percent of net sales for the nine months ended September 30, 1998 and the years ended 1997 and 1996, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company. See "Risk Factors--Regulation" and "--Regulation".

     PRODUCT PROCUREMENT AND DISTRIBUTION; INSURANCE. Essentially all of the Company's product line in the weight management and dietary supplement categories is manufactured by Chemins utilizing the Company's product formulations. Essentially all of the Company's product line in the personal care category is manufactured by GDMI, Inc., Custom Cosmetics, Inc. and Columbia Cosmetics, Inc.

     In connection with the SNSI Asset Purchase, the Company succeeded to the rights and obligations of Nation of Winners International, Inc. under the Marketing and Distribution Agreement with Tinos, L.L.C. (the "Marketing Agreement"), pursuant to which the Company acquired the exclusive worldwide right to market Choc-Quilizer for the purpose of appetite suppression and weight control through December 6, 2006. The Marketing Agreement is subject to termination by Tinos, L.L.C. upon 60 days' written notice in the event the Company does not obtain a sales volume of 300,000 units of 90 count capsules or caplets of Choc-Quilizer during the period from the date of the license through December 5, 1998, or reasonable sales volumes during each 12-month period thereafter. Based upon current sales levels it appears that the Company will have difficulty meeting the required sales volume, however, the

Company is in the process of evaluating several alternatives that should increase the likelihood of the Company meeting the required sales volume.

     The Company has not generally entered into long-term supply agreements with the manufacturers of its product line or the third-party providers of its consumer benefit services. However, the Company customarily enters into contracts with its manufacturers and suppliers to establish the terms and conditions of purchases. The Company's arrangements with Chemins may be terminated by either party upon the completion of any outstanding purchase orders. Therefore, there can be no assurance that Chemins will continue to manufacture products for the Company or provide research, development and formulation services. In the event the Company's relationship with any of its manufacturers becomes impaired, the Company would be required to obtain alternative sources for its products. In such event, there can be no assurance that the manufacturing processes of the Company's current manufacturers could be replicated by another manufacturer. Although the Company has not previously experienced product unavailability or supply interruptions, the Company believes that it would be able to obtain alternative sources of its weight management, dietary supplement and personal care products. A significant delay or reduction in availability of products, however, could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits on this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company. See "Business--Products--Product Procurement and Distribution."

     All of the items in the Company's product line include a customer satisfaction guarantee. Within 30 days of purchase, any retail customer or distributor who is not satisfied with a Company product for any reason may return it or any unused portion to the distributor from whom it was purchased or to the Company for a full refund or credit toward the purchase of another Company product. Distributors may obtain replacements from the Company for products returned to them by retail customers if they return such products to the Company on a timely basis. Furthermore, in most jurisdictions, the Company maintains a buy-back program pursuant to which it will repurchase products sold to a distributor (subject to a 10 percent restocking charge), provided that the distributor resigns from the Company and returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations. The Company believes this buy-back policy addresses a number of the regulatory compliance issues pertaining to network marketing systems. For the nine months ended September 30, 1998 and the year ended December 31, 1997, the cost of products returned to the Company was two and three percent of gross sales, respectively.

     The Company's product line is distributed principally from the Company's facilities in Oklahoma City or from its Regional Success Centers. Products are warehoused in Oklahoma City and at selected Regional Success Centers.

NETWORK MARKETING

     The Company markets its product line through independent distributors in a network marketing organization, which consists of 32,700 "active" distributors as of September 30, 1998. At December 31, 1997 the Company had 20,400 "active" distributors compared to 10,600 "active" distributors at December 31, 1996. A distributor is considered "active" if the distributor purchased $50 or more of the Company's products within the preceding 12 months. Distributors are independent contractors who purchase products directly from the Company for resale to retail consumers. Distributors may elect to work on a full-time or part-time basis. The Company believes that its network marketing system appeals to a broad cross-section of people, particularly those seeking to supplement family income, start a home business or pursue employment opportunities other than conventional, full-time employment, and that a majority of its distributors therefore work on a part-time basis.


     Management believes that its network marketing system is ideally suited to marketing its product line because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use the Company's products themselves. Sales are made through direct personal sales presentations as well as presentations made to groups in a format known as "opportunity meetings" which are designed to encourage individuals to purchase the Company's products by informing potential customers and distributors of the Company's product line and results of personal use, and the potential financial benefits of becoming a distributor. The objective of the marketing program is to develop a broad based network marketing organization of distributors within a relatively short period. The Company's marketing efforts are typically focused on middle-income families and individuals.

     The Company's network marketing program encourages individuals to develop their own downline network marketing organizations. Each new distributor is linked to an existing distributor that personally enrolled the new distributor into the Company's network marketing organization or is linked to an existing distributor in the enrolling distributor's downline as specified by the enrolling distributor at the time of enrollment. Growth of a distributor's downline organization is dependent on the recruiting and enrollment of additional distributors by the distributor or the distributors within such distributor's downline organization.

     Distributors are encouraged to assume responsibility for training and motivation of other distributors within their downline organization and to conduct opportunity meetings as soon as they are appropriately trained. The Company strives to maintain a high level of motivation, morale, enthusiasm and integrity among the members of its network marketing organization. The Company believes this result is achieved through a combination of products, sales incentives, personal recognition of outstanding achievement, and quality promotional materials. Under the Company's network marketing program, distributors purchase sales aids and brochures from the Company and assume the costs of advertising and marketing the Company's product line to their customers as well as the direct cost of recruiting new distributors. The Company believes that this form of sales organization is cost efficient for the Company because direct sales expenses are primarily limited to the payment of bonuses, which are only incurred when products are sold.

     The Company continually strives to improve its marketing strategies, including the compensation structure within its network marketing organization and the variety and mix of products in its line, to attract and motivate distributors. These efforts are designed to increase distributors' monthly product sales and the recruiting of new distributors.

     To aid distributors in easily meeting the monthly personal product purchase requirement to qualify for bonuses, the Company developed the "Q-Club" in 1994. Under the Q-Club purchasing arrangement, distributors establish a standing product order for an amount in excess of $50 which is automatically charged to their credit cards or deducted from their bank accounts each month prior to shipment of the ordered products. At September 30, 1998 and December 31, 1997 and 1996, the Company had 10,600, 7,000 and 3,800 distributors participating in the Q-Club, respectively.


     Growth of the network marketing organization is in part attributable to the Company's bonus structure which provides for payment of bonuses on product purchases made by other distributors in a distributor's downline organization. Distributors derive income from several sources. First, distributors earn profits by purchasing from the Company's product line at wholesale prices (which are discounted up to 40 percent from suggested retail prices) and selling the Company's product line to customers at retail. Second, distributors who establish their own downline distributor organizations may earn bonuses of up to 15 percent on product purchases by distributors within the first four levels of their downline organization. Third, distributors who have personally enrolled three active distributors and have (i) $300 per month of Q-Club product purchases by personally enrolled distributors on their first level and (ii) $300 per month of Q-Club product purchases on their second level, become Directors and have the opportunity to build an additional Director downline organization and receive additional bonuses of four percent on product purchases by such downline organization. Fourth, distributors who have personally enrolled six active distributors and have (i) $600 per month of Q-Club product purchases by personally enrolled distributors on their first level and (ii) $600 per month of Q-Club product purchases on their second level, become Silver Directors and have the opportunity to build an additional Silver Director downline organization and receive additional bonuses of five percent on product purchases by such downline organization. Fifth, Silver Directors who have personally enrolled twelve active distributors and have (i) $1,200 per month of Q-Club product purchases by personally enrolled distributors on their first level and (ii) $1,200 per month of Q-Club product purchases on their second level, become
Gold Directors and have the opportunity to receive an additional bonus of three percent on product purchases by their Silver Director downline organization. In addition, Gold Directors have the opportunity to receive generation bonuses of up to three percent on the product purchases by distributors of Silver Director downline organizations that originate from their Silver Director downline organization through four generations. Sixth, Gold Directors who maintain the Gold Director requirements and develop four
Gold Directors, each one from a separate leg of their downline organization, become Platinum Directors and have the opportunity to build an additional Platinum Director downline organization and receive additional bonuses of five percent on product purchases by such downline organization. Combining these levels of bonuses, the Company's total "pay-out" on products subject to bonuses is approximately 67 percent of the bonus value of product sales. However, in the case of a distributor who is not qualified to receive bonuses (I.E., a distributor who has not purchased $50 or more of the Company's products during the preceding month), the bonuses otherwise payable on the first two levels of those distributors' downline organizations are retained by the Company. Each distributor in the Company's network marketing organization has a Director, a Silver Director, a Gold Director and a Platinum Director, and each Director has a Silver Director, a Gold Director and a Platinum Director, and each Silver Director has a Gold Director and a Platinum Director, and each Gold Director has a Platinum Director. As of September 30, 1998, the Company has 113 Silver Directors, 71 Gold Directors and 10 Platinum director.

     Under the Company's Regional Success Center Program, the Company, in its sole discretion, designates distributors to serve as Regional Success Center Directors, and provides them special training and support. Each Regional Success Center Director functions as a product distribution center for the Company. As of September 30, 1998, the Company has 39 Regional Success Center Directors.

     The Company maintains a computerized system for processing distributor orders and calculating bonus payments which enables it to remit such payments promptly to distributors. The Company believes that prompt and accurate remittance of bonuses is vital to recruiting and maintaining distributors, as well as increasing their motivation and loyalty to the Company. The Company makes bonus payments to its distributors weekly, based upon the previous week's product purchases, compared to most network marketing companies that only make monthly bonus payments. During the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, the Company paid bonuses to 4,700, 4,600 and 3,300 distributors, respectively, in the aggregate amount of $3,815,454, $4,557,355 and $2,727,240, respectively.

     The Company is committed to providing the best possible support to its distributors. Distributors in the Company's network marketing organization are provided training guides and are given the opportunity to participate in Company training programs. The Company sponsors regularly scheduled conference calls for its distributors which include testimonials from successful distributors and satisfied customers as well as current product and promotional information. The Company produces a monthly newsletter which provides information on the Company, its products and network marketing system. The newsletter is designed to help recruit new distributors by answering commonly asked questions and includes product information and business building information. The newsletter also provides a forum for the Company to give additional recognition to its distributors for outstanding performance. In addition, the Company regularly sponsors training sessions for its distributors across the United States, at which distributors are provided the opportunity to learn more about the Company's product line and selling techniques so that they can build their businesses more rapidly. The Company produces comprehensive and attractive four color catalogues and brochures that display and describe the Company's product line.

     Furthermore, in order to facilitate its continued growth and support distributor activities, the Company continually upgrades its management information and telecommunications systems. These systems are designed to provide, among other things, financial and operating data for management, timely and accurate product ordering, bonus payment processing, inventory management and detailed distributor records. Since 1994, the Company has invested more than $700,000 to enhance its computer and telecommunications systems.

REGULATION

     In the United States as well as in any foreign markets in which the Company may sell its products, the Company will be subject to laws, regulations, administrative determinations, court decisions and similar constraints (as applicable, at the federal, state and local levels) (hereinafter "regulations") including, among others, regulations pertaining to (i) the formulation, manufacture, packaging, labeling, distribution, importation, sale and storage of the Company's products, (ii) product claims and advertising (including direct claims and advertising by the Company as well as claims and advertising by distributors, for which the Company may be held responsible), and (iii) the Company's network marketing organization.

     PRODUCTS. The formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of the Company's products are subject to regulation by federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA"), the Environmental Protection Agency (the "EPA") and the United States Postal Service. The Company's activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are or may be manufactured, distributed and sold. The FDA, in particular, regulates the formulation, manufacture and labeling of weight management products, dietary supplements, cosmetics and skin care products, such as those distributed by the Company. FDA regulations require the Company and its suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated but are expected to be proposed. The Dietary Supplement Health and Education Act of 1994 (the "DSHEA") revised the provisions of the Federal Food, Drug and Cosmetic Act ( the "FDCA") concerning the composition and labeling of dietary supplements and, the Company believes, is generally favorable to the dietary supplement industry. The DSHEA created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, and the DSHEA grand fathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement which contains a new dietary ingredient (I.E., one not on the market before October 15, 1994) will require evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Manufacturers of dietary supplements which make a "statement of nutritional support" must have substantiation that the statement is truthful and not misleading.

     The majority of the Company's sales come from products that are classified as dietary supplements under the FDCA. The labeling requirements for dietary supplements have been set forth, in a final rule issued by the FDA on September 23, 1997, and effective with respect to labels affixed to containers beginning after March 23, 1999. These final regulations include how to declare nutrient content information, and the proper detail and format required for the "Supplemental Facts" box. The new labeling regulations will require the Company to revise a substantial number of its labels at an undetermined, but likely immaterial, expense to the Company. Some of the Company's product labels are being revised now to be in compliance with the new regulations in advance of March 23, 1999, and this effort has not proven to be overly burdensome. Many states have also recently become active in the regulation of dietary supplement products, and may require the Company to modify the labeling or formulation of certain products sold in those states.

     In addition, on April 29, 1998 the FDA published a proposed rule offering guidance and providing limitations on permissible structure/function statements (claims as to the benefit or effect of a product or an ingredient on the body's structure or function) to be placed on labels and in brochures. Comments on this proposed rule were due by August 27, 1998. The Company anticipates that at least 80 percent of the rule as proposed will become final, but this new regulation will not significantly change the way that the FDA currently interprets structure/function statements. Thus, the Company does not expect to make any substantial label revisions based on any new regulation as to structure/function statements.

     As a marketer of products that are ingested by consumers, the Company is subject to the risk that one or more of the ingredients in its products may become the subject of adverse regulatory action. For example, one of the ingredients in AM-300 is ephedra, an herb which contains naturally-occurring ephedrine. The Company's manufacturer uses a powdered extract of that herb when manufacturing AM-300. The extract is an eight percent extract which means that every 100 milligrams of the powdered extract contains approximately eight milligrams of naturally occurring ephedrine alkaloids. Ephedrine containing products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals.

     Many companies distribute products containing various amounts of ephedrine. The FDA has received approximately 900 reports of adverse reactions to these products; on April 10, 1996, the FDA issued a statement warning consumers not to purchase or ingest dietary supplements containing ephedrine that are claimed to produce such effects as euphoria, heightened awareness, increased sexual sensations or increased energy, because these products pose significant adverse health risks, including dizziness, headache, gastrointestinal distress, irregular heartbeat, heart palpitations, heart attack, strokes, seizures, psychosis and death. The Company markets AM-300 principally as an aid in weight management.

     On June 4, 1997, the FDA proposed a regulation that will, if it becomes effective as proposed, significantly limit the ability of the Company to sell dietary supplements that contain ephedrine, including the Company's AM-300 product. For the nine months ended September 30, 1998 and the year ended December 31, 1997, it represented 45.3 percent and 29.5 percent of the Company's net sales, respectively. The proposed regulation was subject to comment until December 2, 1997. The proposed regulations will become effective 180 days following its issuance as a final regulation. Several trade organizations in the dietary supplement industry have commented on the proposed regulation, requesting substantial modifications. As of September 30, 1998, it is not possible to predict whether the FDA will make any material changes to the proposed regulation.

     The Company is a member of a non-profit corporation, The Ephedra Research Foundation (the "Foundation"), which has contracted with a consulting firm to carry out a clinical study concerning the safety of ephedrine when ingested in combination with caffeine as a dietary supplement. This study is currently being conducted at two sites, Beth Israel-Deaconess Medical Center in Boston, affiliated with Harvard Medical School, and St. Luke's-Roosevelt Hospital in New York City, affiliated with Columbia University. Final results of the study are expected no later than March 1, 1999.

     In addition, several states either regulate or are considering regulating ephedrine-containing products as controlled substances or are prohibiting the sale of such products by persons other than licensed pharmacists. There is a risk that the Company's AM-300 product may become subject to further federal, state, local or foreign laws or regulations. These regulations could require the Company to (i) withdraw or reformulate its AM-300 product with reduced ephedrine levels or with a substitute for ephedra or ephedrine, (ii) relabel its product with different warnings or revised directions for use, or (iii) not make certain statements, possibly including weight loss claims, with respect to any product containing ephedra or ephedrine. Even in the absence of further laws or regulation, the Company may elect to reformulate or relabel its AM-300 product containing ephedra or ephedrine. While the Company believes that its AM-300 product could be reformulated and relabeled, there can be no assurance that reformulation and relabeling would not have an adverse effect on sales even though such products or related products would not contain ephedra or ephedrine. See "--Products--Recent Regulatory Developments".

     In foreign markets, prior to commencing operations and prior to making or permitting sales of its products, the Company may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. Prior to entering a new market in which a formal approval, license or certificate is required, the Company will be required to work extensively with local authorities to obtain the requisite approvals. The approval process generally requires the Company to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of the Company's products or may be unavailable with respect to certain products or ingredients.

     PRODUCT CLAIMS AND ADVERTISING. The FTC and certain states regulate advertising, product claims, and other consumer matters, including advertising of the Company's products. All advertising, promotional and solicitation materials used by distributors must be approved by the Company prior to use. The FTC has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the FTC has increased its scrutiny of the use of testimonials, such as those utilized by the Company. While the Company has not been the target of FTC enforcement action, there can be no assurance that the FTC will not question the Company's advertising or other operations in the future. In addition, there can be no assurance that a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations, or that future FTC regulations or decisions will not restrict the permissible scope of such claims. The Company also is subject to the risk of claims by distributors and customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. These agencies may take action on their own initiative against the Company for alleged advertising or product claim violations or on a referral from distributors, consumers or others. Remedies sought in such actions may include consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in the Company's method of doing business. A complaint based on a practice of one distributor, whether or not that practice was authorized by the Company, could result in an order affecting some or all distributors in a particular state, and an order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgements and could have a material adverse effect on the Company.

     COMPLIANCE EFFORTS. The Company retains special legal counsel for advice on both FDA and FTC legal issues. In particular, the Company works closely with special legal counsel who specializes in DSHEA regulations, for label revisions, content of structure/function statements, advertising copy, and also the FDA's position on ephedra- containing products. This relationship reflects the Company's good faith effort to stay in full compliance with all applicable laws governing the manufacture, labeling, sale, distribution, and advertising of its dietary supplements.

     NETWORK MARKETING SYSTEM. The Company's network marketing system is subject to a number of federal and state regulations administered by the FTC and various state agencies. Regulations applicable to network marketing organizations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within such organization be based on sales of the organization's products, rather than investment in the organization or other non-retail sales related criteria. For instance, in certain markets there are limits on the extent to which distributors may earn royalties on sales generated by distributors that were not directly sponsored by the distributor.

     The Company's network marketing organization and activities are subject to scrutiny by various state and federal governmental regulatory agencies to ensure compliance with various types of laws and regulations, including but not limited to securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. The compensation structure of such selling organizations is very complex, and compliance with all of the applicable laws is uncertain in light of evolving interpretation of existing laws and the enactment of new laws and regulations pertaining to this type of product distribution. The Company has an ongoing compliance program with assistance from counsel experienced in the laws and regulations pertaining to network sales organizations. The Company is not aware of any legal actions pending or threatened by any governmental authority against the Company regarding the legality of the Company's network marketing operations.

     The Company currently has independent distributors in all 50 states and the District of Columbia. The Company reviews the requirements of various states as well as seeks legal advice regarding the structure and operation of its selling organization to ensure that it complies with all of the applicable laws pertaining to network sales organizations. On the basis of these efforts and the experience of its management, the Company believes that it is in compliance with all applicable federal and state regulatory requirements. Although the Company believes that the structure and operation of its network marketing organization complies with all of the applicable laws pertaining to network sales organizations, the Company has not obtained any no-action letters or advance rulings from any federal or state security regulator or other governmental agency concerning the legality of the Company's operations, nor is the Company relying on an opinion of counsel to such effect. The Company accordingly remains subject to the risk that, in one or more of its markets, its marketing system could be found to not be in compliance with applicable regulations. Failure by the Company to comply with these regulations could have a material adverse effect on the Company in a particular market or in general.

     The Company is subject to the risk of challenges to the legality of its network marketing organization, including claims by the Company's distributors, both individually and as a class, that the Company's network marketing program is operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). Two important FTC cases have established legal precedent for determining whether a network marketing program constitutes an illegal pyramid scheme. The first, IN RE KOSCOT INTERPLANETARY, INC., 86 F.T.C. 1106 (1975), set forth a standard for determining whether a marketing system constituted a pyramid scheme. Under the KOSCOT standard, a pyramid scheme is characterized by the participants' payment of money to a company in return for (i) the right to sell a product and (ii) the right to receive, in return for recruiting other participants into the program, rewards that are unrelated to sales of the product to ultimate users. Applying the KOSCOT standard in IN RE AMWAY CORP., 93 F.T.C. 618 (1979), the FTC determined that a company will not be classified as operating a pyramid scheme if the company adopts and enforces policies that in fact encourage retail sales to consumers and prevent "inventory loading" (I.E., distributors' purchases of large quantities of non-returnable inventory to obtain the full amount of compensation available under the system). In AMWAY, the FTC found that the marketing system of Amway Corporation ("Amway") did not constitute a pyramid scheme, noting the following Amway policies: (i) participants were required to buy back, from any person they recruited, any saleable, unsold inventory upon the recruit's leaving Amway; (ii) every participant was required to sell at wholesale or retail at least 70 percent of the products bought in a given month in order to receive a bonus for that month; and (iii) in order to receive a bonus in a month, each participant was required to submit proof of retail sales made to 10 different consumers.

     The Company believes that its network marketing system would not be classified as a pyramid scheme under the standards set forth in KOSCOT, AMWAY, and other applicable law. In particular, in most jurisdictions, the Company maintains an inventory buy-back program to address the problem of "inventory loading." Pursuant to this program, the Company will repurchase products sold to a distributor (subject to a 10 percent restocking charge) provided that the distributor resigns from the Company and returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations. The Company's literature provided to distributors describes the Company's buy-back program. In addition, pursuant to the Company's agreements with its distributors, each distributor represents that at least 70 percent of the products he or she buys will be sold to non-distributors. However, as is the case with other network marketing companies, the bonuses paid by the Company to its distributors are based on product purchases including purchases of products that are personally consumed by the downline distributors and such products may be considered an inventory loading purchase. Furthermore, distributors' bonuses are based on the wholesale prices received by the Company on product purchases or, in some cases based upon the particular product purchased, on prices less than the wholesale prices. In the event of challenges to the legality of its network marketing organization by distributors, the Company would be required to demonstrate that the Company's network marketing policies are enforced, and that the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

     In a recent case, WEBSTER V. OMNITRITION INTERNATIONAL, INC., 79 F.3d 776 (9th Cir. 1996), the United States Court of Appeals held that a class action brought against Omnitrition International, Inc. ("Omnitrition"), a multilevel marketing seller of nutritional supplements and skin care products, should be allowed to proceed to trial. The plaintiffs, former distributors of Omnitrition's products, alleged that Omnitrition's selling program was an illegal pyramid scheme and claimed violations of RICO and several federal and state fraud and securities laws. Despite evidence that Omnitrition complied with the AMWAY standards, the court ruled that a jury would have to decide whether Omnitrition's policies, many of which apparently were similar to compliance policies adopted by the Company, were adequate to ensure that Omnitrition's marketing efforts resulted in a legitimate product marketing and distribution structure and not an illegal pyramid scheme. The Company believes that its marketing and sales programs differ in significant respects from those of Omnitrition, and that the Company's marketing program complies with applicable law. The two most significant differences are (i) the Omnitrition marketing plan required distributors to purchase $2,000 in merchandise in order to qualify for bonuses as compared to $50 under the Company's marketing program and (ii) the Omnitrition inventory repurchase policy was limited to products that were less than three months old as compared to one year under the Company's inventory repurchase policy. A lesson from the OMNITRITION case is that a selling program which operates to only generate the minimum purchases necessary to qualify for bonuses is suspect and that a selling program must operate to generate purchases independently of the payment of bonuses, i.e.
"for intrinsic value", in order to have a legitimate product marketing and distribution structure. The Company believes that its selling program operates to generate significant purchases "for intrinsic value" as demonstrated by its sales figures. During the month of September, 1998, 14,532 of the Company's distributors placed a total of 18,433 orders averaging $65 in size while only a single $50 order per month is necessary to qualify for bonuses. In view of the holding of the court of appeals in the OMNITRITION case, however, there can be no assurance that, if challenged, the Company would prevail against private plaintiffs alleging violations of anti-pyramid and securities laws. A final ruling against the Company in such a suit could result in the imposition of a material liability against the Company. Moreover, even if the Company were successful in defending against such suit, the costs of such defense, both in dollars spent and in management time, could be material and adversely affect the Company's operating results.
In addition, the negative publicity of such a suit could adversely affect the Company's sales and ability to attract and retain distributors.


     Nutrition for Life International, Inc. ("NFLI"), a competitor of the Company and a multi-level seller of personal care and nutritional supplements, recently announced that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. NFLI agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors, and related securities fraud claims brought on behalf of certain purchasers of its stock. The Company believes that its marketing program is significantly different from the program allegedly promoted by NFLI and that the Company's marketing program is not in violation of anti-pyramid laws or regulations. Two issues in the NFLI matter were a $1,000 buy-in urged on new recruits, and the paying of commissions on product vouchers prior to the actual delivery of product. By design, the Company's marketing program offers no incentive to anyone to make a large personal purchase nor does the Company use product vouchers. Actual average order size in September, 1998 was $65. However, there can be no assurance that claims similar to the claims brought against NFLI and other multi-level marketing organizations will not be made against the Company, or that the Company would prevail in the event any such claims were made. Furthermore, even if the Company were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect the Company's operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect the Company's sales and ability to attract and retain distributors.

INTELLECTUAL PROPERTY

     The Company uses several trademarks and trade names in connection with its products and operations. As of September 30, 1998, the Company had seven federal trademark registrations with the United States Patent and Trademark Office. The Company relies on common law trademark rights to protect its unregistered trademarks. Common law trademark rights do not provide the Company with the same level of protection as afforded by a United States federal registration of a trademark. Moreover, common law trademark rights are limited to the geographic area in which the trademark is actually used. In addition, the Company's product formulations are not protected by patents and are not patentable. Therefore, there can be no assurance that another company will not replicate one or more of the Company's products.

COMPETITION

     The Company is subject to significant competition in recruiting distributors from other network marketing organizations, including those that market products in the weight management, dietary supplement and personal care categories, as well as other types of products. There are over 300 companies worldwide that utilize network marketing techniques, many of which are substantially larger, offer a greater variety of products, and have available considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive bonus plan and other incentives. The
Company believes that its bonus plan and incentive programs provide its distributors with significant income potential. However, there can be no assurance that the Company's programs for recruitment and retention of distributors will continue to be successful.

     In addition, the business of marketing products in the weight management, dietary supplement and personal care categories is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete in the sale of such products. The Company also competes with other providers of such products, especially retail outlets, based upon convenience of purchase and immediate availability of the purchased product. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction and addition of new products to its line.

     The Company's network marketing competitors that market products in the weight management, dietary supplement and personal care categories include small, privately held companies, as well as larger, publicly held companies with greater financial resources and greater product and market diversification and distribution. The Company's competitors include Shaklee Corporation, The A.L. Williams Corporation, Mary Kay Cosmetics, Inc., Amway Corporation, Nutrition for Life International, Inc., and Herbalife International, Inc. See "Risk Factors-- Competition".

EMPLOYEES

     As of September 30, 1998, the Company had 38 full-time employees, of whom two were executive officers or directors, 17 were in administrative activities, six were in marketing activities, eight were in customer service activities, and seven were in shipping activities. The Company's employees are not represented by a labor organization. The Company considers its employee relations to be good.

PROPERTIES

     The Company maintains its executive office in 7,667 square feet at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293 and its warehouse and distribution center in 10,340 square feet at 4000 North Lindsay, Oklahoma City, Oklahoma. The premises are occupied pursuant to long-term leases which expire on May 31, 2003, and which require monthly rental payments of $6,709 and $5,170, respectively. The Company believes that the present space will be adequate for the next twelve months.

LITIGATION

   The Company is not a party to any pending litigation. In September 1995, the Oklahoma Department of Securities commenced an investigation of the Company and the AMS Distributor Stock Pool (the "Pool") related to the availability of exemptions under the Oklahoma Business Opportunity Act with respect to the Company's network marketing activities and programs, the offer and sale of unregistered securities by the Company and the sale thereof by officers, directors and employees of the Company without registration as broker-dealers, the purchase and resale of the Company's Common Stock by officers and directors of the Company in the public market. As the investigation progressed, the investigation narrowed to focus on the activities associated and related to the Pool. The Pool, under which the Company's independent distributors were permitted to participant on a voluntary basis, was formed in 1990. Participants made contributions to the Pool and, from such contributions, the administrator of the Pool purchased on a monthly basis the Company's Common Stock in the over-the-counter market for the participants. All purchase transactions were executed and effected through a registered broker-dealer. All records of ownership of the Common Stock held by the Pool were maintained at the offices of the Company. The Pool only purchased shares of Common Stock and did not sell shares on behalf of the participants. As of December 31, 1997, the Pool held approximately 245,000 shares of Common Stock for and on behalf of the participants. Each participant has sole voting rights with respect to those shares of Common Stock held for such participant's benefit. In the event a participant desires to sell the Common Stock held for his benefit by the Pool, certificates representing such shares are delivered to such participant for the purpose of effecting such sale. The Oklahoma Department of Securities took the position that the offer and sale of participation rights in the Pool violated the registration provisions of the Oklahoma Securities Act. During October 1997, the Company ceased accepting additional contributions to the Pool and effecting purchase transactions in the Common Stock. On November 4, 1997, the Company, John W. Hail, Curtis H. Wilson, Sr. and Roger P. Baresel, directors and executive officers of the Company, entered into an agreement with the Administrator of the Oklahoma Department of Securities in settlement of the investigation without any action having been taken against the Company and its officers and directors. Pursuant to such agreement, John W. Hail reimbursed the Department its costs of the investigation without entitlement to reimbursement by the Company or any of its other officers and directors. Under the terms of such agreement, the Company and Messrs. Hail, Wilson and Baresel agreed to notify the Department of any proposed offer or sale of additional securities by the Company or each of Messrs. Hail, Wilson and Baresel pursuant to any registration exemption under the Oklahoma Securities Act, for a period of three years ending on November 6, 2000.

COMPANY HISTORY

     EXCHANGE. Pursuant to an Agreement and Plan of Reorganization, dated May 1, 1989, the shareholders of the Company exchanged their common stock for 800,807 shares of the common stock of Pacific Coast International, Inc., a Delaware corporation (the "Exchange"). Prior to the Exchange, the trade or business activities of Pacific Coast International, Inc. had been limited to those activities associated with a public offering of its securities and investigation of corporate acquisition alternatives as a "blank check" company. Upon consummation of the Exchange, (i) the officers and directors of the Company assumed management of Pacific Coast International, Inc., (ii) the Company became a wholly owned subsidiary of Pacific Coast International, Inc., (iii) the Company changed its name from AMS, Inc. to Advantage Marketing Systems, Inc., (an Oklahoma Corporation) and (iv) Pacific Coast International, Inc. changed its name to Advantage Marketing Systems, Inc. ("AMS Delaware"). Prior to the Exchange, Pacific Coast International, Inc. and certain individuals sold, in a public offering, 225,860 shares of Common Stock and 525,860 Class A Common Stock Purchase Warrants ("Class A Warrants") and Class B Common Stock Purchase Warrants ("Class B Warrants"). The Class A Warrants and Class B Warrants were redeemed on March 17, 1997.

     REINCORPORATION MERGER. Effective December 11, 1995, AMS Delaware, the former parent of the Company (formerly Pacific Coast International, Inc.), merged with the Company pursuant to an Agreement and Plan of Merger (the "Merger"), with the Company as the surviving corporation. As a result of the Merger, AMS Delaware ceased to exist, and the Company succeeded to all of its assets and liabilities. Prior to the Merger, AMS Delaware did not conduct any business, and all operations were conducted by the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each executive officer and director of the Company.


       NAME                                AGE                         POSITION WITH THE COMPANY
       ----                                ---                         -------------------------

John W. Hail(1)(2)                          67       Chairman of the Board, Chief Executive Officer and Director

Curtis H. Wilson, Sr.(3)                    71       Vice-Chairman of the Board and Director

Roger P. Baresel(1)(2)                      42       President, Chief Financial Officer, Secretary and Director

R. Terren Dunlap(3)(5)                      52       Director

Harland C. Stonecipher(4)(5)                58       Director

------------------------
(1)  Member of the Stock Option Committee.
(2)  Term as a Director expires in 1998.
(3)  Term as a Director expires in 2000.
(4)  Term as a Director expires in 1999.
(5)  Member of Audit Committee.

     Pursuant to the terms of the Company's Bylaws, the directors are divided into three classes. Class I Directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999, Class II Directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000, and Class III Directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of the shareholders of the Company, the successor to a member of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his election. Executive officers are elected by the Board of Directors and serve at its discretion.

     JOHN W. HAIL is the founder of Advantage Marketing Systems, Inc. and has served as its Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in June 1988. During 1987 and through May 1988, Mr. Hail served as Executive Vice President, Director and Agency Director of Pre-Paid Legal Services, Inc., a public company engaged in the sale of legal services contracts, and also served as Chairman of the Board of Directors of TVC Marketing, Inc., the exclusive marketing agent of Pre-Paid Legal Services, Inc.

     CURTIS H. WILSON, SR. has served as Vice-Chairman of the Board of Directors of the Company since June 1988. From January 1984 to June 1988, Mr. Wilson was Executive Vice President of TVC Marketing, Inc.

     ROGER P. BARESEL has served as Vice President, Chief Financial Officer, Secretary and a Director of the Company since June 1995, and in July 1995, he became President. Mr. Baresel is a Certified Public Accountant and holds a Master of Business Administration degree. From 1988 until joining the Company full-time in 1995, he maintained an accounting practice, specializing in providing consulting services to small and growing businesses and provided consulting services to the Company.

     R. TERREN DUNLAP has served as a Director of the Company since June 1995. He is Chief Executive Officer of DuraSwitch Industries, Inc., a company formed in 1997 that developed and distributes electronic switches. He served as Vice President-International Development of the Company from June 1995 through March 1996. Mr. Dunlap is a Director and the co-founder, and from 1984 and until March 1994 served as Chief Executive Officer and Chairman of the Board, of Go-Video, Inc., a developer and distributor of consumer electronics products.

     HARLAND C. STONECIPHER has served as a Director of the Company since August 1995. Mr. Stonecipher has been Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. since its inception in 1972.

COMPENSATION OF EXECUTIVE OFFICERS

     EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth certain information relating to compensation for services rendered during the years ended December 31, 1998, 1997 and 1996, paid to or accrued for John W. Hail, the Chief Executive Officer. No executive officer of the Company received total annual salary and bonus pursuant to a recurring arrangement in excess of $100,000 during 1998, 1997 or 1996.


                                                                                                    LONG-TERM
                                                                                             COMPENSATION  AWARDS
                                                                                           --------------------------
                                                        ANNUAL COMPENSATION                  SECURITIES      EXERCISE
                                             ------------------------------------------       UNDERLYING     OR BASE
NAME AND PRINCIPAL POSITION                   YEAR    SALARY(1)      BONUS     OTHER(2)        OPTIONS        PRICE
---------------------------                  ------   ---------      -----     --------    ------------      -------
John W. Hail.............................      1998     $60,000       $ --         $ --      100,000(3)       $1.75
  Chief Executive Officer                      1997     $56,539       $ --         $ --      100,000(3)       $6.00
                                                                                             100,000(3)       $2.70
                                               1996          --         --       22,000              --          --

------------------------
(1)  Dollar value of base salary earned during the year.

(2) The Company furnishes the use of an automobile to Mr. Hail, the value of which is not greater than $5,000 annually. During 1996, the Company made non-interest bearing advances to the John Hail Agency, Inc., an affiliate of Mr. Hail, of $22,000.

(3) During 1997 the Company granted 100,000 stock options to Mr. Hail pursuant to the Company's Stock Option Plan, each exercisable for the purchase of one share of Common Stock at an exercise price of $6.00 per share (the market value of the Common Stock on the date of grant). These options were surrendered by Mr. Hail during 1997 in exchange for 100,000 stock options having the same terms other than an exercise price of $2.70 per share of Common Stock (which was equal to the fair value of the Common Stock on the date of exchange). During 1998 these options were surrendered by Mr. Hail in exchange for 100,000 stock options having the same terms other than an exercise price of $1.75 per share of Common Stock (which was equal to the fair value of the Common Stock on the date of exchange). These options will become exercisable on April 8, 1999.


AGGREGATE OPTION GRANTS AND EXERCISES IN 1998 AND YEAR-END OPTION VALUES


     STOCK OPTIONS AND OPTION VALUES. During 1997 the Company granted 100,000 stock options to Mr. Hail pursuant to the Company's Stock Option Plan, each exercisable for the purchase of one share of Common Stock at an exercise price of $6.00 per share. These options were surrendered by Mr. Hail in exchange for 100,000 stock options having the same terms other than an exercise price of $2.70 per share of Common Stock. During 1998 these options were surrendered by Mr. Hail in exchange for 100,000 stock options having the same terms other than an exercise price of $1.75 per share of Common Stock. The following table sets forth information related to options granted to the named executive officer during 1998.


                                                                             INDIVIDUAL GRANTS
                                                           --------------------------------------------------------
                                                                            PERCENT OF
                                                                           TOTAL OPTIONS
                                                             NUMBER         GRANTED TO     EXERCISE
                                                           OF OPTIONS        EMPLOYEES     PRICE PER     EXPIRATION
                                                            GRANTED           IN 1998        SHARE         DATE
                                                           ---------       --------------  ----------   -----------
John W. Hail, Chief Executive Officer..................    100,000(1)          13.1%          $1.75       5/20/07

------------------------

(1) Only includes those stock options that were granted and not surrendered during 1998.

     AGGREGATE STOCK OPTION EXERCISE AND YEAR-END AND OPTION VALUES. The following table sets forth information related to the number and value of options held by the named executive officer at December 31, 1998. During 1998, no options to purchase Common Stock were exercised by the named executive officer.



                                                                                         VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED                  IN-THE-MONEY
                                                          OPTIONS AS OF                     OPTIONS AS OF
                                                        DECEMBER 31, 1998               DECEMBER 31, 1998(1)
                                                  -----------------------------     ----------------------------
NAME                                              EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                                                  -----------     -------------     -----------    -------------
John W. Hail, Chief Executive Officer..........     150,000           100,000       $       -0-        $25,000

------------------------

(1) The closing sale price of the Common Stock as reported on the Nasdaq SmallCap Market on December 31, 1998 was $2.00. The per-share value is calculated based on the applicable closing highest bid price per share, minus the exercise price, multiplied by the number of shares of Common Stock underlying the options.


COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $250 for each Board meeting attended. Directors who are also employees of the Company receive no additional compensation for serving as Directors. The Company reimburses its Directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. The Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Oklahoma law.

STOCK OPTION PLAN


     The Company established the Advantage Marketing Systems, Inc. 1995 Stock Option Plan (the "Stock Option Plan" or the "Plan") in June 1995. The Plan provides for the issuance of incentive stock options ("ISO Options") with or without stock appreciation rights ("SARs") and nonincentive stock options ("NSO Options") with or without SARs to employees and consultants of the Company, including employees who also serve as Directors of the Company. The total number of shares of Common Stock authorized for issuance under the Plan is 1,125,000. As of the date of this Prospectus, options to purchase a total of 831,669 shares of Common Stock have been granted under the Plan at exercise prices of $2.00 to $6.00 per share expiring March 2002 through November 2003, of which 354,024 options have been surrendered and canceled. As of the date of this Prospectus, there are outstanding stock options granted under the Plan exercisable for the purchase of 464,089 shares of Common Stock and options and warrants for the purchase of 1,132,983 shares of Common Stock outstanding that were granted outside of the Stock Option Plan.


     The Stock Option Committee, which is currently comprised of Messrs. Hail and Baresel, administers and interprets the Plan and has authority to grant options to all eligible employees and determine the types of options granted and the terms, restrictions and conditions of the options at the time of grant. During the one-year period ending November 6, 1998, the Company has undertaken not to grant (i) any additional options or warrants other than pursuant to the Plan except in exchange for existing options, (ii) stock options under the Plan to any officer, director or employee of the Company and its subsidiaries that have an aggregate exercise price in excess of the annual salary during the year of such grant of such officer, director or employee and (iii) John W. Hail, Curtis H. Wilson, Sr. and Roger P. Baresel any stock options under the Plan without the unanimous approval of the independent directors of the Company which at all such times shall not be less than two independent directors.

     The option price of the Common Stock is determined by the Stock Option Committee, provided such price may not be less than 85 percent of the fair market value of the shares on the date of grant of the option. The fair market value of a share of the Common Stock is determined by either (i) averaging the closing high bid and low asked quotations for such share on the date of grant of the option as reported by the National Quotation Bureau, Incorporated, or (ii) if not quoted by the National Quotation Bureau, Incorporated by the Stock Option Committee. Upon the exercise of an option, the option price must be paid in full, in cash or with an SAR. Subject to the Stock Option Committee's approval, upon exercise of an option with an SAR attached, a participant may receive cash, shares of Common Stock or a combination of both, in an amount or having a fair market value equal to the excess of the fair market value, on the date of exercise, of the shares for which the option and SAR are exercised, over the option exercise price.

     Options granted under the Plan may not be exercised until six months after the date of the grant, except in the event of death or disability of the participant. ISO Options and any SARs are exercisable only by participants while actively employed as an employee or a consultant of the Company, except in the case of death, retirement or disability. Options may be exercised at any time within three months after the participant's retirement or within one year after the participant's disability or death, but not beyond the expiration date of the option. No option may be granted after April 30, 2005. Options are not transferable except by will or by the laws of descent and distribution.

OFFICER AND DIRECTOR LIABILITY

     As permitted by the provisions of the Oklahoma General Corporation Act, the Certificate of Incorporation (the "Certificate") eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act), or
(iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or its shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

     The Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Certificate and Bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company maintains insurance to protect its directors and officers against liability asserted against them in their official capacities. Such insurance protection covers claims and any related defense costs of up to $3 million based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer.

                              CERTAIN TRANSACTIONS

     Set forth below is a description of transactions entered into between the Company and certain of its officers, directors and shareholders during the last two years. Certain of these transactions may result in conflicts of interest between the Company and such individuals. Although these persons have fiduciary duties to the Company and its shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of the Company.

     John W. Hail, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the sole director and shareholder of the John Hail Agency, Inc. ("JHA"). Pursuant to an unwritten agreement, the Company provided office space, utilities and supplies, as well as an occasional part-time administrative staff person, through June 30, 1996, to JHA for a monthly payment of $1,000 as reimbursement of the Company's costs. In addition, the Company made non-interest bearing advances to JHA of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company in the principal amount of $73,964 bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month. JHA has made repayments of these advances of $54,780, $13,042 during the fiscal years ended December
31, 1998 and 1997, respectively. As of December 31, 1998 the note has been paid in full.


     During 1995, John W. Hail individually entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the years ended December 31, 1998 and 1997, the Company made aggregate payments pursuant to such lease agreements of $17,939 and $19,427, respectively. As of December 31, 1998 these leases had been terminated.


     During the years ended December 31, 1998 and 1997, the Company paid Curtis
H. Wilson, Sr., a Director of the Company, sales commissions of $61,527 and $32,886, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with the Company's network marketing program in effect at the time of the sales. See "Business--Network Marketing."


     During the first quarter of 1998, the Company agreed to loan John Hail up to $250,000. Subsequently the Company agreed to loan up to an additional $75,000. The loan is secured, bears interest at eight percent per annum and is due on March 31, 1999. As of December 31, 1998, the balance due on this loan was $296,936 plus interest. The Company believes that the terms of the loan are comparable with those that could have been obtained from an unaffiliated lender and the loan was unanimously approved by the Company's board of directors.


     During 1997, pursuant to the Company's Stock Option Plan, the Company granted Mr. Hail 10-year nontransferable stock options exercisable for the purchase of 100,000 shares of Common Stock for $6.00 per share. On the date of grant of these stock option, the exercise price was equal to the fair value of the Common Stock. These options were surrendered by Mr. Hail in exchange for 100,000 stock options having the same terms other than an exercise price of $2.70 per share of Common Stock, which was equal to the fair value of the Common Stock on the date of exchange. These options were surrendered by Mr. Hail during 1998 in exchange for 100,000 stock options having the same terms other than an exercise price of $1.75 per share of Common Stock, which was equal to the fair value of the Common Stock on the date of exchange. These options will become exercisable on April 8, 1999.


     During 1995, the Company granted United Financial Advisors, Inc. ("UFAI") five-year warrants exercisable for the purchase of 125,000 shares of Common Stock for $3.60 per share and 125,000 shares of Common Stock for $4.96 per share. All of the warrants were granted at or above the fair market vale of the Common Stock on the date of grant. As a result of the grant of these warrants, UFAI became a greater than five percent beneficial owner of the Common Stock of the Company. These warrants were not granted pursuant to the Company's Stock Option Plan. Effective May 30, 1997, pursuant to written agreement between UFAI and the Company, the warrants exercisable for the purchase of 125,000 shares of Common Stock for $4.96 were released without exercise and canceled by the Company, at which time UFAI ceased to be a greater than five percent beneficial owner of the Common Stock. The remaining warrants held by UFAI are currently exercisable. In addition, UFAI received cash compensation of $10,000 and $20,000 from the Company during 1995 and 1997, respectively, for consulting and financial advisory.


     On December 17, 1996, the Company adopted policies that any loans to officers, directors and five percent or more shareholders ("affiliates") are subject to approval by a majority of not less than two of the disinterested independent directors of the Company and that such loans and other transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of not less than two of the disinterested independent directors. As of December 31, 1998, the Board of Directors is comprised of five members, of which R. Terren Dunlap and Harland C. Stonecipher are the only independent directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information as to the beneficial ownership of the Common Stock as of the date of this Prospectus, of (i) each person who is known to the Company to be the beneficial owner of more than five percent thereof, (ii) each director and executive officer of the Company, and
(iii) all executive officers and directors as a group, together with their percentage holdings of the outstanding shares. For purposes of the following table, the number of shares and percent of ownership of outstanding Common Stock that the named person beneficially owns includes shares of Common Stock that such person has the right to acquire within 60 days of the date of this Prospectus, upon exercise of options and warrants, but such shares are not included for the purposes of computing the number of shares beneficially owned and percent of outstanding Common Stock of any other named person.


                                                                                                    COMMON STOCK
                                                                                            -------------------------
                                                                                               SHARES      PERCENT OF
                                                                                            BENEFICIALLY     SHARE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                            OWNED      OUTSTANDING
------------------------------------                                                            -----      -----------
John W. Hail(1)(2)......................................................................       477,630        11.11%

Curtis H. Wilson(1)(3)..................................................................       280,945         6.39%

Roger P. Baresel(1)(4)..................................................................       168,690         3.95%

Harland C. Stonecipher(5)...............................................................       180,768         4.36%

R. Terren Dunlap(1)(6)..................................................................        37,500          .90%

Executive Officers and Directors as a group
   (five persons)(7)....................................................................     1,255,533        24.32%

------------------------
(1) A Director or an executive officer of the Company, with a business address of 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293.

(2) The number of shares and each percentage presented includes (i) 150,000 shares of Common Stock that are subject to currently exercisable stock options and 1,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants held by Mr. Hail,
     (ii) 16,500 shares of Common Stock and 1,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants owned by corporations controlled by Mr. Hail, (iii) 1,000 shares of Common Stock and 1,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants held by Helen Hail, wife of Mr. Hail, with respect to which Mr. Hail disclaims any beneficial interest, (iv) the number of shares and each percentage do not include 100,000 shares of Common Stock that are subject to currently unexercisable stock options held by Mr. Hail, which do not become exercisable until April 8, 1999.

(3) The number of shares and each percentage presented includes 250,000 shares of Common Stock that are subject to currently exercisable stock options held by Mr. Wilson and 12,338 shares of outstanding Common Stock and 3,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants held by Ruth Wilson, wife of Mr. Wilson, with respect to which Mr. Wilson disclaims any beneficial interest.

(4) The number of shares consist of and each percentage presented includes (i) 7,500 shares of outstanding Common Stock jointly held by Mr. Baresel and his wife, Judith A. Baresel, (ii) 2,000 shares of Common Stock subject to currently exercisable 1997-A Warrants and 1,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants held by Mr. Baresel, (iii) 12,500 shares of Common Stock that are subject to currently exercisable stock options held by Mr. Baresel, (iv) 26,828 shares of outstanding Common Stock held by Mrs. Baresel, (v) 87,500 shares of Common Stock that are subject to currently exercisable stock options and 6,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants held by Mrs. Baresel, and (vii) 12,500 shares of Common Stock that are subject to currently exercisable stock options held by Mrs. Baresel as the custodian for the benefit of the children of Mr. and Mrs. Baresel, with respect to which Mr. Baresel disclaims any beneficial interest, (viii) the number of shares and each percentage do not include 10,000 shares of Common Stock that are subject to currently unexercisable stock options held by Mr. Baresel, which do not become exercisable until May 18, 1999.

(5) Mr. Stonecipher is a Director of the Company with a business address of 321 East Main Street, Ada, Oklahoma 74820, and Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. The number of shares consist of and each percentage presented is based upon 180,768 shares of outstanding Common Stock held by Pre-Paid Legal Services, Inc., which may be deemed to be beneficially owned by Mr. Stonecipher.

(6) The number of shares consist of and each percentage presented is based upon 37,500 shares of Common Stock that are issuable upon exercise of stock options.

(7) The number of shares and each percentage presented includes 2,000 shares of Common Stock subject to currently exercisable 1997-A Warrants, 13,000 shares of Common Stock that are subject to currently exercisable Redeemable Common Stock Purchase Warrants and 550,000 shares of Common Stock that are issuable upon exercise of other currently exercisable stock options held by the executive officers and directors as a group.

                            DESCRIPTION OF SECURITIES

AUTHORIZED AND OUTSTANDING CAPITAL

     Pursuant to its Certificate of Incorporation, the Company is currently authorized to issue up to 495,000,000 shares of Common Stock, $.0001 par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, $.0001 par value ("Preferred Stock"). As of the date of this Prospectus, the outstanding capital stock of the Company consisted of 4,145,533 shares of Common Stock, assuming the no exercise of the Company's outstanding Redeemable Common Stock Purchase Warrants, 1997-A Warrants, the Underwriters' Warrants, stock options and other warrants. See "--Common Stock," "--Redeemable Common Stock Purchase Warrants," "--1997-A Warrants," and "--Other Options and Warrants."

     The following description of certain matters relating to the capital stock and the warrants is a summary of, and is qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, Bylaws, and the agreements between the Company and U.S. Stock Transfer Corp. (the "Warrant Agent"), as amended, related to the outstanding Redeemable Common Stock Purchase Warrants and the 1997-A Warrants, all of which are filed as exhibits to or are incorporated by reference in the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

     The holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that may be outstanding. In the event of liquidation, dissolution and winding-up of the Company, the holders of outstanding Common Stock are entitled to share ratably in all assets available for distribution to the Common Stock shareholders after payment of all liabilities of the Company, subject to the prior distribution rights of the holders of any outstanding Preferred Stock. Holders of outstanding Common Stock are entitled to one vote per share on matters submitted to a vote by the Common Stock shareholders of the Company. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors. In general, a majority vote of shares represented at a meeting of Common Stock shareholders at which a quorum (a majority of the outstanding shares of Common Stock) is present is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of any outstanding Preferred Stock entitled to vote with the holders of the Common Stock.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     As of the date of this Prospectus, there are 1,495,000 Redeemable Common Stock Purchase Warrants outstanding, each of which was issued with one share of Common Stock as a unit in connection with the Unit Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General--Units Offering." The terms and conditions of the Redeemable Common Stock Purchase Warrants are set forth in the Unit and Warrant Agreement between the Company and U.S. Stock Transfer Corp. dated November 6,

1997 (the "Redeemable Warrant Agreement"). The following description of the Redeemable Common Stock Purchase Warrants is not complete and is qualified in all respects by the Redeemable Warrant Agreement which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     The holder of each Redeemable Common Stock Purchase Warrant is entitled, upon payment of the exercise price, to purchase one share of Common Stock. As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's Common Stock for the preceding 20 day period as prescribed in the prospectus of the Units Offering. There was no expense recognized in the Company's financial statements relating to the warrant exercise price reduction as any change only affects allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants were issued in conjunction with an equity offering. The number and kind of securities or other property for which the Redeemable Common Stock Purchase Warrants are exercisable are subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. Unless previously redeemed, the Redeemable Common Stock Purchase Warrants are exercisable on or before November 6, 2002. A holder will only be able to exercise the Redeemable Common Stock Purchase Warrants held in the event (i) a current prospectus under the 1933 Act relating to the shares of Common Stock issuable upon exercise of the Redeemable Common Stock Purchase Warrants is then in effect and (ii) such Common Stock is qualified for sale or exemption from qualification under the applicable securities laws of the states in which the holder resides.

     The Redeemable Common Stock Purchase Warrants are subject to redemption at any time by the Company, on not less than 30 days' written notice, at a price of $0.25 per warrant only after the closing sale price per share of the Common Stock as reported on the Nasdaq SmallCap Market, for a period of 20 consecutive trading days, has been at or above 200 percent of the exercise price, as adjusted, of the Redeemable Common Stock Purchase Warrants. All of the outstanding Redeemable Common Stock Purchase Warrants must be redeemed if any are redeemed.

     The Redeemable Common Stock Purchase Warrants may only be redeemable if, on the date the Redeemable Common Stock Purchase Warrants are called for redemption, there is an effective registration statement and current prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Common Stock Purchase Warrants. In certain cases, the sale of securities by the Company upon exercise of the Redeemable Common Stock Purchase Warrants could violate the securities laws of the United States, certain states or other jurisdictions. The Company has agreed to maintain an effective registration under the 1933 Act at its expense with respect to the securities underlying the Redeemable Common Stock Purchase Warrants (and, if necessary, to allow their public resale without restriction) at all times during the period in which the Redeemable Common Stock Purchase Warrants are exercisable. The Company has agreed to use its best efforts, and to take such actions under the laws of various states, as may be required to cause the sale of the securities underlying the Redeemable Common Stock Purchase Warrants upon their exercise to be lawful. However, the Company will not be required to honor the exercise of the Redeemable Common Stock Purchase Warrants if, in the opinion of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, the Company may, but is not required to, purchase the Redeemable Common Stock Purchase Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such Redeemable Common Stock Purchase Warrants.

     The Redeemable Common Stock Purchase Warrants contain provisions that protect the holder thereof against dilution by adjustment of the number of shares of Common Stock or other securities of the Company purchasable upon exercise of the Redeemable Common Stock Purchase Warrants in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

     The holders of the Warrants do not possess any rights as shareholders of the Company unless and until the holders exercise the Redeemable Common Stock Purchase Warrants and then only as a holder of the Common Stock.

1997-A WARRANTS

     As of the date of this Prospectus, there are 337,211 1997-A Warrants outstanding, all of which were issued in connection with the Warrant Modification Offering and the Rights Offering. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The terms and conditions of the 1997-A Warrants are set forth in the Warrant Agreement between the Company and U.S. Stock Transfer Corp. dated January 26, 1997, as amended and restated on January 8, 1998 (the "1997-A Warrant Agreement"). The following description of the 1997-A Warrants is not complete and is qualified in all respects by the Warrant Agreement which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     Each 1997-A Warrant initially entitled the holder to purchase one share of Common Stock. Pursuant to its rights under the 1997-A Warrant Agreement, as of January 8, 1998, the Company amended and restated the 1997-A Warrant Agreement, which (i) extended the exercise period of the 1997-A Warrants to permit their exercise on or before November 6, 2002 and (ii) reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40. The purpose of the amendment was to modify the exercise price and period provisions to make them identical to those Redeemable Common Stock Purchase Warrants in order to avoid any differential in the market price of the 1997-A Warrants and the Redeemable Common Stock Purchase Warrants. The amendment did not have any material accounting consequences. See "--Redeemable Common Stock Purchase Warrants." The number and kind of securities or other property for which the 1997-A Warrants are exercisable are subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. At any time, upon 30 days' written notice, the Company may redeem in whole and not in part, unexercised 1997-A Warrants for $.0001 per warrant. The 1997-A Warrants not exercised or redeemed will expire on November 6, 2002. Holders of 1997-A Warrants do not, as such, have any of the rights of shareholders of the Company unless and until the holders exercise the 1997-A Warrants and then only as a holder of the Common Stock.

     In certain cases, the sale of securities by the Company upon exercise of 1997-A Warrants could violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use its best efforts to cause a registration statement with respect to such securities under the 1933 Act to continue to be effective during the term of the 1997-A Warrants and to take such other actions under the laws of various states as may be required to cause the sale of securities upon exercise of 1997-A Warrants to be lawful. However, the Company will not be required to honor the exercise of 1997-A Warrants if, in the opinion of counsel, the sale of securities upon such exercise would be unlawful. The Company may, but is not required to, purchase 1997-A Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such 1997-A Warrants.

PREFERRED STOCK

     Pursuant to its Certificate of Incorporation, the Company has an authorized class of Preferred Stock of 5,000,000 shares, $.0001 par value. There are no shares of Preferred Stock outstanding as of the date of this Prospectus. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Company, without further approval of its shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. Management of the Company believes that having such a class of Preferred Stock provides the Company with greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any shares of Preferred Stock, in the event of any issuance, the holders of Common Stock will not have any preemptive or similar rights to acquire any of such shares of Preferred Stock. Issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying or preventing a change in control of the Company.

OPTIONS AND OTHER WARRANTS

     As of the date of this Prospectus, the Company has outstanding stock options and other warrants to purchase 1,597,072 shares of Common Stock during various periods, which expire December 1998 through May 2007, at exercise prices of $1.60 to $3.60 per share (with a weighted average exercise price of $2.08). The exercise prices of the stock options and warrants were equal to or greater than the fair market value of the Common Stock on the date of the grant of each stock option or warrant. Furthermore, in connection with the Units Offering, the Company sold to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., the representatives of underwriters of the Units Offering, warrants exercisable after November 6, 1998, and on or before November 6, 2002, for the purchase of 130,000 Units for $5.40 per Unit (the "Underwriters' Warrants"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Units Offering" and "--Results of Operations--Pro Forma Effect of Stock-Based Compensation" and "Management-- Stock Option Plan."

ANTI-TAKEOVER PROVISIONS

     The Certificate of Incorporation and Bylaws of the Company and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description below related to provisions of the Certificate of Incorporation and the Bylaws of the Company is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws of the Company, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of the Preferred Stock in classes, and the Board of Directors to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such class of Preferred Stock, and to issue such stock in either private or public transactions. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Company's Board of Directors opposes.

     STAGGERED BOARD OF DIRECTORS. The Bylaws of the Company provide that the Board of Directors shall be comprised of three classes of directors, each class constituting approximately one-third of the total number of directors with each class serving staggered three-year terms. The classification of the directors makes it more difficult for shareholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help ensure continuity and stability of the Company's management and policies.

     The classification provisions may also have the effect of discouraging a third party from accumulating large blocks of Common Stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders of the Company could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

     OKLAHOMA ANTI-TAKEOVER STATUTES. The Company is subject to Section 1090.3 and Sections 1145 through 1155 of the Oklahoma General Corporation Act (the "OGCA").

     Subject to certain exceptions, Section 1090.3 of the OGCA prohibits a publicly-held Oklahoma corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which such person became an interested shareholder, unless the interested shareholder attained such status with approval of the board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or did own, within three years of the proposed combination, 15 percent or more of the corporation's voting stock.

     In general, Sections 1145 through 1155 of the OGCA provide that issued and outstanding shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition") become nonvoting stock for a period of three years following such control share acquisition, unless a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares. Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to the corporation disclosing certain prescribed information regarding the acquisition. The corporation is required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition, unless the acquiring person requests a special meeting of shareholders for such purpose and undertakes to pay the costs and expenses of such special meeting. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the corporation have dissenters' rights entitling them to receive the fair value of their shares which will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

     A "control share acquisition" includes the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, "control shares" (generally issued and outstanding shares having more than 20 percent of all voting power in the election of directors of a publicly held corporation), subject to certain exceptions including (i) an acquisition pursuant to an agreement of merger, consolidation, or share acquisition to which the corporation is a party and is effected in compliance with certain Sections of the OGCA, (ii) an acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares, (iii) an increase in voting power resulting from any action taken by the corporation, provided the person whose voting power is thereby affected is not an affiliate of the corporation, (iv) an acquisition pursuant to proxy solicitation under and in accordance with the Securities Exchange Act of 1934, as amended, or the laws of Oklahoma, and (v) an acquisition from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired. The voting rights provisions of the Sections 1145 through 1155 of the OGCA were declared unconstitutional and unenforceable in 1987. In 1991, Sections 1145 through 1155 of the OGCA were amended; however, the constitutionality and enforceability of the voting rights provisions of such Sections of the OGCA, as amended, have not been determined as of the date of this Prospectus.

     The anti-takeover provisions of the OGCA may have the effect of discouraging a third party from acquiring large blocks of Common Stock within a short period or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders of the Company could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

TRANSFER AGENT AND WARRANT AGENT

     U.S. Stock Transfer Corp. is the registrar and transfer agent for the Common Stock and the Warrant Agent for the 1997-A Warrants and the Redeemable Common Stock Purchase Warrants, whose address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204-2991.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company has 4,145,533 shares of Common Stock issued and outstanding (assuming no exercise of the outstanding Redeemable Common Stock Purchase Warrants, 1997-A Warrants, stock options and other warrants). The Company has reserved 3,256,444 shares of Common Stock for issuance upon exercise of the Redeemable Common Stock Purchase Warrants, 1997-A Warrants, the Underwriters' Warrants, stock options and other warrants, and 1,111,444 shares of Common Stock for issuance under the Stock Option Plan. See "Security Ownership of Certain Beneficial Owners and Management," "Description of Securities--Redeemable Common Stock Purchase Warrants," "--1997-A Warrants," and "--Other Stock Options and Warrants," and "Management--Stock Option Plan." Additionally, the Company will have 486,486,579 shares of Common Stock available for issuance at such times and upon such terms as may be approved by the Company's Board of Directors. No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. See "Risk Factors--Stock Price, Sales and Earnings Volatility." Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through sales of its equity securities. The Company has undertaken not to issue any options or other securities convertible into Common Stock, other than options granted under the Company's Stock Option Plan, for a period of one year ending November 6, 1998.


     As of the date of this Prospectus, there are 26,281 shares of Common Stock (the "Restricted Shares") outstanding which have not been registered under the 1933 Act (of which 6,250 are held by the executive officers, directors and affiliates of the Company), but may be sold without registration pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), subject to the limitations thereunder described below.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including a Company affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Restricted Shares properly sold in reliance on Rule 144 are thereafter freely tradable without restrictions or registration under the 1933 Act, unless thereafter held by an affiliate of the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not Restricted Shares. As defined in Rule 144, an "affiliate" (as that term is defined under the 1933 Act) of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such issuer.

     Furthermore, if two years have elapsed since the later of the date of any acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market pursuant to Rule 144(k) without regard to volume limitations, manner of sale restrictions, or public information or notice requirements.

     Pursuant to Rule 144A promulgated under the 1933 Act, under certain circumstances qualified institutional buyers, as defined in the rule, are permitted to more easily acquire and sell "restricted securities." The Company is unable to predict the effect that Rule 144A has or will have on the prevailing market price of the Common Stock.

OPTIONS

     As of the date of this Prospectus, options to purchase a total of 831,669 shares of Common Stock have been granted under the Stock Option Plan of which 354,024 were voluntarily surrendered and canceled by the Company and 464,089 are still outstanding, and an additional 647,355 shares of Common Stock are available for further grants under the Stock Option Plan. See "Management--Stock Option Plan." There are options and warrants for the purchase of 1,132,983 shares of Common Stock outstanding that were granted outside the Stock Option Plan.

LOCK-UP AGREEMENTS

     The Company's executive officers, directors, who hold in the aggregate 580,533 shares of Common Stock and stock options and warrants exercisable for the purchase of 675,000 shares of Common Stock, have agreed with Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc. not to sell, or otherwise dispose of such shares for the period ended November 6, 1998, or such options, warrants or shares of Common Stock and all other securities issuable upon exercise of such options or warrants for a period of two years ending on November 6, 1999.

STATE IMPOSED ESCROW ARRANGEMENT

     In connection with the registration of the Units Offering, the executive officers and directors (and their wives) of the Company and Robert and Retha Nance (formerly greater than five percent shareholders of the Company) deposited 470,652 shares of Common Stock and stock options exercisable for the purchase of 712,483 shares of Common Stock in escrow with Liberty Bank and Trust Company of Oklahoma City, N.A., pursuant to Promotional

Shares Escrow Agreements (the "Escrow Agreements"). Furthermore, the Company, Roger P. Baresel and Judith A. Baresel entered into a Promotional Shares Lock-In Agreement (the "Lock-In Agreement") covering 4,000 shares of Common Stock and 2,000 1997-A Warrants held by Mr. and Mrs. Baresel. The Administrator of the Oklahoma Department of Securities determined the terms and conditions of the Escrow Agreements and the Lock-In Agreement that were required as a condition of the registration of the Units Offering in Oklahoma for the protection and benefit of the initial purchasers of the Units sold pursuant to that offering (the "Public Shareholders"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General--Units Offering."


     Under the terms of the Escrow Agreements and Lock-In Agreement, the owners (the "Depositors") of the Common Stock, 1997-A Warrants and stock options (the "Subject Securities") agreed that in event of a Distribution (as defined below) respecting the Subject Securities, the Public Shareholders will initially share on a pro rata, per share basis in the Distribution to the exclusion of the Depositors, in proportion to the public offering prices of the Units until the Public Shareholders have received, or have had irrevocably set aside for them, an amount equal to the aggregate public offering prices of the Units. Thereafter, the Depositors and the other holders of the Company's equity securities (including the Public Shareholders) will participate on an equal, per share basis in the remaining amount of the Distribution. The Distribution may proceed on lesser terms and conditions if a majority of the holders of the Common Stock and Redeemable Warrants formerly comprising the Units that are not held by Depositors, officers, or directors of the Company, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions. A "Distribution" under the Escrow Agreement and Lock-In Agreement means a distribution of the Company's assets or securities to the Company's shareholders including the Depositors as a result of the dissolution, liquidation, merger, consolidation or reorganization of the Company or the sale or exchange of the Company's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person other than the Depositors. Participants in the Plan electing to purchase Participation Interests are not beneficiaries of the Escrow Agreements or the Lock-In Agreement and accordingly will not be benefitted or adversely affected by the provisions of the Escrow Agreements and the Lock-In Agreement, other than possibly benefitting from the restrictions on transferability of the Subject Securities.


     The shares of Common Stock, stock options and 1997-A Warrants, as well as any shares of Common Stock received upon exercise of the stock options and warrants, will remain subject to the Escrow Agreements and Lock-In Agreement for a period of three years ending November 6, 2000; however, the 93,108 shares of Common Stock deposited in escrow by Robert and Retha Nance may be released from escrow upon the sale of such shares, such sales being limited during any three-month period to one-half of one percent of the outstanding number of shares of Common Stock on the date of such sale. Other than as mentioned, the shares of Common Stock, 1997-A Warrants and stock options subject to the Escrow Agreements and the Lock-In Agreement may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, except under limited circumstances.

                              PLAN OF DISTRIBUTION

     The Participation Interests being offered hereby are offered by those officers, directors and employees of the Company ("associated person") each of whom qualifies as an "associated person not deemed to be a broker" within the meaning of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this Rule, an "associated person not deemed to be a broker" is the associated person that (i) is not subject to a "statutory disqualification," as defined in Section 3(a)(39) of the Exchange Act, at the time of participation in the offering, and (ii) is not compensated in connection with participation in the offering by payment of commissions or other remuneration based either directly or indirectly on sales of Participation Interests, and (iii) is not at the time of participation in the offering an associated person of a broker or dealer, and (iv) either (A) (x) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with the offer and sale of the Participation Interests, and (y) has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (z) the associated person does not participate in selling an offering of securities of the Company or any other issuer of securities more than once every 12 months, subject to certain limited participation in the offering of securities through a registered broker or dealer, or (B) restricts participation in the offering to (aa) preparation of written communications or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser (provided, that the content of such communications is approved by an officer or director of the Company, (bb) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser (provided, that the content of such responses are limited to information contained in the Registration Statement of which this Prospectus is a part), or (cc) performing ministerial and clerical work involved in effecting the sale of the Participation Interests. As of the date of this Prospectus, the officers and directors of the Company qualify as an "associated person not deemed to be a broker" within the meaning of Rule
3a4-1.

     The Company will pay all administrative costs and expenses associated with the Plan. Any brokerage commissions and related service charges incurred in connection with purchases of shares of Common Stock will be paid by the Plan from the Participants' contributions to the Plan.

                                  LEGAL MATTERS

     Certain legal matters related to this offering will be passed upon for the Company by its counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma.

                                     EXPERTS

     The consolidated balance sheets of Advantage Marketing Systems, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of income, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form SB-2 (No. 333-47801) (herein, together with all amendments thereto, the "Registration Statement"), of which this Prospectus constitutes a part, under the 1933 Act, with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed or incorporated by reference as an exhibit, reference is hereby made to the copy of the contract or other document filed or incorporated by reference as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference. The Registration Statement (including the exhibits thereto) may be inspected without charge at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request, a copy of any information incorporated by reference in this Prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, the Company files reports and other information with the Commission (File No. 001-13343), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

     The Company distributes to its shareholders annual reports containing consolidated financial statements audited by its independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information. Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                ----
ADVANTAGE MARKETING SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

         Condensed Consolidated Balance Sheets as of September 30, 1998 and
                  December 31, 1997 (Unaudited) .................................................................F-2

         Condensed Consolidated Statements of Income for the Nine Months Ended
                  September 30, 1998 and 1997 (Unaudited)........................................................F-3

         Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
                  September 30, 1998 and 1997 (Unaudited)........................................................F-4

         Notes to Condensed Consolidated Financial Statements for the Nine Months Ended
                  September 30, 1998 and 1997 (Unaudited)........................................................F-5

ADVANTAGE MARKETING SYSTEMS, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

         Independent Auditors' Report ..........................................................................F-12

         Consolidated Balance Sheets as of December 31, 1997 and 1996...........................................F-13

         Consolidated Statements of Income for Years Ended December 31, 1997, 1996 and 1995.....................F-14

         Consolidated Statements of Stockholders' Equity (Deficiency) for Years Ended
                  December 31, 1997, 1996 and 1995..............................................................F-15

         Consolidated Statements of Cash Flows for Years Ended December 31, 1997, 1996 and 1995.................F-16

         Notes to Consolidated Financial Statements for Years Ended December 31, 1997, 1996 and 1995............F-17

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
                                   (UNAUDITED)

                                                                                    SEPTEMBER 30,      DECEMBER 31,
                                     ASSETS                                             1998               1997
                                                                                    -------------      ------------
CURRENT ASSETS:
  Cash and cash equivalents.....................................................     $ 5,580,422       $ 5,775,276
  Receivables - net of allowance of $33,904 and $25,800, respectively...........         269,050           184,915
  Receivable from affiliate.....................................................         293,936            14,124
  Commission advances...........................................................              --            59,268
  Inventory.....................................................................         836,326           812,125
  Deferred income taxes.........................................................          93,496            85,224
  Other assets..................................................................         105,585            68,432
                                                                                     -----------       -----------
              Total current assets..............................................       7,178,815         6,999,364
RECEIVABLES.....................................................................          56,740            15,079
RECEIVABLE FROM AFFILIATE ......................................................              --            40,656
PROPERTY AND EQUIPMENT, Net.....................................................         926,761           695,896
GOODWILL, Net...................................................................       1,752,461         1,700,909
COVENANTS NOT TO COMPETE, Net...................................................         530,395           518,791
DEFERRED INCOME TAXES...........................................................         197,841           354,693
OTHER ASSETS....................................................................         115,610            10,918
                                                                                     -----------       -----------
TOTAL...........................................................................     $10,758,623       $10,336,306
                                                                                     -----------       -----------
                                                                                     -----------       -----------

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..............................................................     $   236,326       $   202,220
  Accrued commissions and bonuses...............................................         168,173           325,077
  Accrued other expenses........................................................         910,250           183,921
  Notes payable.................................................................          28,709            26,304
  Capital lease obligations.....................................................          84,646           118,801
                                                                                     -----------       -----------
              Total current liabilities.........................................       1,428,104           856,323
LONG-TERM LIABILITIES:
  Notes payable.................................................................         101,942            82,440
  Capital lease obligations.....................................................         112,754           221,148
                                                                                     -----------       -----------
              Total liabilities................................................        1,642,800         1,159,911
                                                                                     -----------       -----------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Preferred stock - $.0001 par value; authorized 5,000,000 shares; none issued..              --                --
  Common stock - $.0001 par value; authorized 495,000,000 shares;
   issued 4,259,908 and 4,249,383 shares, respectively .........................             426               425
  Paid-in capital...............................................................      10,180,108        10,180,109
  Notes receivable for exercise of options......................................         (74,000)          (74,000)
  Accumulated deficit...........................................................        (683,718)         (930,139)
                                                                                     -----------       -----------
              Total capital and accumulated deficit.............................       9,422,816         9,176,395
  Less cost of treasury stock (102,000 shares, common)..........................        (306,993)               --
                                                                                     -----------       -----------
              Total stockholders' equity........................................       9,115,823         9,176,395
                                                                                     -----------       -----------
TOTAL...........................................................................     $10,758,623       $10,336,306
                                                                                     -----------       -----------
                                                                                     -----------       -----------

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                     -----------------------
                                                                                        1998         1997
                                                                                     ----------   ----------
Net sales.........................................................................   $9,500,936   $7,635,321
Cost of sales.....................................................................    6,263,775    5,472,819
                                                                                    -----------  -----------
    Gross profit..................................................................    3,237,161    2,162,502
Marketing, distribution and administrative expenses...............................    2,671,332    1,957,755
                                                                                    -----------  -----------
    Income from operations........................................................      565,829      204,747
Other income (expense):
Interest, net.....................................................................      213,509        1,810
Other income (expense)............................................................       39,482        7,303
Settlement of additional tax liability (Note 3)...................................     (421,623)          --
                                                                                    -----------  -----------
    Total other income (expense)..................................................     (168,632)       9,113
                                                                                    -----------  -----------
INCOME (LOSS) BEFORE TAXES .......................................................      397,197      213,860
TAX EXPENSE (BENEFIT).............................................................      150,776       81,377
                                                                                    -----------  -----------
NET INCOME (LOSS).................................................................  $   246,421  $   132,483
                                                                                    -----------  -----------
                                                                                    -----------  -----------
Net income (loss) per common share................................................  $       .06          .05
                                                                                    -----------  -----------
                                                                                    -----------  -----------
Net income (loss) per common share - assuming  dilution...........................  $       .05          .04
                                                                                    -----------  -----------
                                                                                    -----------  -----------
Weighted average common shares outstanding........................................    4,201,954    2,489,450
                                                                                    -----------  -----------
                                                                                    -----------  -----------
Weighted average common shares outstanding - assuming dilution....................    4,538,783    3,443,266
                                                                                    -----------  -----------
                                                                                    -----------  -----------

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                                                      SEPTEMBER 30,   SEPTEMBER 30,
                                                                                          1998            1997
                                                                                      -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income.......................................................................    $  246,421   $   132,483
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
        Depreciation and amortization...............................................       267,703       170,078
        Deferred taxes..............................................................       148,580        79,182
        Gain on sale of other assets................................................       (35,920)           --
        Changes in assets and liabilities which provided (used) cash:
           Receivables and commission advances......................................       (66,528)      (58,489)
           Inventory................................................................       (24,201)     (560,996)
           Accounts payable and accrued expenses....................................       693,781        20,465
                                                                                        ----------   -----------
                Net cash provided by (used in) operating activities.................     1,229,836      (217,277)
                                                                                        ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment..............................................      (365,334)     (130,568)
   Purchase of Chambre' International, Inc..........................................            --       (51,340)
   Purchase of assets pursuant to SNSI Asset Purchase...............................            --    (1,274,441)
   Purchase of ToppMed Assets.......................................................      (192,000)           --
   Advances to affiliate............................................................      (293,936)           --
   Repayment of receivable from affiliate...........................................        54,780         9,683
   Purchase of other assets.........................................................       (83,565)     (106,803)
                                                                                        ----------   -----------
                 Net cash used in investing activities .............................      (880,055)   (1,553,469)
                                                                                        ----------   -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock...........................................            --     2,234,357
   Proceeds from notes payable......................................................        62,727        40,980
   Purchase of treasury stock.......................................................      (306,993)           --
   Payment of deferred offering costs...............................................      (112,610)     (240,703)
   Principal payment on notes payable...............................................       (40,821)       (9,194)
   Principal payment on capital lease obligations...................................      (146,938)      (67,211)
                                                                                        ----------   -----------
                 Net cash provided by (used in) financing activities................      (544,635)    1,958,229
                                                                                        ----------   -----------

NET INCREASE (DECREASE) IN CASH.....................................................      (194,854)      187,483
CASH AND CASH EQUIVALENTS, BEGINNING................................................     5,775,276       169,569
                                                                                        ----------   -----------
CASH AND CASH EQUIVALENTS, ENDING...................................................    $5,580,422   $   357,052
                                                                                        ----------   -----------
                                                                                        ----------   -----------
                                                                                                     (Continued)

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                                                      SEPTEMBER 30,   SEPTEMBER 30,
                                                                                          1998            1997
                                                                                      -------------   -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest............................................    $  27,186     $     21,104
Cash paid during the period for income taxes........................................           --            2,195
Noncash financing and investing activities:
   Property and equipment acquired by capital lease.................................        4,389          140,869

SNSI Asset Purchase:
   Fair value of assets acquired....................................................    $      --     $    (84,063)
   Fair value of covenant not to compete............................................           --         (500,000)
   Purchase price in excess of tangible assets acquired and covenant not to compete.           --       (1,490,378)
   Fair value of common stock issuance..............................................           --          800,000
                                                                                        ---------      -----------
   Cash paid to purchase SNSI assets................................................    $      --      $(1,274,441)
                                                                                        ---------      -----------
                                                                                        ---------      -----------
Acquisition of Chambre' International, Inc.:
   Fair value of assets acquired....................................................    $      --      $   (84,802)
   Fair value of covenant not to compete............................................           --          (20,000)
   Purchase price in excess of tangible assets acquired and covenant not to compete. .         --         (179,325)
   Fair value of common stock issuance..............................................           --           84,000
   Liabilities assumed..............................................................           --          148,787
                                                                                        ---------      -----------
   Cash paid to purchase Chambre' International, Inc................................    $      --      $   (51,340)
                                                                                        ---------      -----------
                                                                                        ---------      -----------
Acquisition of ToppMed, Inc.:
   Fair  value of assets acquired...................................................    $      --      $        --
   Fair value of covenant not to compete............................................      (64,000)              --
   Purchase price in excess of tangible assets acquired and covenant not to compete.     (128,000)              --
                                                                                        ---------      -----------
   Cash paid to purchase ToppMed, Inc...............................................    $(192,000)     $        --
                                                                                        ---------      -----------
                                                                                        ---------      -----------
                                                                                                       (Concluded)

             SEE NOTES CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

1.   UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying condensed financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company, and notes thereto, for the year ended December 31, 1997.

     The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented. Operating results of the interim period are not necessarily indicative of the amounts that will be reported for the year ending December 31, 1998. Certain reclassifications have been made to prior period balances to conform with the presentation for the current period.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION- The condensed consolidated financial statements include the accounts of Advantage Marketing Systems, Inc. and its wholly owned subsidiaries, Miracle Mountain International, Inc. and Chambre' International, Inc. (the "Company"). All significant intercompany accounts have been eliminated.

     NATURE OF BUSINESS - The Company markets a product line of consumer oriented products in the weight management, dietary supplement and personal care categories that are produced by various manufacturers. The Company sells its product line through a network of full and part-time independent distributors developed by the Company.

     The Company also sells supplies and materials to its independent distributors.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION - The Company recognizes revenue upon shipment of products, training aids and promotional material to the independent distributors.

     SALES RETURNS - All of the Company's products include a customer satisfaction guarantee. Company products may be returned within 30 days of purchase for a full refund or credit toward the purchase of another Company product. The Company also has a buy-back policy where by it will repurchase products sold to an independent distributor (subject to a restocking fee) provided that the distributor resigns from the Company and returns the product within 12 months of original purchase in marketable condition. For the nine months ended September 30, 1998 and 1997, the cost of products returned to the Company is included in net sales and at each period was, two percent and three percent of gross sales, respectively.

     ADVERTISING - The Company expenses advertising related to the Company as incurred. Total advertising expense for the nine months ended September 30, 1998 and 1997 was $13,070 and $14,583, respectively.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)


     CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of cash in banks and all short-term investments with initial maturities of three months or less.

     INVENTORY - Inventory consists of consumer product inventory, and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent distributors. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.

     INTANGIBLES - Intangible assets consist of goodwill and covenants not to compete. Goodwill represents the excess of cost over the fair value of the net assets acquired pursuant to the Miracle Mountain International, Inc. ("MMI"), Chambre' International, Inc. ("CII"), Stay 'N Shape International, Inc. ("SNSI") and ToppMed, Inc. ("TI") acquisitions. The Company amortizes goodwill from the acquisition of MMI over seven years and from the acquisitions of CII, SNSI, and TI over twenty years. Covenants not to compete are being amortized over the life of the contracts. The net amount of goodwill arising from the MMI, CII, SNSI and TI acquisitions at September 30, 1998 was $79,441, $164,382, $1,381,705 and $126,933,
     respectively. The net amount of goodwill arising from the MMI, CII and SNSI acquisitions at September 30, 1997 was $97,127, $173,348 and $1,456,224,
     respectively. Goodwill amortization for the nine months ended September 30, 1998 and 1997 was $76,448 and $52,899, respectively. Covenant amortization for the nine months ended September 30, 1998 and 1997, was $52,396 and $36,321, respectively.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost or, in the case of leased assets under capital leases, at the fair value of the leased property and equipment, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of three to seven years. Assets under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

     LONG-LIVED ASSETS - Management of the Company assesses recoverability of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through undiscounted future cash flows generated by that asset.

     FAIR VALUE DISCLOSURE - The Company's financial instruments include cash and cash equivalents, receivables, short-term payables, notes payable and capital lease obligations. The carrying amounts of cash and cash equivalents, receivables and short-term payables approximate fair value due to their short-term nature. The carrying amounts of notes payable and capital lease obligations approximate fair value based on borrowing rates currently available to the Company.

     EARNINGS PER SHARE - In 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, and has restated earnings per share for all periods presented in accordance with that Statement. Earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period. Earnings per common share - assuming dilution is computed based upon net income divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method. The following is a reconciliation of the common shares used in the calculations of earnings per common share and earnings per common share - assuming dilution:

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                                     INCOME          SHARES       PER SHARE
                                                                   (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                   -----------    -------------   ---------
Weighted average common shares outstanding:
For the nine months ended September 30, 1998:
   Earnings per common share:
     Income available to common stockholders....................      $246,421        4,201,954       $ .06
                                                                                                      -----
   Earnings per common share - assuming dilution:
      Options...................................................         --             336,829
                                                                   -----------       ----------
     Income available to common stockholders plus assumed
      conversions...............................................      $246,421        4,538,783       $ .05
                                                                   -----------       ----------       -----

For the nine months ended September 30, 1997:
   Earnings per common share:
     Income available to common stockholders....................      $132,483        2,489,450       $ .05
                                                                                                      -----
   Earnings per common share - assuming dilution:
      Options...................................................         --             929,597
      Warrants..................................................         --              24,219
                                                                   -----------      -----------
     Income available to common stockholders plus assumed
      conversions...............................................      $132,483        3,443,266       $ .04
                                                                   -----------       ----------       -----

     Options to purchase 154,750 shares of common stock ranging from $3.00 to $6.00 per share were outstanding at September 30, 1998 but were not included in the computation of earnings per common share - assuming dilution for the nine months then ended, because the options' exercise price was greater than the average market price of the common shares during the period. There were no antidilutive options to purchase shares of common stock at September 30, 1997.

     Warrants to purchase 2,092,211 shares ranging from $3.40 to $5.40 were outstanding at September 30, 1998, but were not included in the computation of earnings per common share - assuming dilution for the nine months then ended, because the warrants' exercise price was greater than the average market price of the common shares during the period. There were no antidilutive warrants to purchase shares of common stock at September 30, 1997.

     RECENTLY ISSUED ACCOUNTING STANDARDS - In February 1998, the FASB issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which revises employers' disclosures about pension and other postretirement benefit plans. The new statement will not have any impact on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments. The adoption of SFAS 133 would not have any present impact on the Company's consolidated financial statements. This statement is effective for all fiscal quarters beginning after June 15, 1999.

     INCOME TAXES - The Company uses an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management's opinion, it is more likely than not that some portion of the deferred tax asset will not be realized.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)


3.   ADDITIONAL TAX LIABILITY

     ADDITIONAL TAX LIABILITY - During 1998, in an effort to facilitate the growth of its distributor network, the Company voluntarily began contacting all of the state sales and use tax authorities to enter into agreements with them whereby the Company would assume the responsibility for collecting and remitting sales and use taxes on behalf of its independent distributors. Certain states had requirements which resulted in an additional tax liability for the Company as a condition of entering into the agreement. The liability has a net adverse impact on the Company's earnings of $256,300 or $.06 per share. Management believes the liability is a one time nonrecurring charge and will have no further adverse impact on the Company's future results of operations.

4.   STOCKHOLDERS' EQUITY

     COMMON STOCK - On March 4, 1998, the Company announced that it intends to repurchase up to $1 million of the Company's Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of September 30, 1998, the Company has repurchased 102,000 shares of the Common Stock at a total cost of $306,993. The additional number of shares of the Common Stock that may be purchased by the Company is not determinable as of September 30, 1998 and will depend upon a number of factors, including the market price of the Common Stock and the amount of funds utilized for repurchase on each date of repurchase.

     The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors

     COMMON STOCK OPTIONS AND OTHER WARRANTS - The following table summarizes the Company's stock option and other warrants activity for the nine months ended September 30, 1998:


                                                           NINE        WEIGHTED-
                                                       MONTHS ENDED     AVERAGE
                                                       SEPTEMBER 30,    EXERCISE
                                                           1998          PRICE
                                                       -------------   ---------
Options and other warrants outstanding,
    beginning of period...............................   1,439,583       $2.28

Options granted
    during the period................................      59,750        $2.41

Options exercised
    during the period.................................     26,056        $2.36

Options canceled
    during the period.................................     37,500        $2.00
                                                          -------

Options and other warrants outstanding,
   end of period......................................   1,435,777       $2.29
                                                         =========

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)


     COMMON STOCK WARRANTS - As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002 to make them correspond more closely to the Redeemable Common Stock Purchase Warrants. As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's common stock for the preceding 20-day period as prescribed in the prospectus of the Units Offering. There was no expense recognized in the Company's financial statements relating to either of the warrant exercise price reductions as the changes only affect allocations of additional paid-in capital because the warrants were issued in conjunction with certain of the Company's equity offerings.

5.   STOCK OPTION PLAN

     During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options shall be exercisable within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. During the year ended December 31, 1997, the Company granted 173,850 net options under the Plan. During the nine months ended September 30, 1998, the Company granted 59,750 options and had 13,556 options exercised under the Plan. No stock appreciation rights are attached to any options outstanding. At September 30, 1998, the Company had 1,435,777 stock options outstanding of which only 220,044 had been granted pursuant to this plan.

6.   COMMITMENTS AND CONTINGENCIES

     RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented
     45.3 percent and 28.9 percent of net sales for the nine months ended September 30, 1998 and 1997, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the FDA's proposed regulations were to become effective, management believes that the impact on the Company's financial statements would be a significant reduction in sales, cost of sales and marketing,

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)


     distribution and administrative expenses and could result in material losses to the Company, but would not result in a significant increase in sales returns nor have a significant adverse effect on financial position.

     PRODUCT LIABILITY - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits of this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company.

7.   RELATED PARTY TRANSACTIONS

     John W. Hail, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the sole director and shareholder of the John Hail Agency, Inc. ("JHA"). Pursuant to an unwritten agreement, the Company provided office space, utilities and supplies, as well as an occasional part-time administrative staff person, through June 30, 1996, to JHA for a monthly payment of $1,000 as reimbursement of the Company's costs. In addition, the Company made non-interest bearing advances to JHA of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company in the principal amount of $73,964 bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month. JHA has made repayments of these advances of $13,042, $6,141 during the fiscal years ended December 31, 1997 and 1996, respectively. During the nine months ended September 30, 1998, JHA made repayments of $54,780. As of September 30, 1998 the note has been paid in full.


     During 1995, John W. Hail individually entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, the Company made aggregate monthly payments pursuant to such lease agreements of $14,570, $19,427 and $19,427, respectively.


     During the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, the Company paid Curtis H. Wilson, Sr., a Director of the Company, sales commissions of $39,428, $32,886 and $38,337, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with the Company's network marketing program in effect at the time of the sales. See
     "Business--Network Marketing."

     During the first quarter of 1998, the Company agreed to loan John W. Hail, the Chief Executive Officer and a major shareholder of the Company, up to $250,000. Subsequently the Company agreed to loan up to an additional $75,000. The loan is secured, bears interest at eight percent per annum and is due on March 31, 1999. As of September 30, 1998, the balance due on this loan was $293,936 plus any accrued interest. The loan was unanimously approved by the Company's board of directors.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

8.   PENDING REGISTRATION STATEMENT

     On March 11, 1998, the Company filed a Registration Statement, file number 333-47801, with the Securities and Exchange Commission pursuant to which the Company is seeking to register 5,000,000 stock purchase plan participation interests ("Participation Interests") in the Advantage Marketing Systems, Inc. Distributor Stock Purchase Plan (the "Plan"). The Participation Interests will be offered to the distributors of the Company's products and services ("Eligible Persons"). An Eligible Person electing to participate in the Plan (a "Participant") will be entitled through purchase of the Participation Interests to purchase in the open market through the Plan, shares of common stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests will become the Participants' contributions to the Plan which will be used to purchase the Common Stock. Other than an annual service fee of $5.00 per Participant and a transaction fee of $1.25 per month, the Company will not receive any proceeds from the purchase of the Common Stock by the Plan. The offering price of each Participation Interest will be $1.00, and each Eligible Person will be required initially to purchase a minimum of twenty-five Participation Interests upon electing to participate in the Plan. As of September 30, 1998, the registration statement has not yet been declared effective.

9.   TOPPMED ASSET PURCHASE

     On July 31, 1998, the Company acquired all rights, including formulations and trademarks, for the ToppFast, ToppStamina and ToppFitt products from ToppMed, Inc. of Los Angeles, California for a total purchase price of $192,000 which was paid at closing.

                                   * * * * * *

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Advantage Marketing Systems, Inc. and Subsidiaries
Oklahoma City, Oklahoma


We have audited the accompanying consolidated balance sheets of Advantage Marketing Systems, Inc. and subsidiaries (the "Company") as of December 31, 1997, and 1996, and the related consolidated statements of income, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


Oklahoma City, Oklahoma
March 26, 1998

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                    ASSETS                                              1997              1996
                                    ------                                         --------------    ---------
CURRENT ASSETS:
  Cash and cash equivalents...................................................        $ 5,775,276    $  169,569
  RECEIVABLES - NET OF ALLOWANCE OF $25,800 AT EACH PERIOD END................            184,915        52,013
  Receivable from affiliate...................................................             14,124        13,042
  Commission advances.........................................................             59,268        44,821
  Inventory...................................................................            812,125       217,945
  Deferred income taxes.......................................................             85,224       157,853
  Other assets................................................................             68,432            --
                                                                                   --------------    ----------
              Total current assets............................................          6,999,364       655,243
RECEIVABLES...................................................................             15,079        18,000
RECEIVABLE FROM AFFILIATE ....................................................             40,656        54,780
PROPERTY AND EQUIPMENT, Net...................................................            695,896       377,190
GOODWILL, Net.................................................................          1,700,909       109,232
COVENANTS NOT TO COMPETE, Net.................................................            518,791        52,222
DEFERRED INCOME TAXES.........................................................            354,693       341,760
OTHER ASSETS..................................................................             10,918       181,914
                                                                                   --------------    ----------
TOTAL.........................................................................        $10,336,306    $1,790,341
                                                                                   --------------    ----------
                                                                                   --------------    ----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable............................................................        $   202,220    $  268,433
  Accrued promotion expense...................................................                 --        46,370
  Accrued commissions and bonuses.............................................            325,077       172,502
  Accrued other expenses......................................................            183,921        75,381
  Notes payable...............................................................             26,304         9,446
  Capital lease obligations...................................................            118,801        66,758
                                                                                   --------------    ----------
              Total current liabilities.......................................            856,323       638,890
LONG-TERM LIABILITIES:
  Notes payable...............................................................             82,440        19,049
  Capital lease obligations...................................................            221,148       210,973
                                                                                   --------------    ----------
               Total liabilities..............................................          1,159,911       868,912
                                                                                   --------------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
STOCKHOLDERS' EQUITY:
  Preferred stock - $.0001 par value; authorized
   5,000,000 shares; none issued..............................................                 --            --
  Common stock - $.0001 par value; authorized 495,000,000 shares;
   issued and outstanding 4,249,383 and 2,157,262 shares,
   respectively (See Note 4)..................................................                425           214
  Paid-in capital.............................................................         10,180,109     1,981,380
  Notes receivable for exercise of options....................................           (74,000)            --
  Accumulated deficit.........................................................          (930,139)    (1,060,165)
                                                                                   --------------    ----------
                  Total stockholders' equity..................................          9,176,395       921,429
                                                                                   --------------    ----------
TOTAL.........................................................................        $10,336,306    $1,790,341
                                                                                   --------------    ----------
                                                                                   --------------    ----------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                    1997                1996                1995
                                                                 -----------         ----------          ----------
Net sales.................................................       $10,192,227         $6,155,073          $4,492,604
Cost of sales.............................................         7,271,660          4,265,905           3,045,636
                                                                 -----------         ----------          ----------
    Gross profit..........................................         2,920,567          1,889,168           1,446,968
Marketing, distribution and administrative expenses.......         2,792,879          1,561,753           1,199,797
                                                                 -----------         ----------          ----------
    Income from operations................................           127,688            327,415             247,171

Other income (expense):

Interest, net.............................................            34,017           (10,538)            (22,998)
Other income..............................................            28,017              8,667              25,535
                                                                 -----------         ----------          ----------
    Total other income (expense)..........................            62,034            (1,871)               2,537
                                                                 -----------         ----------          ----------
INCOME BEFORE TAXES.......................................           189,722            325,544             249,708
TAX (EXPENSE) BENEFIT.....................................          (59,696)            499,613               --
                                                                 -----------         ----------          ----------
NET INCOME................................................       $   130,026         $  825,157          $  249,708
                                                                 -----------         ----------          ----------
                                                                 -----------         ----------          ----------
Net income per common share...............................       $       .05         $      .39          $      .12
                                                                 -----------         ----------          ----------
                                                                 -----------         ----------          ----------
Net income per common share - assuming dilution...........       $       .04         $      .26          $      .09
                                                                 -----------         ----------          ----------
                                                                 -----------         ----------          ----------
Weighted average common shares outstanding................         2,751,771          2,135,097           2,121,944
                                                                 -----------         ----------          ----------
                                                                 -----------         ----------          ----------
Weighted average common shares outstanding - assuming
dilution..................................................         3,762,642          3,203,485           2,838,726
                                                                 -----------         ----------          ----------
                                                                 -----------         ----------          ----------


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                              NOTES                        TOTAL
                                                                           RECEIVABLE                   STOCKHOLDERS'
                                       SHARES      COMMON    PAID-IN      FOR EXERCISE  ACCUMULATED        EQUITY
                                    (SEE NOTE 4)    STOCK    CAPITAL       OF OPTIONS     DEFICIT       (DEFICIENCY)
                                    ------------    -----  -----------     ----------  ------------     ------------
BALANCE,
  JANUARY 1, 1995...............      2,134,512     $212   $ 1,847,382       $     --  $ (2,135,030)     $ (287,436)

Warrants exercised..............          1,250       --         7,500             --            --           7,500

Issuance of stock for cash......          1,250       --         5,000             --            --           5,000

Net income......................          --         --           --               --       249,708         249,708
                                      ---------     -----  -----------      ---------  ------------     -----------

BALANCE,
  DECEMBER 31, 1995.............      2,137,012      212     1,859,882             --    (1,885,322)        (25,228)

Issuance of stock for Miracle
  Mountain International, Inc.
  acquisition...................         20,000        2       119,998             --            --         120,000

Warrants exercised..............            250       --         1,500             --            --           1,500

Net income......................          --         --           --               --       825,157         825,157
                                      ---------     -----  -----------      ---------  ------------     -----------

BALANCE,
  DECEMBER 31, 1996.............      2,157,262      214     1,981,380             --    (1,060,165)        921,429

Issuance of stock for
  Chambre' acquisition..........         14,000        1        83,999             --            --          84,000

Warrants and rights offering,
  net...........................        337,211       34     1,831,247             --            --       1,831,281

Issuance of stock for
  SNSI acquisition..............        125,984       13       799,987             --            --         800,000

Options exercised for cash......         46,945        4        79,996             --            --          80,000

Options exercised by tendering
  mature shares.................         26,731        4           (4)             --            --              --

Options exercised by issuance
  of note.......................         46,250        5        73,995        (74,000)           --              --

Common stock offering, net......      1,495,000      150     5,329,509             --            --       5,329,659

Net income......................             --       --            --             --       130,026         130,026
                                      ---------     -----  -----------      ---------  ------------     -----------

BALANCE,
  DECEMBER 31, 1997.............      4,249,383     $ 425  $10,180,109      $ (74,000) $   (930,139)    $ 9,176,395
                                      ---------     -----  -----------      ---------  ------------     -----------
                                      ---------     -----  -----------      ---------  ------------     -----------


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                               1997          1996           1995
                                                                            ----------     ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income...........................................................    $  130,026     $ 825,157      $ 249,708
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
        Depreciation and amortization...................................       251,443        65,993         43,310
        Deferred taxes..................................................        59,696      (499,613)            --
        Provision for bad debts.........................................            --         4,319          2,000
        Write-off of deferred offering costs............................            --        15,000             --
        Gain on sale of property and equipment..........................       (18,671)       (1,572)            --
        Changes in assets and liabilities which (used) provided cash:
           Receivables and commission advances..........................      (167,192)      (80,139)         7,280
           Inventory....................................................      (722,806)     (119,324)       (50,750)
           Other assets.................................................       269,946            --        (40,852)
           Accounts payable and accrued expenses........................        78,971       216,600        150,149
                                                                            ----------     ---------      ---------
                Net cash (used in) provided by operating activities.....      (118,587)      426,421        360,845
                                                                            ----------     ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment..................................      (312,709)      (66,675)       (50,105)
   Receivable from affiliate............................................            --       (22,000)       (87,684)
   Proceeds from sale of property and equipment.........................        40,196         1,700             --
   Repayment of receivable from affiliate...............................        13,042         6,141         67,401
   Purchase of Miracle Mountain International, Inc......................            --       (56,103)            --
   Purchase of Chambre International, Inc...............................       (51,340)           --             --
   Purchase of SNSI assets..............................................    (1,274,441)           --             --
   Purchase of other assets.............................................      (106,803)           --             --
                                                                            ----------     ---------      ---------
                 Net cash used in investing activities .................    (1,692,055)     (136,937)       (70,388)
                                                                            ----------     ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock...............................     8,284,357         1,500         12,500
   Loans from stockholders..............................................            --            --         31,963
   Proceeds from notes payable..........................................       114,259            --         39,098
   Bank overdraft.......................................................            --            --        (46,663)
   Payment of deferred offering costs...................................      (862,967)     (125,400)       (52,777)
   Payment on notes payable - stockholders..............................            --       (81,929)      (142,615)
   Payment on notes payable.............................................       (34,010)       (8,445)        (7,985)
   Principal payment on capital lease obligations.......................       (85,290)      (17,728)       (11,891)
                                                                            ----------     ---------      ---------
                 Net cash provided by (used in) financing activities....     7,416,349      (232,002)      (178,370)
                                                                            ----------     ---------      ---------

NET INCREASE IN CASH....................................................     5,605,707        57,482        112,087
CASH AND CASH EQUIVALENTS, BEGINNING....................................       169,569       112,087             --
                                                                            ----------     ---------      ---------
CASH AND CASH EQUIVALENTS, ENDING.......................................    $5,775,276     $ 169,569      $ 112,087
                                                                            ----------     ---------      ---------
                                                                            ----------     ---------      ---------


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                               AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Advantage Marketing Systems, Inc. and its wholly owned subsidiaries, Miracle Mountain International, Inc. and Chambre' International, Inc. (the "Company"). All significant intercompany accounts have been eliminated.

     NATURE OF BUSINESS - The company markets a product line of consumer oriented products in the weight management, dietary supplement and personal care categories that are produced by various manufacturers. The Company sells its product line through a network of full and part-time independent distributors developed by the Company.

     The Company also sells supplies and materials to its independent distributors.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION - The Company recognizes revenue upon shipment of products, training aids and promotional material to the independent distributors.

     SALES RETURNS - All of the Company's products include a customer satisfaction guarantee. Company products may be returned within 30 days of purchase for a full refund or credit toward the purchase of another Company product. The Company also has a buy-back policy where by it will repurchase products sold to an independent distributor (subject to a restocking fee) provided that the distributor resigns from the company and returns the product within 12 months of original purchase in marketable condition. For the years ended December 31, 1997 and 1996, the cost of products returned to the Company are included in net sales and was three and four percent of gross sales, respectively.

     ADVERTISING - The Company expenses advertising related to the Company as incurred. Total advertising expense for 1997, 1996 and 1995 was $28,416, $26,410 and $16,044, respectively.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of cash in banks and all short term investments with initial maturities of three months or less.

     INVENTORY - Inventory consists of consumer product inventory, and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent distributors. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.


     INTANGIBLES - Intangible assets consist of goodwill and covenants not to compete. Goodwill represents the excess of cost over the fair value of the net assets acquired pursuant to the Miracle Mountain International, Inc. ("MMI"), Chambre' International, Inc. ("CII") and Stay 'N Shape International, Inc. ("SNSI") acquisitions (See Note 9). The Company amortizes goodwill from the acquisition of MMI over seven years and from the acquisitions of CII and SNSI over twenty years. Covenants not to compete are being amortized over the life of the contracts. Goodwill amortization for the years ended December 31, 1997 and 1996 was $78,026 and $9,930, respectively. The net amount of goodwill arising from the MMI, CII and SNSI acquisitions at

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     December 31, 1997 was $92,209, $171,107 and $1,437,594, respectively. The net amount of goodwill arising from the MMI acquisition at December 31, 1996 was $109,232. Covenant amortization for the years ended December 31, 1997 and 1996, was $53,431 and $7,778, respectively.


     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost or, in the case of leased assets under capital leases, at the fair value of the leased property and equipment, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of three to seven years. Assets under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

     LONG-LIVED ASSETS - Management of the Company assesses recoverability of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future cash flows generated by that asset.

     FAIR VALUE DISCLOSURE - The Company's financial instruments include cash and cash equivalents, receivables, short-term payables, notes payable and capital lease obligations. The carrying amounts of cash and cash equivalents, receivables and short-term payables approximate fair value due to their short-term nature. The carrying amounts of notes payable and capital lease obligations approximate fair value based on borrowing rates currently available to the Company.

     EARNINGS PER SHARE - In 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, and has restated earnings per share for all periods presented in accordance with that statement. Earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period. Earnings per common share - assuming dilution is computed based upon net income divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method. The following is a reconciliation of the common shares used in the calculations of earnings per common share and earnings per common share - assuming dilution:

                                                                     INCOME           SHARES       PER SHARE
                                                                   (NUMERATOR)     (DENOMINATOR)    AMOUNT
                                                                   -----------     -------------   ---------
Weighted average common shares outstanding:
For the year ended December 31, 1997:
   Earnings per common share:
     Income available to common stockholders...................      $130,026        2,751,771        $.05
                                                                                                     -----

   Earnings per common share - assuming dilution:
      Options..................................................            --          825,061
      Warrants.................................................            --          185,810
                                                                    ---------        ---------
    Income available to common stockholders plus assumed
               conversions.....................................      $130,026        3,762,642        $.04
                                                                    ---------        ---------       -----

For the year ended December 31, 1996:
   Earnings per common share:
     Income available to common stockholders. . . . . . . . . . . . .$825,157        2,135,097        $.39
                                                                                                     -----

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 Earnings per common share - assuming dilution:
      Options..................................................            --          990,379
      Warrants.................................................            --           78,009
                                                                    ---------        ---------
    Income available to common stockholders plus assumed
              conversions......................................      $825,157        3,203,485        $.26
                                                                    ---------        ---------       -----

For the year ended December 31, 1995:
   Earnings per common share:
     Income available to common stockholders...................      $249,708        2,121,944        $.12
                                                                                                     -----
   Earnings per common share - assuming dilution:
      Options..................................................        --              716,782
                                                                    ---------        ---------       -----
     Income available to common stockholders plus assumed
               conversions.....................................      $249,708        2,838,726        $.09
                                                                    ---------        ---------       -----

     Options to purchase 5,000 shares of common stock at $6.00 per share were outstanding at December 31, 1997 but were not included in the computation of earnings per common share - assuming dilution because the options' exercise price was greater than the average market price of the common shares. There were no antidilutive options to purchase shares of common stock at December 31, 1996 and 1995, respectively.

     Warrants to purchase 525,860 shares at $8.00 and 1,050,470 shares ranging from $6.00 to $8.00 of common stock were outstanding at December 31, 1996 and 1995, respectively, but were not included in the computation of earnings per common share - assuming dilution because the warrants' exercise price was greater than the average market price of the common shares. There were no antidilutive warrants to purchase shares of common stock at December 31, 1997.

     RECENTLY ADOPTED ACCOUNTING STANDARDS - In February, 1997, the FASB issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. SFAS No. 129 establishes standards for disclosure of information regarding an entity's capital structure. The adoption of SFAS No. 129 in 1997 did not affect the Company's capital structure disclosures.

     INCOME TAXES - The Company uses an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management's opinion, it is more likely than not that some portion of the deferred tax asset will not be realized.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED - In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the stockholders' equity section of the consolidated balance sheet. The Company will adopt SFAS No. 130 on January 1, 1998 as required.

     Also in June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes reporting standards for public companies concerning annual and interim financial statements of their operating segments and related information. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The Standard sets criteria for reporting disclosures about a company's products and services, geographic areas and major customers. The Company will adopt SFAS No. 131 on January 1, 1998 as required and believes the Company has only one segment, as that term is defined in SFAS No. 131.

     RECLASSIFICATIONS - Certain reclassifications have been made to prior year balances to conform with the presentation for the current period.

2.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                            1997         1996
                                                         ----------      ---------
Office furniture, fixtures and equipment............     $  954,293      $ 633,086
Automobiles.........................................        142,055         44,872
Leasehold improvements..............................         34,388         26,576
                                                         ----------      ---------
                                                          1,130,736        704,534
Accumulated depreciation and amortization...........       (434,840)      (327,344)
                                                         ----------      ---------
Total property and equipment, net...................     $  695,896      $ 377,190
                                                         ----------      ---------

     Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $119,986, $48,285 and $43,310, respectively.

3.   LEASE AGREEMENTS

     During 1997 and 1996, the Company entered into various capital leases for office related furniture and equipment. The lease terms range from 24 to 60 months. Additionally, annual lease rental payments for each lease range from $900 to $40,000 per year. The schedule of future minimum lease payments below reflects all payments under the leases.

     The property and equipment accounts include $449,540 and $306,595 for leases that have been capitalized at December 31, 1997 and 1996, respectively. Related accumulated amortization amounted to $109,591 and $28,864 at December 31, 1997 and 1996, respectively.

     The Company leases office space, warehouse space and certain equipment under noncancellable operating leases.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     Future annual minimum lease payments under capital leases and noncancellable operating leases with initial or remaining terms of one year or more at December 31, 1997 are as follows:

                                                                     CAPITAL     OPERATING
                                                                     LEASES       LEASES       TOTAL
                                                                    --------     --------    ----------
Year ending:
1998............................................................    $147,129     $136,640      $283,769
1999............................................................     121,819      144,467       266,286
2000............................................................      72,394      150,886       223,280
2001............................................................      41,244      156,658       197,902
2002............................................................       6,955      160,492       167,447
Minimum lease payments thereafter...............................       --          91,897        91,897
                                                                    --------     --------    ----------
Total minimum lease payments                                         389,541     $841,040    $1,230,581
                                                                                 --------    ----------
                                                                                 --------    ----------
Less amount representing interest                                     49,592
                                                                    --------
Present value of net minimum lease payments                          339,949
Less current portion                                                 118,801
                                                                    --------
Long-term capital lease obligations                                 $221,148
                                                                    --------
                                                                    --------

     Rental expense under operating leases for the years ended December 31, 1997, 1996 and 1995 was $88,632, $63,425 and $55,476, respectively

4.   STOCKHOLDERS' EQUITY

     COMMON STOCK - On January 31, 1997, the Company distributed, at no cost, 2,148,191 non-transferable rights ("Rights") to its shareholders of record on such date. Each of the Rights entitled the holder to purchase one unit (consisting of one share of Common Stock and one 1997-A Warrant) on or before March 17, 1997 for $6.80 per unit (the "Rights Offering"). Concurrently with the Rights Offering, the Company redeemed its outstanding Class A and Class B Common Stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") effective on March 17, 1997. In connection with the Warrant Redemption, the Company modified the terms of the Public Warrants and offered to holders of the Public Warrants (the "Warrant Holders") the right to exercise each of the Public Warrants for the purchase of one unit (consisting of one share of Common Stock and one 1997-A Warrant), at an exercise price of $6.00 per unit (the "Warrant Modification Offering"). Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering cost s of $323,076 were charged against the proceeds of the Offerings. Pursuant to the Offerings, the Company issued in units 337,211 shares of Common Stock and 337,211 1997-A Warrants.

     On November 12, 1997, the Company sold 1,495,000 shares of Common Stock and 1,495,000 Redeemable Common Stock Purchase Warrants in units consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant from which the Company received net proceeds of $6,050,000. Accumulated offering costs of approximately $720,000 were charged against the proceeds of the offering (the "Units Offering").

     During 1997 in connection with the registration of the Units Offering, certain officers and shareholders agreed to certain escrow and lock-in arrangements required by the Oklahoma Department of Securities until November 6, 2000. The agreement encompasses 390,406 shares of the Company's common stock and stock options and warrants to purchase 662,000 shares of such common stock and does not permit the sale or

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     disposition of such securities by these officers and shareholders. There are no conditions under which these shares of common stock, stock options and warrants would be required to be returned to the Company and they are treated as outstanding securities for purposes of the Company's earnings per share calculations.

     On October 29, 1996, the Board of Directors of the Company effected a one-for-eight reverse split of the Company's outstanding common stock, options and warrants. In addition, the number of the Company's outstanding options and warrants has been reduced by a factor of eight and their exercise price has been increased by a factor of eight pursuant to this action.

     This one-for-eight reverse split is reflected in the accompanying consolidated financial statements and footnotes on a retroactive basis.

     The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

     COMMON STOCK OPTIONS AND OTHER WARRANTS - During 1997, the Company granted 493,100 options at exercise prices ranging from $2.70 per share to $6.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. Options granted on December 26, 1997 have a six month vesting period. During 1997, 135,695 options were exercised of which 46,945, 42,500 and 46,250 were exercised for cash, 15,769 mature shares and notes receivable, respectively. In addition, during this period 319,250 options with a weighted average exercise price of $4.67 per share were voluntarily surrendered and canceled by the Company in exchange for an equal number of options, with an exercise price of $2.70 per share, 125,000 other warrants were canceled without exchange for new warrants or options and 2,499 options expired. The exercise price of the exchanged option was equal to the market value of the Company's stock on the date of exchange. There was no expense recognized in the Company's financial statements relating to the exchange. See Note 5 for the pro forma effects of SFAS 123.


     During 1995, the Company granted various options at exercise prices ranging from $2.00 per share to $6.48 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. All of the options granted during 1995 and currently outstanding are currently exercisable. In addition, during 1995 the Company granted other warrants exercisable through June 8, 2000 for the purchase of 125,000 shares for $3.60 per share which are still outstanding and 125,000 shares for $4.96 per share which were canceled in 1997. See Note 5 for the pro forma effects of SFAS 123.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     The following table summarizes the Company's stock option and other warrants activity for the years ended December 31, 1997, 1996 and 1995 (as restated for the one-for-eight reverse split in October 1996):


                                         WEIGHTED                  WEIGHTED                    WEIGHTED
                                          AVERAGE                   AVERAGE                     AVERAGE
                                         EXERCISE                  EXERCISE                    EXERCISE
                              1997        PRICE          1996       PRICE           1995        PRICE
                           ----------    --------     ----------   --------       ----------   --------
Options and other
   warrants outstanding,
    beginning of year....   1,528,927     $2.49        1,540,177    $2.52            350,358    $1.66

Options and other
   warrants granted
    during the year......     493,100      3.68               --       --          1,189,819     2.77

Options exercised
   during the year.......    (135,695)     1.64               --       --                 --       --

Options and other
   warrants canceled         (444,250)     4.75               --       --                 --       --
   during the year.......

Options expired
   during the year.......      (2,499)     1.60          (11,250)    6.48                --        --
                           ----------                 ----------                  ----------

Options and other
   warrants  outstanding,
   end of year...........   1,439,583     $2.28        1,528,927    $2.49          1,540,177    $2.52
                           ----------                 ----------                  ----------
                           ----------                 ----------                  ----------

Fair value of options
    and other warrants
   granted during the
   year..................  $  467,554                         --                  $2,079,708
                           ----------                 ----------                  ----------


     The weighted average grant-date fair value of options and other warrants granted during 1997 and 1995 was $1.20 and $.84 per share, respectively. There were no options granted during 1996.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                               OPTIONS AND OTHER WARRANTS           OPTIONS AND OTHER WARRANTS
                                      OUTSTANDING                          EXERCISABLE
                        ---------------------------------------   ----------------------------
                                       WEIGHTED-
                                        AVERAGE       WEIGHTED-                 WEIGHTED-
                          NUMBER       REMAINING      AVERAGE       NUMBER       AVERAGE
        RANGE OF        OUTSTANDING   CONTRACTUAL     EXERCISE    EXERCISABLE    EXERCISE
     EXERCISE PRICES    AT 12/31/97      LIFE          PRICE      AT 12/31/9      PRICE
     ---------------    -----------   -----------     --------    ----------    ---------
      $1.60 - 2.70       1,309,583     4.9 years       $2.14         963,233      $1.94
      $3.60 - 6.00         130,000     2.5 years       $3.69         130,000      $3.69
                         ---------                                 ---------
      $1.60 - 6.00       1,439,583                                 1,093,233
                         ---------                                 ---------
                         ---------                                 ---------


     COMMON STOCK WARRANTS - The following table summarizes the Company's common stock warrants and their activity for the years ended December 31, 1997, 1996 and 1995 (as restated for the one-for-eight reverse split in October
     1996):

                                                                WARRANTS
                                                               ISSUED AND    EXERCISE
                                                              OUTSTANDING      PRICE       EXERCISE PERIOD
                                                              -----------    ---------     ---------------
DECEMBER 31, 1997:
    Class A Warrants, beginning of year.....................    524,360       $ 6.00      4/26/89 - 7/26/97
    Class A Warrants redeemed during the year...............   (524,360)      $ 6.00
                                                              ----------
    Class A Warrants, end of year...........................         --
                                                              ----------
                                                              ----------
    Class B Warrants, beginning of year.....................    525,860       $ 8.00      4/26/89 - 7/26/97
    Class B Warrants redeemed during the year...............   (525,860)      $ 8.00
                                                              -----------
    Class B Warrants, end of year...........................         --
                                                              ----------
                                                              ----------
    1997-A Warrants, beginning of year......................         --
    1997-A Warrants issued during the year..................    337,211       $12.00      1/31/97 - 1/31/99
                                                             ------------
    1997-A Warrants, end of year............................    337,211
                                                              ----------
                                                              ----------
    Redeemable Common Stock Purchase Warrants,
       beginning of year....................................         --
    Redeemable Common Stock Purchase Warrants,
       issued during the year...............................  1,495,000       $ 5.40      11/6/97 - 11/6/02
                                                              ---------
    Redeemable Common Stock Purchase Warrants,
       end of year..........................................  1,495,000
                                                              ----------
                                                              ----------
    Underwriters' Warrants, beginning of year...............         --
    Underwriters' Warrants issued during the year...........    130,000       $ 5.40      11/12/98 - 11/12/02
                                                              ---------
    Underwriters' Warrants, end of year.....................    130,000
                                                              ---------
                                                              ---------
DECEMBER 31, 1996:
    Class A Warrants, beginning of year.....................    524,610       $ 6.00      4/26/89 - 7/26/97
    Class A Warrants exercised during the year..............       (250)      $ 6.00
                                                              ---------
    Class A Warrants, end of year...........................    524,360
                                                              ---------
                                                              ---------
    Class B Warrants........................................    525,860       $ 8.00      4/26/89 - 7/26/97
                                                              ---------
                                                              ---------
DECEMBER 31, 1995:
    Class A Warrants, beginning of year.....................    525,860       $ 6.00      4/26/89 - 7/26/97
    Class A Warrants exercised during the year..............     (1,250)      $ 6.00
                                                              ---------

                                    F-25

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


    Class A Warrants, end of year...........................    524,610
                                                              ---------
                                                              ---------
    Class B Warrants.......................................     525,860       $ 8.00      4/26/89 - 7/26/97
                                                              ---------
                                                              ---------

     Each warrant entitles the holder to purchase one share of common stock. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to make them correspond more closely to the Redeemable Common Stock Purchase Warrants.

     As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's Common Stock for the preceding 20 day period as prescribed in the prospectus of the Units Offering.

     There was no expense recognized in the Company's financial statements relating to either of the warrant exercise price reduction as the change only affects allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants were issued in conjunction with an equity offering of the Company. The reduced exercise prices exceeded the market value of the Company's Common Stock on the date of the reduction.

     The Redeemable Common Stock Purchase Warrants are subject to redemption by the Company at a price of $0.25 per warrant. All of the outstanding Redeemable Common Stock Purchase Warrants must be redeemed if any are redeemed. The Company may redeem the 1997-A Warrants for $0.0001 per warrant. Any redemption of unexercised 1997-A Warrants would be for all such outstanding warrants. The Underwriters' Warrants were issued in connection with the Company's sale of Common Stock and Redeemable Warrants in November 1997 and were in addition to other fees paid to the underwriters. The Underwriters' Warrants entitle the holder to buy one unit consisting of one share of the Company's Common Stock and one warrant for the purchase of one other share of the Company's Common Stock for $3.40.

5.   STOCK OPTION PLAN

     During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options shall be exercisable within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. During the year ended December 31, 1997, the Company granted 173,850 net options under the Plan. No stock appreciation rights are attached to any options outstanding. At December 31, 1997, the Company had 1,439,583 stock options outstanding of

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     which only 173,850 had been issued pursuant to this plan.

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation awards. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements. The following pro forma data is calculated net of tax as if compensation cost for the Company's stock-based compensation awards (see also Note 4) was determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION:


                                                                      YEARS ENDED DECEMBER 31,
                                                               -------------------------------------
                                                                  1997         1996         1995
                                                               ----------   ----------   -----------
Net income as reported.......................................  $  130,026   $  825,157   $   249,708
  Adjustment, net of tax.....................................  $ (467,554)       --       (2,079,708)
                                                               ----------   ----------   -----------
Pro forma net income (loss)..................................  $ (337,528)  $  825,157   $(1,830,000)
Net income per common share as reported......................  $      .05   $     0.39   $      0.12
  Adjustment, net of tax.....................................       (0.17)       --            (0.98)
                                                               ----------   ----------   -----------
Pro forma net income (loss) per common share.................  $    (0.12)  $     0.39   $     (0.86)
Pro forma net income (loss) per common share - assuming
  dilution...................................................  $    (0.12)  $     0.26   $     (0.86)
Weighted average common shares outstanding...................   2,751,771    2,135,097     2,121,944
Weighted average common shares outstanding - assuming
  dilution...................................................   3,762,642    3,203,485     2,838,726


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997 and 1995, respectively (no option grants during 1996): risk-free interest rates of 5.93 and 5.94 percent; no dividend yield or assumed forfeitures; expected lives of 6.7 and 7.3 years; and volatility of 60 and 59 percent. The pro forma amounts above are not likely to be representative of future years because there is no assurance that additional awards will be made each year.

6.   RELATED PARTIES

     During 1997, 1996 and 1995, the Company received approximately $7,157, $9,116 and $16,415, respectively, from Pre-Paid Legal Services, Inc., a stockholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal Services, Inc.

     The Company made non-interest bearing cash advances to the John Hail Agency, Inc., ("JHA"), a company of which the Company's Chief Executive Officer and major shareholder is the sole director and shareholder, of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. JHA made repayments of these advances of $13,042, $6,141 and $67,401 during the years ended December 31, 1997, 1996 and 1995, respectively. The Company also provided administrative services for JHA and recognized revenue from JHA of $6,000 and $12,000 for the years ended December 31, 1996 and 1995, respectively, and are included in the advances. The Company ceased providing administrative services for JHA during 1996 and adopted a policy to not make any further advances to JHA. In 1996 JHA executed a promissory note payable to the Company which had a principal balance of $54,780 and $67,822 at December 31, 1997 and 1996, respectively, bearing interest at 8.00% per annum and payable in installments of $1,499 per

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     month.

     During 1995, the Company combined interest payable of approximately $52,000 to the Company's Chief Executive Officer with principal due and began making weekly interest and principal payments of $1,500. The loan was unsecured, due on demand and bore interest at 12%. The loan had been repaid as of December 31, 1996.

     Certain stockholders receive commissions on revenue of the Company. Such commissions are recognized as compensation to the stockholders and are included in selling expense.

     During 1995, the Company's Chief Executive Officer individually entered into lease agreements covering telephone equipment and related software. Such equipment and software are utilized by the Company. During the years ended December 31, 1997, 1996 and 1995 the Company made aggregate monthly payments pursuant to such lease agreements of $19,427, $19,427 and $14,314, respectively.

     During the years ended December 31, 1997, 1996 and 1995, the Company paid a Director of the Company, sales commissions of $32,886, $38,337 and $51,669, respectively.

7.   INCOME TAXES

     On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Management concluded in 1996 that it is more likely than not that a tax benefit will be realized from its deferred tax assets and therefore eliminated the previously recorded valuation allowance. The Company's deferred tax assets relate primarily to net operating loss carryforwards for income tax purposes at December 31, 1997, totaling $1,193,428, which will begin to expire in 2003. The Company has a net deferred tax asset at December 31, 1997 and 1996, of $439,917 and $499,613, respectively.

     A reconciliation of the statutory Federal income tax rate to the effective income tax rate for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                 1997      1996        1995
                                                 ----     ------       ----
     Statutory federal income tax rate.......... 34.0 %     34.0 %     34.0 %
     State tax effective rate...................  4.6        4.3        4.5
     Permanent differences......................  6.4        0.0        0.0
     Benefit of graduated tax rates............. (4.8)      (0.4)      (2.1)
     Benefit of operating loss carryforwards.... (0.0)     (37.9)     (36.4)
     Change in effective rate................... (8.7)       0.0        0.0
     Reduction in valuation allowance...........  0.0     (153.5)       0.0
                                                 ----     ------       ----
     Effective income tax rate.................. 31.5 %   (153.5)%      0.0 %
                                                 ----     ------       ----
                                                 ----     ------       ----

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



     Deferred tax liabilities and assets at December 31, 1997 and 1996 are comprised of the following:

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                    1997            1996
                                                                                  --------        --------
Deferred tax liabilities:
  Depreciation and amortization..............................................     $(20,682)       $   (850)
                                                                                  --------        --------
             Total deferred tax liabilities..................................      (20,682)           (850)
                                                                                  --------        --------

Deferred tax assets:
  Net operating loss carryforwards...........................................      458,796         500,463
  Reserves...................................................................        1,803              --
                                                                                  --------        --------
              Total deferred tax assets......................................      460,599         500,463
                                                                                  --------        --------

Net deferred taxes...........................................................      439,917         499,613
Less current portion of net deferred tax assets..............................       85,224         157,853
                                                                                  --------        --------

Noncurrent portion...........................................................     $354,693        $341,760
                                                                                  --------        --------
                                                                                  --------        --------

8.   COMMISSION ADVANCES

     Commission advances represent advances to certain associates and are repayable from future commissions earned by the associates. These advances do not bear interest and are classified in the accompanying consolidated balance sheets according to the expected timing of commissions to be earned by the associates.

9.   ACQUISITIONS

     Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Chambre' International, Inc., a Texas corporation ("CII"), and CII became a wholly-owned subsidiary of the Company (the "CII Acquisition"). The CII Acquisition was closed on January 31, 1997, and was accounted for under the purchase method of accounting. CII is a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the CII Acquisitions, the Company issued 6,482 shares of its common stock to the shareholders of CII at closing and issued an additional 7,518 shares of its common stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities.

     In connection with the CII Acquisition , the excess of the purchase price of $135,340, which includes $3,549 of transaction costs, over the negative $63,985 fair value of assets of CII acquired, net of liabilities assumed, has been allocated $179,325 to goodwill and $20,000 to a covenant not to complete. Goodwill and the covenant not to compete will be amortized over 20 year and 47 month periods, respectively.

     Pursuant to an Asset Purchase Agreement having an effective date of April 16, 1997 (the "Purchase Agreement"), the Company acquired all the assets of Stay 'N Shape International, Inc. ("SNSI"), Solution Products International, Inc. ("SPII"), Nation of Winners, Inc. ("NWI"), Now International, Inc. ("NII"), all Georgia corporations, (collectively SNSI, SPII, NWI and NII are referred to as the "Selling Group"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown (the "SNSI" Asset Purchase"). The SNSI Asset Purchase was closed on

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     April 16, 1997, and was accounted for under the purchase method of accounting. Each company in the Selling Group is a network marketer of various third-party manufactured nutritional supplements and was under common ownership.

     In connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of the Company's common stock at closing and agreed to either issue additional shares of the Company's common stock having an aggregate fair value equal to, or make cash payments of, or at the Company's sole option any combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively which will be accounted for as purchase price adjustments under the purchase method of accounting. The $750,000 aggregate fair value of the additional shares of the Company's common stock or cash payment shall be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ended April 30, 1998, from (i) sales (other than Choc-Quilizer) of the purchased network marketing organization, sales to Market America, Inc. (an unrelated network marketing company) and sales to retail outlet stores, are less than $2,500,000 and (ii) the Company's sales of Choc-Quilizer are less than $4,000,000 during such 12-month period. Furthermore, the $1,050,000 aggregate fair value of the additional shares of the Company's common stock or cash payment shall be reduced by the aggregate amount that gross revenues, net or returns and allowances, during the 12-month period ended March 31, 1999, from (i) sales (other than Choc-Quilizer) of the purchased network marketing organization, sales to Market America, Inc. and sales to retail outlet stores, are less than $5,000,000 and (ii) the Company's sales of Choc-Quilizer are less than $8,000,000 during such 12-month period. The fair value of the Company's common stock on the last three trading days of the month preceding the month in which the applicable 12-month period ends.

     In connection with the SNSI Asset Purchase, the excess of the purchase price of $2,074,441, which included $100,000 of transaction costs, over the $84,063 fair value of the assets acquired, has been allocated $1,490,378 to goodwill and $500,000 to two covenants not to compete. Goodwill and the covenants not to compete will be amortized over 20 and 10 year periods, respectively.

     Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation ("MMI"), and MMI became a wholly owned subsidiary of the Company (the "MMI Acquisition"). The MMI Acquisition was accounted for under the purchase method of accounting. MMI is a network marketer of various third-party manufactured nutritional supplement products. Pursuant to the Purchase Agreement and in connection with the MMI Acquisition, the Company issued and delivered to the shareholders of MMI 20,000 shares of the Company's common stock.

     In connection with the MMI Acquisition, the excess of the purchase price of $176,103, which includes $56,103 of transaction costs, over the negative $3,059 fair value of the assets of MMI acquired, net of liabilities assumed, has been allocated $119,162 to goodwill and $60,000 to the covenant not to compete. Goodwill and the covenant not to compete will be amortized over seven and four and one-half year periods, respectively.

     The following unaudited pro forma information presents a summary of consolidated results of operations as if the acquisitions had occurred at the beginning of 1997 and 1996, with pro forma adjustments to give effect to amortization of goodwill together with the related income tax effect. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     purchases been made during the periods presented or the future results of the combined operations.


                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                 1997          1996
                                                             -----------    ----------
Net revenues..............................................   $10,776,000    $8,737,000
Net income................................................   $   142,000    $  669,000
Net income per common share...............................   $      0.05    $     0.29
Net income per common share - assuming dilution...........   $      0.04    $     0.20


10.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                              1997          1996       1995
                                                                           ------------   --------   --------
      Cash paid during the year for:
           Interest................................................        $     33,012   $ 23,021   $ 27,335
           Income taxes............................................               2,195         --         --
     Noncash financing and investing activities:
      Property and equipment acquired by capital lease.............             147,508    199,131    108,219
      Deferred offering costs not yet paid.........................             180,450         --         --
      Reclassify interest payable to
       notes payable - stockholders................................                  --         --     51,806
      Fair value of capital stock issued to purchase
      Miracle Mountain International Inc...........................                  --    120,000         --

      Acquisition of Chambre International, Inc.:
            Fair value of assets acquired..........................        $    (84,802)  $     --   $     --
            Fair value of covenant not to compete..................             (20,000)        --         --
            Purchase price in excess of tangible assets acquired and
              covenant not to compete..............................            (179,325)        --         --
            Fair value of common stock issued......................              84,000         --         --
            Liabilities assumed....................................             148,787         --         --
                                                                           ------------   --------   --------
            Cash paid to purchase Chambre International, Inc.......        $    (51,340)  $     --   $     --
                                                                           ------------   --------   --------
                                                                           ------------   --------   --------
      SNSI asset purchase:
            Fair value of assets acquired..........................        $    (84,063)  $     --   $     --
            Fair value of covenant not to compete..................            (500,000)        --         --
            Purchase price in excess of tangible assets acquired and
              covenant not to compete..............................          (1,490,378)        --         --
            Fair value of common stock issued......................             800,000         --         --
                                                                           ------------   --------   --------
            Cash paid to purchase SNSI assets......................        $ (1,274,441)  $     --        --
                                                                           ------------   --------   --------
                                                                           ------------   --------   --------

11.  NOTES PAYABLE

     The Company has notes payable of $108,744 and $28,495 for the years ended December 31, 1997 and 1996, respectively. The current balance of the notes at December 31, 1997 and 1996 is $26,304 and $9,446, respectively. The notes were issued to acquire vehicles and equipment to be used by the Company and are collateralized by such vehicles and equipment for which the notes were issued to finance. These notes mature ranging from June 1998 to September 2002 with interest rates on the notes ranging from 9.5 percent to
     12.1 percent. Payments of principal and interest are made on the notes monthly ranging from $300 to $928. Scheduled maturities for 1998 through 2002 are $26,304, $23,202, $25,727, $23,917 and $9,594, respectively.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


12.  COMMITMENTS AND CONTINGENCIES

     RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented
     29.5 percent, 39.1 percent, and 31.5 percent of net sales for the years ended 1997, 1996 and 1995, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the FDA's proposed regulations were to become effective, management believes that the impact on the Company's financial statements could be a material reduction in sales, cost of sales and marketing, distribution and administrative expenses and could result in material losses to the Company, but would not have a significant adverse effect on financial position.

     PRODUCT LIABILITY - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, the Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from products manufactured by Chemins and marketed by the Company. The Company has not maintained any product liability insurance coverage. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company.

13.  SUBSEQUENT EVENTS

     On March 4, 1998, the Company announced that it intends to repurchase up to $1 million of the Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of March 24, 1998, the Company has repurchased $62,000 of the Common Stock. The additional number of shares of the Common Stock that may be purchased by the Company is not determinable as of March 24, 1998 and will depend upon a number of factors, including the market price of the Common Stock and the amount of funds utilized for repurchase on each date of repurchase.

     On March 11, 1998, the Company filed a Registration Statement, file number 333-47801, with the Securities and Exchange Commission pursuant to which the Company is seeking to register 5,000,000 stock purchase plan participation interests ("Participation Interests") in the Advantage Marketing Systems, Inc. Distributor Stock Purchase Plan (the "Plan"). The Participation Interests will be offered to the distributors of the Company's products and services ("Eligible Persons"). An Eligible Person electing to participate in the Plan (a "Participant") will be entitled through purchase of the Participation Interests to purchase in the open

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 market through the Plan, shares of common stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests will become the Participants' contributions to the Plan which will be used to purchase the Common Stock and will not be placed into escrow pending purchase of the Common Stock.. Other than an annual service fee of $5.00 per Participant and a transaction fee of $1.25 per month, the Company will not receive any proceeds from the purchase of the Common Stock by the Plan. The offering price of each Participation Interest will be $1.00, and each Eligible Person will be required initially to purchase a minimum of twenty-five Participation Interests upon electing to participate in the Plan. There is no minimum amount of sales of Participation Interests required.

                                  * * * * * *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof.



                                ------------



                             TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Prospectus Summary.......................................          3
Risk Factors.............................................          8
Use of Proceeds..........................................         16
Price Range of Common Stock and Dividend Policy..........         17
Capitalization...........................................         19
Selected Financial Information...........................         20
Management's Discussion and Analysis of
 Financial Condition and Results of Operations...........         22
Description of Plan .....................................         31
Business.................................................         37
Management...............................................         52
Certain Transactions.....................................         55
Security Ownership of Certain Beneficial
 Owners and Management...................................         57
Description of Securities................................         58
Shares Eligible for Future Sale..........................         62
Plan of Distribution.....................................         64
Legal Matters............................................         65
Experts..................................................         65
Additional Information...................................         65
Index to Financial Statements............................        F-1

                                  ------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              ADVANTAGE MARKETING
                                  SYSTEMS, INC.



                                    5,000,000

                             PARTICIPATION INTERESTS

                                IN THE ADVANTAGE
                             MARKETING SYSTEMS, INC.
                             1998 DISTRIBUTOR STOCK
                                  PURCHASE PLAN







                                  ------------

                                   PROSPECTUS

                                  ------------


                 REQUESTS FOR GENERAL INFORMATION OR ADDITIONAL
                 COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO
                THE COMPANY BY CALLING OR WRITING THE COMPANY AT:

                        ADVANTAGE MARKETING SYSTEMS, INC.
                     2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                       OKLAHOMA CITY, OKLAHOMA 73112-7293
                         ATTENTION: CORPORATE SECRETARY
                            TELEPHONE: (405) 842-0131





                                   -----------




                                         , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of the Oklahoma General Corporation Act permits (and the Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of the Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Registrant or at the request of the Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of the Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by the Registrant.

     These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      S.E.C. Registration Fees....................................... $ 1,475.00
      N.A.S.D. Filing Fees...........................................        .00
     *State Securities Laws (Blue Sky) Legal Fees....................  20,000.00
     *State Securities Laws Filing Fees..............................  20,000.00
     *Printing and Engraving.........................................  15,000.00
     *Legal Fees.....................................................  18,525.00
     *Accounting Fees and Expenses...................................  14,000.00
     *Transfer and Warrant Agent's Fees and Costs of Certificates....   1,000.00
     *Miscellaneous..................................................        .00
                                                                      ----------
                                                                      $90,000.00
                                                                      ----------
                                                                      ----------

     ------------------------
     *Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Registrant has sold and issued the securities described below within the past three years which were not registered under the Act.


                                                           NUMBER
                                                          OF SHARES
                             DATE OF        PURCHASE      OF COMMON
                           PURCHASE OR      PRICE PER        STOCK          NET
   NAME                     ISSUANCE          SHARE        PURCHASED     PROCEEDS(1)    CONSIDERATION
-----------------------    -----------      ---------     -----------    -----------    -------------
R. & R. Nance . . . . .      2-28-97           2.16           6,945        15,001            Cash
D. Melakayil  . . . . .      3-18-97           2.00           1,250         2,500            Cash
T. Melakayil  . . . . .      3-18-97           2.00           1,250         2,500            Cash
M. Walke  . . . . . . .      5-29-97           1.60           6,250        10,000            Cash
W. Hargrove . . . . . .      5-29-97           1.60          25,000        40,000            Cash
M. Steers . . . . . . .      5-29-97           1.60           6,250        10,000            Cash
R. Baresel  . . . . . .     12-28-97           1.60           7,862        12,579            Stock
J. Duncan . . . . . . .     12-28-97           1.60          15,000        24,000            Cash
L. Hooter . . . . . . .     12-28-97           1.60          11,007        17,611            Stock
D. Huff . . . . . . . .     12-28-97           1.60           7,862        12,579            Stock
D. Loney  . . . . . . .     12-28-97           1.60           6,250        10,000            Cash
D. Morgan . . . . . . .     12-28-97           1.60          25,000        40,000            Cash
D. Huff . . . . . . . .      5-20-98           2.00          12,500        25,000            Stock
P. Shirley  . . . . . .      7-21-98           2.70          13,556        39,150            Stock


------------------------

(1) No underwriting discounts or commissions were paid with respect to such sales.


     Each of the foregoing named individuals was or is an officer, director, employee or greater than five percent shareholder of Registrant. The Common Stock purchased by each was issued pursuant to Rule 506 of Regulation D in connection with the exercise of stock options.

     Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996, Registrant acquired the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation. On June 20, 1996, Registrant issued 160,000 shares of its Common Stock to the shareholders of Miracle Mountain International, Inc. pursuant to Rule 506 of Regulation D.

     Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997, (the "CII Purchase Agreement"), Registrant acquired the issued and outstanding capital stock of Chambre International, Inc., a Texas corporation. Registrant issued and delivered 6,842 shares of Common Stock on January 31, 1997, and issued and delivered an additional 7,518 shares of Common Stock to the shareholders of Chambre International, Inc. on March 31, 1997, pending
determination of certain liabilities.   The shares of Common Stock were issued
pursuant to Rule 506 of Regulation D.

     Pursuant to an Asset Purchase Agreement dated April 16, 1997, Registrant issued and delivered 125,984 shares of Common Stock to Solution Products International, Inc. for its own account and as agent for and on behalf of Stay'N Shape International, Inc., Nation of Winners, Inc., and Now International, Inc. The shares of Common Stock were issued pursuant to Rule 506 of Regulation D.

     With respect to each of the foregoing Common Stock sale transactions, Registrant relied on 4(2) of the Securities Act of 1933 and Regulation D for exemption from the registration requirements of the Act. Prior to purchase of the Common Stock, each purchaser was furnished copies of Registrant's most recent Form 10-KSB Annual Report, Form 10-QSB Quarterly report and other reports filed with the Commission during the year of purchase, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock of his or her intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock of the Registrant has been stamped with a legend restricting transfer of the securities represented thereby, and the Registrant has issued stop transfer instructions to U.S.
Stock Transfer Inc., the Transfer Agent for the Common Stock of the Company, concerning all certificates representing the Common Stock issued in the above-described transactions.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT NO.
   -----------
      2.1      Agreement and Plan of Merger between Registrant and AMS, Inc.(1)

      2.2      Certificate of Merger of Advantage Marketing Systems, Inc. (A
               Delaware Corporation) with and into Advantage Marketing Systems,
               Inc. (An Oklahoma Corporation).(1)

      3.1      The Registrant's Certificate of Incorporation.(12)

      3.2      The Registrant's Bylaws.(12)

      4.1      The Advantage Marketing Systems, Inc. 1998 Distributor Stock
               Purchase Plan.(12)

      4.2      The form of Advantage Marketing Systems, Inc. 1998 Distributor
               Stock Purchase Plan Stock Purchase Agreement.(12)

      5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.

     10.1      Legal Services Agreement between Registrant and Pre-Paid Legal
               Services, dated September 1, 1988.(2)

     10.2      Lease Agreement between Registrant and International Business
               Machines Corporation, dated May 22, 1989.(2)

     10.3      Group Contract between Registrant and Consumer Benefit Services,
               Inc., dated April 2, 1989.(2)

     10.4      Distribution Agreement between Registrant and Topped, Inc., dated
               June 1, 1989.(2)

     10.5      Lease Agreement between Registrant and Kaiser Francis Oil
               Company, dated June 1, 1993.(3)

     10.6      Advantage Marketing Systems, Inc. 1995 Stock Option Plan.(4)

     10.7 Agreement between Registrant and Consumer Benefit Services, Inc., dated October 20, 1995.(4)

     10.8      Agreement between Registrant and Advanced Products, Inc., dated
               November 28, 1994.(4)

     10.9 Agreement between Registrant and J&K Pharmaceutical Laboratories, dated April 22, 1996.(5)

     10.10     Stock Purchase Agreement having an effective date of May 31,
               1996, between Registrant, Miracle Mountain International, Inc.,
               Richard Seaton, Gene Burson, Kaye Jennings, Daryl Burson, James
               Rogers.(6)

     10.11     Stock Purchase Agreement having an effective date of January 31,
               1997, among Registrant, Chambre International, Inc., Janet Britt,
               Jerry Hampton, Teresa Hampton, James Baria, Florence Baria, Rose
               Cashin, Pat Eason, Joseph Williams, Livia Williams, Don Black,
               Nadine Black, Lynda Brown, Gary Galindo, Harold Griffin, Linda
               Griffin, Iren Van Vlaenderen, Dean Van Vlaenderen, Rose
               Hilgedick, Julie Connary, and Royce Britt.(5)

     10.12     Asset Purchase Agreement among Registrant, Stay 'N Shape
               International, Inc., Solution Products International, Inc.,
               Nation of Winners, Inc., Now International, Inc., Carl S. Rainey and Danny Gibson, dated April 16, 1997.(8)


                                    II-3

     10.13     Warrant Agreement between Registrant and U.S. Stock Transfer
               Inc., dated as of January 20, 1997, as amended and restated
               January 8, 1998.(9)

     10.14     Unit and Warrant Agreement between Registrant and U.S. Stock
               Transfer Inc., dated as of November 6, 1997, as amended and restated January 8, 1998.(10)

     10.15     The Promotional Shares Escrow Agreement, dated November 4, 1997, by and between Advantage Marketing Systems, Inc., John W. Hail,
               Curtis H. Wilson, Sr., Ruth Wilson, Roger P. Baresel, Judith A.
               Baresel, R. Terren Dunlap, Pre-Paid Legal Services, Inc., TVC,
               Inc., and Liberty Bank and Trust Company of Oklahoma City, N.A.
               (12)

     10.16 The Promotional Shares Escrow Agreement, dated October 31, 1997, by and between Advantage Marketing Systems, Inc., Robert and
               Retha H. Nance, and Liberty Bank and Trust Company of Oklahoma
               City, N.A.(12)

     10.17 The Promotional Shares Lock-In Agreement, dated November 5, 1997, by and between Advantage Marketing Systems, Inc., Roger P.
               Baresel, and Judith A. Baresel.(12)

     21.1      Subsidiaries of Registrant.

     23.1      Independent Auditors' Consent.

     23.2      Consent of Counsel.

     24.1      Power of Attorney of John Hail.(12)

     24.2      Power of Attorney of Curtis H. Wilson, Sr.(12)

     24.3      Power of Attorney of Roger P. Baresel.(12)

     24.4      Power of Attorney of R. Terren Dunlap.(12)

     24.5      Power of Attorney of Harland C. Stonecipher.(12)

------------------------------------------------------
(1) Incorporated by reference to Form 8-K, filed with the Commission on December 11, 1995.
(2) Incorporated by reference to Form 10-K Annual Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.
(3) Incorporated by reference to Form 10-K Annual Report for the year ended December 31, 1993, filed with the Commission on April 14, 1994.
(4)  Incorporated by reference to Form SB-2 Registration Statement
     (No. 33-80629), filed with the Commission on November 20, 1996.
(5) Incorporated by reference to Amendment No. 3 to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on January 14, 1997.
(6) Incorporated by reference to Form 8-K, filed with the Commission on July 12, 1996.
(7) Incorporated by reference to Form 8-K, filed with the Commission on February 18, 1997.
(8) Incorporated by reference to Form 8-K, filed with the Commission on May 1, 1997.
(9) Incorporated by reference to Amendment No. 2 to Form 8-A Registration Statement, filed with the Commission on January 13, 1998.
(10) Incorporated by reference to Amendment No. 1 to Form 8-A Registration Statement, filed with the Commission on January 14, 1998.
(11) To be furnished by amendment.
(12) Previously furnished.

ITEM 28.  UNDERTAKINGS

     (a) RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering.

          (5) If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, file a post-effective amendment to state the terms of such offering.

     (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) RULE 430A.

     The Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 31st day of December, 1998.


                                 ADVANTAGE MARKETING SYSTEMS, INC.
                                 (Registrant)


                                 By: /s/ JOHN W. HAIL
                                    ------------------------------------------
                                         John W. Hail, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                              TITLE                          DATE
     ---------                              -----                          ----
/s/ JOHN W. HAIL                Chairman of the Board, Chief         December 31, 1998
------------------------------  Executive Officer and Director
John W. Hail


/s/ CURTIS H. WILSION, SR.      Vice-Chairman of the Board           December 31, 1998
------------------------------  and Director
Curtis H. Wilson, Sr.


/s/ ROGER P. BARESEL            President, Chief Financial           December 31, 1998
------------------------------  Officer and Director
Roger P. Baresel


/s/ R. TERREN DUNLAP            Director                             December 31, 1998
------------------------------
R. Terren Dunlap


/s/ HARLAND C. STONECIPHER      Director                             December 31, 1998
------------------------------
Harland C. Stonecipher


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